Exhibit 4.1
BLOOM ENERGY CORPORATION
THE GUARANTORS PARTY HERETO,
as Guarantors
AND
U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Agent
AMENDED AND RESTATED INDENTURE
Dated as of April 20, 2020
10.0% Convertible Senior Secured Notes due 2021

TABLE OF CONTENTS
Page
Article 1. DEFINITIONS    1
Section 1.01 Definitions    1
Section 1.02 References to Interest    34
Article 2. ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE
OF NOTES    34
Section 2.01 Designation and Amount    34
Section 2.02 Form of Notes    34
Section 2.03 Date and Denomination of Notes; Payments of Interest and
Defaulted Amounts    35
Section 2.04 Execution, Authentication and Delivery of Notes    38
Section 2.05 Exchange and Registration of Transfer of Notes; Restrictions on
Transfer; Depositary    38
Section 2.06 Mutilated, Destroyed, Lost or Stolen Notes    47
Section 2.07 Temporary Notes    48
Section 2.08 Cancellation of Notes Paid, Converted, Etc    48
Section 2.09 CUSIP Numbers    48
Section 2.10 Additional Notes; Repurchases    49
Section 2.11 Special Provisions for Affiliate Notes    49
Article 3. SATISFACTION AND DISCHARGE    50
Section 3.01 Satisfaction and Discharge    50
Article 4. PARTICULAR COVENANTS OF THE COMPANY AND THE
GUARANTORS    50
Section 4.01 Payment of Principal and Interest    50
Section 4.02 Maintenance of Office or Agency    51
Section 4.03 Appointments to Fill Vacancies in Trustee’s Capacity    51
Section 4.04 Provisions as to Paying Agent    51
Section 4.05 Existence    53
Section 4.06 Quarterly and Annual Reports and Rule 144A Information
Requirement    53
Section 4.07 Stay, Extension and Usury Laws    56
Section 4.08 Compliance Certificate; Statements as to Defaults    56
Section 4.09 Further Instruments and Acts    56
Section 4.10 Restrictive Legend    56
Section 4.11 Qualified IPO    57
Section 4.12 Lock-up Release Date    57
Section 4.13 Limitation on Investments    57
Section 4.14 Maintenance of Collateral    58

Section 4.15 Adjustment to Conversion Rate    58
Section 4.16 Mortgages    58
Section 4.17 Additional Guarantors    59
Section 4.18 Further Assurances    59
Section 4.19 Intercreditor Agreement    60
Section 4.20 Use of Proceeds of Revenue Notes    60
Section 4.21 Delaware Property Security    60
Section 4.22 Repurchase or Redemption Upon Consummation of Certain
Transactions    60
Section 4.23 Limitation on Payments With Respect to Indebtedness    62
Section 4.24 Limitation on Restricted Payments    62
Section 4.25 Limitation on Liens on, and Transfers of, Intellectual Property    62
Section 4.26 Additional Information Rights    62
Section 4.27 The Requisite Stockholder Approval    63
Article 5. LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE
TRUSTEE    63
Section 5.01 Lists of Holders    63
Section 5.02 Preservation and Disclosure of Lists    63
Article 6. DEFAULTS AND REMEDIES    64
Section 6.01 Events of Default    64
Section 6.02 Acceleration; Rescission and Annulment    66
Section 6.03 Payments of Notes on Default; Suit Therefor    67
Section 6.04 Additional Interest    69
Section 6.05 Application of Monies Collected by Trustee    70
Section 6.06 Proceedings by Holders    70
Section 6.07 Proceedings by Trustee    71
Section 6.08 Remedies Cumulative and Continuing    72
Section 6.09 Direction of Proceedings and Waiver of Defaults by Holders    72
Section 6.10 Notice of Defaults    73
Section 6.11 Undertaking to Pay Costs    73
Article 7. CONCERNING THE TRUSTEE    73
Section 7.01 Duties and Responsibilities of Trustee    73
Section 7.02 Reliance on Documents, Opinions, Etc    76
Section 7.03 No Responsibility for Recitals, Etc    77
Section 7.04 Trustee, Paying Agents, Conversion Agents, Collateral Agent or
Note Registrar May Own Notes    77
Section 7.05 Monies to Be Held in Trust    77
Section 7.06 Compensation and Expenses of Trustee    77
Section 7.07 Officer’s Certificate as Evidence    78
Section 7.08 Eligibility of Trustee    78
Section 7.09 Resignation or Removal of Trustee    79
ii

Section 7.10 Acceptance by Successor Trustee    80
Section 7.11 Succession by Merger, Etc    80
Section 7.12 Trustee’s Application for Instructions from the Company    81
Article 8. CONCERNING THE HOLDERS    81
Section 8.01 Action by Holders    81
Section 8.02 Proof of Execution by Holders    82
Section 8.03 Who Are Deemed Absolute Owners    82
Section 8.04 Company-Owned Notes Disregarded    82
Section 8.05 Revocation of Consents; Future Holders Bound    83
Article 9. HOLDERS’ MEETINGS    83
Section 9.01 Purpose of Meetings    83
Section 9.02 Call of Meetings by Trustee    83
Section 9.03 Call of Meetings by Company or Holders    84
Section 9.04 Qualifications for Voting    84
Section 9.05 Regulations    84
Section 9.06 Voting    85
Section 9.07 No Delay of Rights by Meeting    85
Article 10. SUPPLEMENTAL INDENTURES    85
Section 10.01 Supplemental Indentures Without Consent of Holders    85
Section 10.02 Supplemental Indentures with Consent of Holders    87
Section 10.03 Effect of Amendments, Supplements Or Waivers    88
Section 10.04 Notation on Notes    88
Section 10.05 Evidence of Compliance of Amendment, Supplement Or Waiver to
Be Furnished Trustee    88
Article 11. CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE    89
Section 11.01 Company May Consolidate, Etc. on Certain Terms    89
Section 11.02 Successor Corporation to Be Substituted    89
Article 12. IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND
DIRECTORS    90
Section 12.01 Indenture and Notes Solely Corporate Obligations    90
Article 13. REDEMPTION    90
Section 13.01 Provisional Redemption    90
Section 13.02 Optional Redemption.    91
Section 13.03 Change of Control Redemption    92
Section 13.04 Redemption Procedures    92
Section 13.05 No Sinking Fund    93
iii

Article 14. CONVERSION OF NOTES    94
Section 14.01 Conversion upon Change of Control prior to the Qualified IPO    94
Section 14.02 Conversion on or after the earlier to occur of the Qualified IPO and
September 1, 2020    94
Section 14.03 Conversion Procedure; Settlement Upon Conversion    95
Section 14.04 Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change on or after the Qualified IPO or a
Provisional Redemption    98
Section 14.05 Adjustment of Conversion Rate    100
Section 14.06 Adjustments of Prices    112
Section 14.07 Shares to Be Reserved    112
Section 14.08 Effect of Recapitalizations, Reclassifications and Changes of the
Common Stock    112
Section 14.09 Certain Covenants    114
Section 14.10 Responsibility of Trustee    115
Section 14.11 Notice to Holders Prior to Certain Actions    115
Section 14.12 Shareholder Rights Plans    116
Section 14.13 Cash Settlement of Conversions to Satisfy Stock Exchange Listing
Requirements    116
Article 15. REPURCHASE OF NOTES AT OPTION OF HOLDERS    116
Section 15.01 Repurchase at the Option of Holders on the Specified Repurchase
Date 116
Section 15.02 Repurchase at Option of Holders Upon a Fundamental Change on
or after the Qualified IPO    118
Section 15.03 Repurchase at Option of Holders Upon a Change of Control Prior
to the Qualified IPO    119
Section 15.04 Withdrawal of Fundamental Change Repurchase Notice, Specified
Repurchase Date Notice or Change of Control Repurchase Notice    121
Section 15.05 Deposit of Fundamental Change Repurchase Price, Specified
Repurchase Date Price and Change of Control Repurchase Price    121
Section 15.06 Covenant to Comply with Applicable Laws Upon Repurchase of
Notes 122
Section 15.07 Repurchase Procedures    123
Article 16. GUARANTEES    125
Section 16.01 Note Guarantees    125
Section 16.02 Execution and Delivery of Note Guarantee    126
Section 16.03 Guarantors may Consolidate, etc., on Certain Terms    126
Section 16.04 Release of Note Guarantees    127
Section 16.05 Limitation on Guarantor Liability    127
Section 16.06 “Trustee” to Include Paying Agent    128
iv

Article 17. COLLATERAL AND SECURITY    128
Section 17.01 Security Documents    128
Section 17.02 Recording and Opinions    128
Section 17.03 Release of Collateral    129
Section 17.04 Specified Releases of Collateral    130
Section 17.05 Release upon Satisfaction and Discharge or Amendment    131
Section 17.06 Form and Sufficiency of Release and Subordination    131
Section 17.07 Purchaser Protected    132
Section 17.08 Authorization of Actions to be Taken by the Collateral Agent
Under the Security Documents    132
Section 17.09 Authorization of Receipt of Funds by the Trustee Under the
Security Documents    133
Section 17.10 Action by the Collateral Agent    134
Section 17.11 Compensation and Indemnity    134
Section 17.12 Post-Closing Collateral    136
Article 18. MISCELLANEOUS PROVISIONS    136
Section 18.01 Provisions Binding on Company’s Successors    136
Section 18.02 Official Acts by Successor Corporation    136
Section 18.03 Addresses for Notices, Etc    136
Section 18.04 Governing Law; Jurisdiction    137
Section 18.05 Evidence of Compliance with Conditions Precedent; Certificates
and Opinions of Counsel to Trustee    137
Section 18.06 Legal Holidays    138
Section 18.07 Intercreditor Agreement    138
Section 18.08 Benefits of Indenture    138
Section 18.09 Table of Contents, Headings, Etc    138
Section 18.10 Authenticating Agent    138
Section 18.11 Execution in Counterparts    139
Section 18.12 Severability    140
Section 18.13 Waiver of Jury Trial    140
Section 18.14 Force Majeure    140
Section 18.15 Calculations    140
Section 18.16 USA PATRIOT Act    140
EXHIBITS
Exhibit A    Form of Note    A-1
Exhibit B    Form of Restriction Agreement    B-1
Exhibit C    Form of Supplemental Indenture    C-1
Exhibit D    Form of Notation of Guarantee    D-1
Exhibit E    Form of Intercreditor Agreement    E-1
Exhibit F    Existing Servicing Agreements    F-1
Exhibit G    Updated Make-Whole Table    G-1
v

AMENDED AND RESTATED INDENTURE dated as of April 20, 2020, among BLOOM ENERGY CORPORATION, INC., a Delaware corporation, as issuer (the “Company,” as more fully set forth in Section 1.01), the Guarantors (as defined herein) from time to time party hereto and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee,” as more fully set forth in Section 1.01) and as collateral agent (in such capacity, the “Collateral Agent,” as more fully set forth in Section 1.01).
W I T N E S E T H:
WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its 10.0% Convertible Senior Secured Notes due 2021 (the “Notes”), and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture;
WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice, Form of Specified Repurchase Date Notice, Form of Change of Control Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided; and
WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Company, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company and the Guarantors, if any, covenant and agree with the Trustee and the Collateral Agent for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:
ARTICLE 1.
DEFINITIONS
Section 1.01 Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

“2020 Financing Transaction” means the 2020 Secured Notes and any other
Indebtedness the proceeds of which are used in whole or in part to repurchase, redeem or offer to repurchase or redeem any Notes, which Indebtedness will be secured by 2020 Transaction Collateral.
“2020 Financing Transaction Date” means, with respect to each 2020 Financing Transaction, the date on which such 2020 Financing Transaction has been consummated.
“2020 Released Collection Account” means, with respect to each 2020 Financing Transaction, the account to be opened at an account bank selected by the Company in which solely the proceeds of the applicable 2020 Released Servicing Payments in connection with such 2020 Financing Transaction, and any interest or other investment income earned on amounts in such account, shall be deposited (and any permitted account in replacement thereof).
“2020 Released Servicing Agreements” means, with respect to each 2020 Financing Transaction, all Existing Servicing Agreements identified by the Company in the certification to the Trustee referred to below that are to be excluded and released from the Collateral concurrently with such 2020 Financing Transaction in accordance with Section 17.03(c); provided that the Company shall certify to the Trustee that the ratio of (a) the aggregate cash flow payable to the Company pursuant to such 2020 Released Servicing Agreements as in effect as of the date hereof to (b) the aggregate cash flow payable to the Company pursuant to the Existing Servicing Agreements as in effect as of the date hereof, expressed as a percentage, does not exceed the applicable Release Percentage with respect to such 2020 Released Agreements.
“2020 Released Servicing Payments” means, with respect to each 2020 Financing Transaction, any and all cash flows payable as servicing, operations and maintenance, warranty or similar fees under the applicable 2020 Released Servicing Agreements on or after the applicable 2020 Financing Transaction Date (or such later date as provided in the documents governing the applicable 2020 Financing Transaction).
“2020 Secured Notes” means the Company’s 10.25% Senior Secured Notes due 2027, to be issued pursuant to a Note Purchase Agreement, dated as of March 31, 2020, among the Company and the investors named therein, the first $70.0 million of which notes are issued under the indenture (the form of which is attached to such Note Purchase Agreement) within 60 days of the date hereof; provided that such indenture includes an accordion or reopener provision permitting at least $150.0 million of senior secured notes (including the initial $70.0 million) issued thereunder to be secured by the 2020 Transaction Collateral.
“2020 Transaction Collateral” means, with respect to each 2020 Financing Transaction: (a) the applicable 2020 Released Collection Account; (b) any and all money, cash, checks, funds, Financial Assets, Securities Account Investment Property or other property or assets on deposit in or credited to the applicable 2020 Released Collection Account; (c) the applicable 2020 Released Servicing Payments; (d) any and all of the contractual rights of the Company under the applicable 2020 Released Servicing Agreements, including the right to receive the 2020
Released Servicing Payments thereunder, including any and all Receivables; and (e) all proceeds of the foregoing; provided that (i) any of the funds released by the trustee or other paying agent, as applicable, from any 2020 Released Collection Account in accordance with the documents governing the applicable 2020 Financing Transaction shall not constitute “2020 Transaction Collateral” and shall be directed by the Company to an account subject to a Deposit Account Control Agreement in favor of the Collateral Agent and (ii) the documents governing the applicable 2020 Financing Transaction shall provide for the release of funds, free and clear of all Liens, from each 2020 Released Collection Account on terms no less favorable to the Company in any respect than the corresponding terms in the indenture governing the Revenue Notes (it being acknowledged and agreed that the provisions of the documents governing the 2020 Secured Notes providing for such release are on terms no less favorable to the Company in any respect than the corresponding terms in the indenture governing the Revenue Notes).
“5% Convertible Notes” means the Company’s 5.0% Amended and Restated Subordinated Secured Convertible Promissory Note due 2020 (originally 8% Subordinated Convertible Promissory Notes due 2018), dated January 18, 2018.
“Account” means, with respect to a Person, any of such Person’s now owned and hereafter acquired or arising “accounts”, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, and “Accounts” means, with respect to any such Person, all of the foregoing.
“Acquisition” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person (but excluding any merger effected solely for the purpose of reincorporating into another state), or any other corporate reorganization (any of such transactions or series of such transactions, a “combination transaction”), in which the stockholders of the Company immediately prior to such combination transaction, own less than 50% of the voting power of the surviving or successor entity or its parent immediately after such combination transaction, (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred (excluding any such transaction to the extent it does not also involve the transfer of the economic rights associated with a majority of the Common Stock on a fully-diluted basis) or (iii) any sale, lease, or other disposition of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof, nor the transfer by any shareholder of shares of the Company’s capital stock to any third party in a transaction or series of related transactions to which the Company is not a party, shall be deemed an Acquisition.
“Additional Interest” means all amounts, if any, payable pursuant to Section 4.10 and Section 6.04, as applicable.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.10 hereof, as part of the same series as the Notes issued as Initial Notes.
“Additional Shares” shall have the meaning specified in Section 14.04(a).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Affiliate Note” means each Physical Note, if any, issued to, and registered in the name of, any Affiliate of the Company and each Note issued in exchange of, or in substitution for, such Physical Note; provided, however, that a Note that is an Affiliate Note will cease to be an Affiliate Note at such time, if any, that (a) either (i) such Note is eligible for resale pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; (ii) such Note is sold or otherwise transferred pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer; (iii) such Note is sold or otherwise transferred pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Note ceases to constitute a “restricted security” (as defined in Rule 144); and (b) the Company has received such certificates or other documentation or evidence as the Company may reasonably require in order to establish that (x) the Holder or beneficial owner of such Note is not, and was not at any time during the preceding three (3) months, an Affiliate of the Company; and (y) at least one of the conditions set forth in clause (a) above has been satisfied. For the avoidance of doubt, a PIK Note will be deemed to be an Affiliate Note if such PIK Note is issued in respect of PIK Interest on any Affiliate Note. The Trustee will have no obligation to determine or verify whether a Note is an Affiliate Note.
“Affiliate Share” means each share of Common Stock issued upon conversion of an Affiliate Note, and each other share of Common Stock issued in exchange thereof, or in substitution therefor; provided, however, that a share of Common Stock that is an Affiliate Share will cease to be an Affiliate Share at such time, if any, that (a) either (i) such share is eligible for resale pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; (ii) such share is sold or otherwise transferred pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer; (iii) such share is sold or otherwise transferred pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such share ceases to constitute a “restricted security” (as defined in Rule 144); and (b) the Company has received such certificates or other documentation or evidence as the Company may reasonably require in order to establish that (x) the holder or beneficial owner of such share is not, and was not at any time during the preceding three (3) months, an Affiliate of the Company; and (y) at least one of the conditions set forth in clause (a) above has been satisfied. The Trustee will have no obligation to determine or verify whether any share of Common Stock is an Affiliate Share.
“Applicable Percentage” means, for any Redemption Date with respect to which the Applicable Premium is included in the redemption price, (i) 0%, if such Redemption Date occurs after the date hereof and on or prior to the six-month anniversary of the date hereof, (ii) 25%, if such Redemption Date occurs after the six-month anniversary of the date hereof and on or prior to the nine-month anniversary of the date hereof, (iii) 50% if such Redemption Date occurs after the nine-month anniversary of the date hereof and on or prior to the 13-month anniversary of the date hereof, and (iv) 100% if such Redemption Date occurs at any time thereafter.
“Applicable Premium” means, for any Redemption Date with respect to which the Applicable Premium is included in the redemption price, an amount equal to:
(1)the present value, as of such Redemption Date, of all regularly scheduled interest payments due on such Note on each Interest Payment Date occurring after such Redemption Date and on or before the Maturity Date, such present value to be computed using a discount rate equal to the Treasury Rate as of such Optional Redemption Date plus fifty (50) basis points; provided, however, that, for these purposes, the amount of interest due on the Interest Payment Date immediately after such Optional Redemption Date will be deemed to be the following amount: (A) if such Optional Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, zero (and, for the avoidance of doubt, interest due on such Interest Payment Date will be paid in accordance with the proviso to Section 13.02(c)); and (B) in all other cases, the full amount of interest due on such Note on the Interest Payment Date immediately after such Optional Redemption Date, less an amount equal to the Stated Interest that has accrued on such Note from, and including, the Interest Payment Date immediately before such Redemption Date to, but excluding, such Optional Redemption Date; multiplied by
(2)the Applicable Percentage.
The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.
“Applicable Rate” means 10.0% per year.
“Available Eligible Assets” shall have the meaning specified in Section 4.14.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.
“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.
“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Book Value” with respect to any asset or liability of a Person on any date shall mean the net value of such asset or liability that would be reflected on a balance sheet of such Person on such date prepared in accordance with GAAP, net of deductions and contra-asset and contra-liability accounts that would be properly reflected in accordance with GAAP.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in New York City or, with respect to any payment on a Note, the place of payment, are authorized or required by law, regulation or executive order to close or remain closed.
“Calculation Period” shall have the meaning specified in the definition of “Transaction Price.”
“Capital Lease Obligation” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock, limited liability company interests or other equity interests issued by that entity, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.
“Cash Interest” shall have the meaning specified in Section 2.03(c)(i).
“Change of Control” means (i) any combination transaction in which the stockholders of the Company immediately prior to such combination transaction, own less than 50% of the voting power of the surviving or successor entity or its parent immediately after such combination transaction, (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred,
(iii)any sale, lease, or other disposition of all or substantially all of the assets of the Company or
(iv)the adoption of a plan by the Company’s shareholders relating to the Company’s dissolution or liquidation in accordance with the Company’s organizational documents. Notwithstanding the foregoing, no transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof, nor the transfer by any shareholder of shares of the Company’s capital stock to any third party in a transaction or series of related transactions to which the Company is not a party, shall be deemed a Change of Control.
“Change of Control Company Notice” shall have the meaning specified in Section 15.03(b).
“Change of Control Conversion Obligation” shall have the meaning specified in Section 14.01.
“Change of Control Conversion Rate” shall have the meaning specified in Section 14.01.
“Change of Control Effective Date” shall have the meaning specified in Section 14.01. 6

“Change of Control Maximum Conversion Price” means $1,000 divided by the Change of Control Maximum Conversion Rate (taken out to eight decimal places).
“Change of Control Maximum Conversion Rate” shall have the meaning specified in Section 14.05.
“Change of Control Redemption” shall have the meaning specified in Section 13.03.
“Change of Control Redemption Notice,” with respect to a Change of Control Redemption Right Event, shall mean the Company’s notice to all Holders of Notes, the Trustee, the Conversion Agent (if other than the Trustee) and the Paying Agent (in the case of a Paying Agent other than the Trustee) specifying whether the Company elects to make, or irrevocably elects not to make, a Change of Control Redemption in connection with such Change of Control Redemption Right Event. If the Company elects to make a Change of Control Redemption in connection with such Change of Control Redemption Right Event, such notice shall also state the Change of Control Redemption Price.
“Change of Control Redemption Price” means per $1,000 principal amount of Notes (i) in the event that the shares of Series G Preferred Stock remain outstanding following the Change of Control Redemption Right Event, a number of shares of a new series of preferred stock of the Company or the surviving company in such Change of Control Redemption Right Event, as applicable, equal to the then-applicable Change of Control Maximum Conversion Rate with terms identical to the terms of the Series G Preferred Stock (other than (a) the conversion rate for the conversion of such new series of preferred stock into Common Stock, which shall be initially on a one-to-one basis, and (b) liquidation preference, which shall be equal to the Change of Control Maximum Conversion Price for such Change of Control Redemption Right Event) and/or (ii) in the event that the shares of Series G Preferred Stock are converted into consideration consisting of cash, securities or property in connection with such Change of Control Redemption Right Event, the same amount and mix of such consideration issuable upon conversion of such Series G Preferred Stock (for this purpose assuming that each $1,000 principal amount of the Notes converts into a number of shares of Series G Preferred Stock equal to $1,000 multiplied by the quotient equal to (x) the then-applicable Change of Control Maximum Conversion Rate (expressed as a fraction, the numerator of which is the number of shares of Common Stock issuable at such Change of Control Maximum Conversion Rate and denominator of which is $1,000 in principal amount of Notes) divided by (y) the then-applicable number of shares of Common Stock issuable upon conversion of each share of Series G Preferred Stock), as determined by the Company in a good faith and commercially reasonable manner.
“Change of Control Redemption Right Event” means the occurrence or effectiveness prior to the Qualified IPO of a Change of Control that constitutes a bona fide business transaction to which the Company is a party involving an Acquisition that is not effected for the principal purpose of raising capital or causing a change in the Company’s capital structure.
“Change of Control Repurchase Date” shall have the meaning specified in Section 15.03(a).

“Change of Control Repurchase Expiration Time” shall have the meaning specified in Section 15.07(a)(i).
“Change of Control Repurchase Notice” shall have the meaning specified in Section 15.07(a)(i).
“Change of Control Repurchase Price” shall have the meaning specified in Section 15.03(a).
“Clause A Distribution” shall have the meaning specified in Section 14.05(c). “Clause B Distribution” shall have the meaning specified in Section 14.05(c). “Clause C Distribution” shall have the meaning specified in Section 14.05(c). “close of business” means 5:00 p.m. (New York City time).
“Collateral” has the meaning ascribed to such term in the Security Documents.
“Collateral Agent” means U.S. Bank National Association in its capacity as collateral agent under the Security Documents, together with its successors in such capacity.
“Collateral Value”, as of a date, means the sum, without duplication, as reasonably determined by the Company in a good faith manner, of (i) the Book Value of the Eligible Assets owned by the Company (excluding the equity interests of Pledged Foreign Subsidiaries and Guarantors) that secure the Notes pursuant to a perfected (under U.S. law) first priority Lien for the benefit of the Holders, (ii) the Book Value of Eligible Assets owned by Guarantors (excluding the equity interests of Pledged Foreign Subsidiaries and other Guarantors) that secure the Notes pursuant to a perfected first priority Lien for the benefit of the Holders, (iii) 65% of the Book Value of the assets of the Pledged Foreign Subsidiaries, net of the liabilities of the Pledged Foreign Subsidiaries (provided that there shall be excluded from such calculation any Pledged Foreign Subsidiary with a net Book Value on such date that is less than zero) and (iv) the deemed Book Value (determined as hereinafter provided) of the portion of Eligible Assets consisting of Intellectual Property owned by the Company or any Subsidiary that secure the Notes pursuant to a perfected (under U.S. law) first priority Lien for the benefit of the Holders (subject to any Intercreditor Agreement in respect thereof entered into in compliance with the Indenture Documents). For purposes of the foregoing, the Book Value of Eligible Assets consisting of Intellectual Property owned by the Company on the Issue Date shall be deemed to be $200 million. After the Issue Date, the deemed Book Value of assets consisting of Intellectual Property owned by the Company or any Subsidiary shall be, as reasonably determined by the Company in a good faith manner, deemed to be (a) decreased by the fair market value of any such Intellectual Property or rights in such Intellectual Property that are assigned, exclusively licensed, licensed outside the ordinary course of business, sold, conveyed or otherwise transferred to another party by the Company or such Subsidiary, as applicable, (b) increased by the fair market value of any such Intellectual Property or rights in such Intellectual Property that are assigned, exclusively licensed, licensed outside the ordinary course of business, sold, conveyed or otherwise transferred to the Company or such Subsidiary, as applicable, by the Company or a Subsidiary of the Company, as the case may be, and

(c) decreased by the Book Value of any Indebtedness secured by a Lien on Intellectual Property that is not for the benefit of the Holders in their capacities as such.
“combination transaction” shall have the meaning specified in the definition of Acquisition.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“Common Stock” means, for all purposes of conversion, the Class B Common Stock, par value $0.0001 per share, of the Company; provided, however, that, when appropriate, Common Stock will include any class of common stock into which the Class B Common Stock is convertible, including, without limitation, for purposes of the definitions of Fundamental Change and Last Reported Sale Price, subject to Section 14.08.
“Company” shall have the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.
“Company Order” means a written order of the Company, signed by one of its Officers and delivered to the Trustee.
“Competitor” means a competitor of the Company, as reasonably determined by the Company within five (5) Business Days after any request by a Holder for such determination to be made.
“Conversion Agent” shall have the meaning specified in Section 4.02. “Conversion Date” shall have the meaning specified in Section 14.03(c). “Conversion Obligation” shall have the meaning specified in Section 14.02.
“Conversion Price” means as of any time, $1,000, divided by the Conversion Rate as of such time.
“Conversion Rate” shall have the meaning specified in Section 14.02.
“Corporate Trust Office” means the designated office of the Trustee at which at any time its corporate trust business shall be administered for purposes of this Indenture, which office at the Issue Date is located at 633 West Fifth Street, Los Angeles, CA 90071,
Attn: B. Scarbrough (Bloom Energy Corporation Convertible Senior Secured Notes due 2021), or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“CPP Investments” means The Canada Pension Plan Investment Board.
“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the Global Notes, or any successor entity appointed by the Company as custodian for the Depositary under this Indenture.
“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.
“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Provisional Redemption Price, principal and interest) that are payable but are not punctually paid or duly provided for.
“Delaware Property” means the land, building and other improvements located at 200 Christina Parkway, Newark, Delaware 19713 and subject to that certain Ground Lease by and between 1743 Holdings, LLC, as landlord, and Diamond State Generation Partners, LLC, as tenant.
“Delaware Property Mortgage” shall mean a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on the Delaware Property to secure the Obligations. The Delaware Property Mortgage shall be in form and substance substantially the same as the mortgage on the Delaware Property on the date hereof, with such modifications as the Issuer reasonably determines are appropriate after consultation with beneficial owners of the Notes representing at least the Minimum Principal Amount. The Trustee shall have no obligation to review or approve the form or substance of the Delaware Property Mortgage.
“Delaware Property Release Date” means the first date on which the Delaware Property is not encumbered by a mortgage in favor of a party other than the Collateral Agent.
“Deposit Account Control Agreement” has the meaning specified in the Security Agreement.
“Depositary” means, with respect to each Global Note, the Person specified in Section 2.05(c) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.
“Determination Date” has the meaning set forth in the definition of “Permitted Investments.”
“Disputing Holders” shall have the meaning specified in the definition of Transaction Price.
“Distributed Property” shall have the meaning specified in Section 14.05(c). “DTC” shall mean The Depository Trust Company, a New York corporation.

“Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange, in the applicable market or otherwise, regular way, reflecting the relevant share split or share combination, as applicable.
“Eligible Assets” means all assets of the Company and the Guarantors (whether currently owned or acquired after the date of this Indenture) excluding (a) property as to which Liens are outstanding on the Issue Date to holders of debt for borrowed money, capital lease obligations or purchase money indebtedness (other than (i) Silicon Valley Bank, including pursuant to the Loan and Security Agreement, dated as of March 30, 2012, by and between Silicon Valley Bank and Bloom Energy Corporation and (ii) Liens arising under the Security Documents) so long as such Liens are in effect, (b) any Capital Stock outstanding on the Issue Date and pledged to holders of debt for borrowed money, capital lease obligations or purchase money indebtedness (other than (i) Silicon Valley Bank, including pursuant to the Loan and Security Agreement, dated as of March 30, 2012, by and between Silicon Valley Bank and Bloom Energy Corporation and (ii)Liens arising under the Security Documents) so long as such Liens are in effect, (c) Capital Stock in PPA Companies, (d) any Capital Stock in any Foreign Subsidiary of the Company to the extent that the pledge of such Capital Stock would cause the amount of Capital Stock of such Foreign Subsidiary pledged to secure obligations of the Company to exceed 65% of the outstanding combined voting power of all classes of voting equity interests in such Foreign Subsidiary, (e) any Capital Stock in any Project Entities, (f) following the release of the security interest of the Collateral Agent therein pursuant to Section 17.04(a)(v), Intellectual Property and (g) Excluded Assets (as defined in the Security Agreement).
“Equity Offering” means a primary public or private offering of Capital Stock of the Company (excluding, for avoidance of doubt, a public offering registered on Form S-4 or Form S-8).
“Event of Default” shall have the meaning specified in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Debt” means (i) the Notes (other than any Additional Notes issued after the date hereof), (ii) Existing Noteholder Debt, (iii) with respect to any 2020 Financing Transaction debt facility with respect to which at least $70.0 million in aggregate principal amount of Indebtedness has been issued, the next $80.0 million in aggregate principal amount of Indebtedness issued under the accordion, incremental facility or reopener provision, if any, of such 2020 Financing Transaction debt facility, (iv) Indebtedness incurred pursuant to an unsecured working capital facility in an aggregate principal amount not to exceed $25.0 million at any time outstanding, and (v) all Indebtedness (other than Indebtedness described in clauses (i), (ii), (iii) and (iv) above) existing on the date hereof.
“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange, in the applicable market or otherwise, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange, market or otherwise (in the form of due bills or otherwise) as determined by such exchange, market or otherwise.

“Existing Noteholder Debt” means up to $30.0 million in aggregate principal amount of Additional Notes issued to any beneficial owner of Notes as of the date hereof (or their respective Affiliates).
“Existing Preferred Stock” shall have the meaning specified in Section 4.15.
“Existing Servicing Agreements” means each of the agreements listed on Exhibit F, including any and all amendments thereto and any and all Replacement Servicing Agreements.
“Extraordinary Transaction” shall mean (i) any transfer of Eligible Assets outside the ordinary course of business and (ii) any material loss or destruction of Eligible Assets from fire, hazard or other calamity to the extent that the Company or any Subsidiary of the Company does not have the benefit of insurance to cover such loss. For the avoidance of doubt, and without limiting the generality of the foregoing, one or more dispositions of inventory to customers or dispositions of obsolete or worn-out equipment, in each case, consistent with the Company’s past practice, shall not constitute an Extraordinary Transaction.
“Financial Assets” means any “financial asset”, as such term is defined in the UCC, now owned or hereafter acquired by any Person.
“Financial Statement Availability Date” with respect to any fiscal quarter, shall mean
(i)prior to a Qualified IPO, the 45th calendar day following the end of such fiscal quarter and
(ii)after a Qualified IPO, the date on which a 10-Q or 10-K containing financial statements for such fiscal quarter is first filed with the Commission.
“Foreign Subsidiary” means, with respect to any Person, (a) any direct or indirect Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and is a “controlled foreign corporation” for U.S. federal income tax purposes, (b) any direct or indirect Subsidiary of such Person if substantially all of its assets consists of Capital Stock of one or more direct or indirect Subsidiaries described in clause (a) of this definition or of such Capital Stock and intercompany obligations of such Subsidiaries described in clause (a) of this definition or (c) any Subsidiary of a Subsidiary described in clauses (a) or (b) of this definition.
“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 5 to the Form of Note attached hereto as Exhibit A.
“Form of Change of Control Repurchase Notice” means the “Form of Change of Control Repurchase Notice” attached as Attachment 4 to the Form of Note attached hereto as Exhibit A.
“Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.
“Form of Note” means the “Form of Note” attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.
“Form of Specified Repurchase Date Notice” means the “Form of Specified Repurchase Date Notice” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.
“Fundamental Change” shall be deemed to have occurred if any of the following occurs on or after the Qualified IPO and prior to the Maturity Date:
(a)other than as described in clause (b) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its direct or indirect Wholly-Owned Subsidiaries and the employee benefit plans of the Company and its direct or indirect Wholly-Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity;
(b)the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation, merger or similar transaction involving the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (iii) any sale, conveyance, lease or other transfer or similar transaction in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect Wholly-Owned Subsidiaries; provided, however, that a transaction described in clause (i) or (ii) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);
(c)the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
(d)the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any Permitted Exchange;
provided, however, that a transaction or transactions described in clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by holders of the Common Stock, excluding cash payments for fractional shares and cash payments made in respect of statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any Permitted

Exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes Reference Property for the Notes, excluding cash payments for fractional shares and cash payments made pursuant to statutory appraisal rights (subject to the provisions set forth under Section 14.03).
If any transaction occurs in which the Common Stock is converted into, or exchanged for, Reference Property consisting of Common Equity of another entity, following completion of the related Make-Whole Fundamental Change Period, if any, references to the Company in the definition of “Fundamental Change” above shall instead be references to such other entity.
“Fundamental Change Company Notice” shall have the meaning specified in Section 15.02(b).
“Fundamental Change Repurchase Expiration Time” shall have the meaning specified in Section 15.07(a)(i).
“Fundamental Change Repurchase Date” shall have the meaning specified in Section 15.02(a).
“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 15.07(a)(i).
“Fundamental Change Repurchase Price” shall have the meaning specified in Section 15.02(a).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Notwithstanding the foregoing, for purposes of determining compliance with any provision herein, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.
“Global Note” shall have the meaning specified in Section 2.05(b).
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(a)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)    entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means (a) each Subsidiary of the Company that is not a Foreign Subsidiary and that executes and delivers this Indenture on the Issue Date, and (b) each Subsidiary of the Company that (i) executes a supplemental indenture with the Company and the Trustee substantially in the form of Exhibit C attached hereto and delivers it to the Trustee, pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Company’s Obligations under the Indenture Documents on the terms set forth in this Indenture and the Security Documents until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture and (ii) that takes such actions as are necessary to grant to the Collateral Agent for the benefit of the Holders a first priority perfected security interest, subject to Permitted Priority Liens and the Intercreditor Agreement, in the assets of such Subsidiary, only to the extent such assets would be required to be pledged as Collateral assuming such Subsidiary were a Grantor (as defined in the Security Agreement) under the Security Agreement (provided, however, that for the avoidance of doubt, such Subsidiary shall not be a Guarantor for purposes of the definition of Permitted Investment if prohibitions imposed by such Subsidiary’s organizational documents or governing documents, including such Subsidiary’s agreements with stockholders, partnership agreements, limited liability company agreements or similar instruments, materially restrict the ability of such Subsidiary to pledge such Collateral that would, absent such prohibition, be pledged pursuant to the Security Agreement), including the filing of financing statements in such jurisdictions as may be required by the Security Documents or by law and, in each case, their respective successors and assigns.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(a)interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(b)other agreements or arrangements designed to manage interest rates or interest rate risk; and
(c)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Holder,” as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means any Person in whose name at the time a particular Note is registered on the Note Register.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)the principal (or, with respect to such Indebtedness issued with original issue discount, the accreted value) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
(b)all Capital Lease Obligations of such Person;
(c)the principal component of all obligations of such Person issued or assumed as the deferred purchase price of property due more than one year after such property is acquired, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement to the extent of the value of such property (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);
(d)all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th day following payment on the letter of credit);
(e)to the extent not otherwise included in this definition, Hedging Obligations of such Person;
(f)all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and
(g)all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured, if, and to the extent, with respect to clauses (a), (b), (c) and (e) only, any of the preceding items referred to in clauses (a), (b), (c) and (e) would appear as a liability upon the balance sheet of the specified Person in accordance with GAAP; provided that Indebtedness shall not include deemed Indebtedness pursuant to Accounting Standards Codification 825 or 480 (formerly SFAS Nos. 133 or 150, respectively).
“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.

“Indenture Documents” means this Indenture, the Notes, the Note Guarantees and the Security Documents.
“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.
“Initial Notes” the first $160,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.
“Intercreditor Agreement” means an intercreditor agreement in the form attached as Exhibit E to this Indenture.
“Interest Payment Date” means each January 1, February 1, March 1, April 1, May 1, June 1, July 1, August 1, September 1, October 1, November 1 and December 1 of each year, beginning on February 1, 2016.
“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period).
“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.
“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations) and advances (other than loans, Guarantees, obligations and advances to the extent that they both (i) are due within 60 days from the date made or incurred and (ii) do not exceed $10,000,000 in the aggregate outstanding at any time of determination), capital contributions, purchases or other acquisitions for consideration of Capital Stock or other securities. For purposes of the third parenthetical in the immediately preceding sentence, in the event that one or more loans, Guarantees, obligations or advances excluded from the definition of Investment pursuant to such parenthetical is not repaid within 60 days from the date made or incurred, such loans, Guarantees obligations or advances not so repaid shall be deemed to be Investments as of the date originally made or incurred. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. The amount of all Investments (other than cash) will be the fair market value on the date of the transfer or issuance of the asset(s) or securities proposed to be transferred or issued by the Company or such Guarantor, as the case may be, pursuant to the Investment.
“Investment Collateral Value”, as of a Determination Date with respect to an Investment, means the sum, without duplication, as reasonably determined by the Company in a good faith manner, of (i) the Book Value of the Eligible Assets owned by the Company (excluding the equity interests of Pledged Foreign Subsidiaries and Guarantors) that secure the Notes pursuant to a perfected (under U.S. law) first priority Lien for the benefit of the Holders, (ii) the Book Value of Eligible Assets owned by Guarantors (excluding the equity interests of Pledged Foreign Subsidiaries and other Guarantors) that secure the Notes pursuant a perfected (under U.S. law) first priority Lien for the benefit of the Holders, (iii) 65% of the Book Value of the assets of the Pledged Foreign Subsidiaries, net of the liabilities of the Pledged Foreign Subsidiaries, in each case on a pro forma basis as of such Determination Date after giving effect to (x) such Investment and (y) any other investments and any Extraordinary Transactions following the latest Determination Date with respect to such Investment and prior to the time such Investment is consummated; provided that there shall be excluded from clause (iii) any Pledged Foreign Subsidiary with a pro forma net Book Value on the relevant Determination Date that is less than zero, and (iv) the deemed Book Value (determined as hereinafter provided) of the portion of Eligible Assets consisting of Intellectual Property owned by the Company or any Subsidiary that secure the Notes pursuant to a perfected first priority Lien for the benefit of the Holders (subject to any Intercreditor Agreement in respect thereof entered into in compliance with the Indenture Documents). For purposes of the foregoing, the Book Value of Eligible Assets consisting of Intellectual Property owned by the Company on the Issue Date shall be, as reasonably determined by the Company in a good faith manner, deemed to be $200 million. After the Issue Date, the deemed Book Value of assets consisting of Intellectual Property owned by the Company or any Subsidiary shall be deemed to be (a) decreased by the fair market value of any such Intellectual Property or rights in such Intellectual Property that are assigned, exclusively licensed, licensed outside the ordinary course of business, sold, conveyed or otherwise transferred to another party by the Company or such Subsidiary, as applicable,
(b)increased by the fair market value of any such Intellectual Property or rights in such Intellectual Property that are assigned, exclusively licensed, licensed outside the ordinary course of business, sold, conveyed or otherwise transferred to the Company or such Subsidiary, as applicable, by the Company or a Subsidiary of the Company, as the case may be, and
(c)decreased by the Book Value of any Indebtedness secured by a Lien on Intellectual Property that is not for the benefit of the Holders in their capacities as such.
“Issue Date” means December 15, 2015.
“Last Reported Sale Price” of the Common Stock or any other security on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Relevant Stock Exchange on which the Common Stock (or such other security) is then listed or admitted for trading. If the Common Stock or such other security is not listed for trading on a Relevant Stock Exchange on the relevant date, the “Last Reported Sale Price” shall be the average of the last quoted bid and ask prices for the Common Stock or such other security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock or such other security is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours. None of the Trustee, Collateral Agent, Paying Agent or Conversion Agent shall be responsible for monitoring the Last Reported Sale Price.
“Lien” means, with respect to any asset (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Lock-up Agreements” shall have the meaning specified in the definition of Lock-up Release Date.
“Lock-up Release Date” means the day that is the earliest of (i) the day that is 180 days following the date of the final prospectus for the Qualified IPO, (ii) if all executive officers, directors and shareholders of more than 1% of the Common Equity of the Company enter into customary lock-up agreements (the “Lock-up Agreements”) with the applicable underwriters in connection with the Qualified IPO, the earliest day on which any such lock-up agreements expire, (iii) if less than all executive officers, directors and shareholders of more than 1% of the Common Equity of the Company enter into Lock-up Agreements with the applicable underwriters in connection with the Qualified IPO, the day that the Qualified IPO is consummated and (iv) such date on which the Lock-up Agreements otherwise terminate or expire.
“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).
“Make-Whole Fundamental Change Effective Date” shall have the meaning specified in Section 14.04(c).
“Make-Whole Fundamental Change Period” shall have the meaning specified in Section 14.04(a).
“Make-Whole Provisions” shall have the meaning specified in Section 14.04(d).
“Make-Whole Table” means the make-whole table attached hereto as Exhibit G.

“Material Pledged Foreign Subsidiary” means any Pledged Foreign Subsidiary having assets with a book value in excess of $10,000,000.
“Maturity Date” means December 1, 2021.
“Maximum Initial Conversion Rate” shall have the meaning specified in Section 14.05.
“Minimum Principal Amount” means (a) from September 20, 2016 through March 31, 2017, at least 75% in aggregate principal amount of the Notes outstanding and (b) on and after April 1, 2017, (i) if no one Holder (or if the Notes are held in global form, an owner of a beneficial interest in the Global Note) owns more than 50% in aggregate principal amount of the Notes, then at least a majority in aggregate principal amount of the Notes then outstanding and (ii) in all other cases, at least 60% in aggregate principal amount of the Notes then outstanding. Upon request of the Trustee, the Company will certify to the Trustee as to whether any owner of a beneficial interest in a Global Note owns more than 50% in aggregate principal amount of the Notes (it being agreed that the Trustee shall have no obligation to determine whether a purported owner of a beneficial interest in a Global Note actually owns such interest).
“Mortgages” means a collective reference to each mortgage, deed of trust or deed to secure debt under which any Lien on the Premises or any other Collateral secured by and described in such mortgages, deeds of trust or deeds to secure debt is granted to secure any Indenture Obligations.
“Non-Material Real Property” means any fee interest in any real property with a fair market value (together with improvements thereof) as reasonably determined by the Company not exceeding $2.0 million and any leasehold, easement or licensed interest in real property (together with improvements located thereon not owned by the Company but subject to such lease, easement or license). Notwithstanding the foregoing, the Delaware Property shall constitute Non-Material Real Property so long as such property is encumbered by a mortgage in favor of a party other than the Collateral Agent.
“Note” or “Notes” shall have the meaning specified in the first paragraph of the recitals of this Indenture. Any Initial Notes, any PIK Notes (and any increases in Global Notes reflecting a PIK Payment) and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, (a) all references to the “Notes” include any Initial Notes, any PIK Notes (and any increases in Global Notes reflecting a PIK Payment) and any Additional Notes and (b) all references to “principal amount” of Notes include any increase in the principal amount of outstanding Notes (including PIK Notes) as a result of a PIK Payment.
“Note Guarantee” means any Guarantee of payment of the Notes pursuant to the terms of this Indenture and any supplemental indenture thereto and, collectively, all such Note Guarantees.
“Note Register” shall have the meaning specified in Section 2.05(a). “Note Registrar” shall have the meaning specified in Section 2.05(a).

“Notice of Conversion” shall have the meaning specified in Section 14.03(b). “Notice of Redemption” shall have the meaning specified in Section 13.04(a).
“Officer” means, with respect to the Company, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, the Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Officer’s Certificate,” when used with respect to the Company or a Guarantor, means a certificate that is signed by any Officer of the Company or a Guarantor, as the case may be. Each such certificate shall include the statements provided for in Section 18.05 if and to the extent required by the provisions of such Section. The Officer giving an Officer’s Certificate pursuant to Section 4.08 shall be the principal executive, financial or accounting officer of the Company.
“open of business” means 9:00 a.m. (New York City time).
“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, or other counsel who is reasonably acceptable to the Trustee and/or the Collateral Agent, as applicable, which opinion may contain customary exceptions and qualifications as to the matters set forth therein. Each such opinion shall include the statements provided for in Section 18.05 if and to the extent required by the provisions of such Section.
“Optional Redemption Date” shall have the meaning specified in Section 13.02. “Optional Redemption Price” shall have the meaning specified in Section 13.02.
“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:
(a)Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;
(b)Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);
(c)Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;
(d)Notes converted pursuant to Article 14 and required to be cancelled pursuant to Section 2.08; and
(e)Notes repurchased or redeemed by the Company.
“Pari passu Obligations” means all Indebtedness and other obligations in an amount not to exceed $150,000,000 in aggregate principal amount that is secured by Intellectual Property and the proceeds thereof; provided, that any Liens securing such Indebtedness shall be subject to the Intercreditor Agreement.
“Paying Agent” shall have the meaning specified in Section 4.02.
“Permitted Bond Hedge or Warrant Transaction” means (i) any call option or capped call option (or substantively equivalent derivative transaction) relating to or referencing the Company’s common stock (or other securities or property following a merger event or other change of the common stock of the Company) purchased by the Company in connection with the issuance of any indebtedness convertible into or exchangeable for Capital Stock of the Company and/or (ii) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to or referencing the Company’s common stock (or other securities or property following a merger event or other change of the common stock of the Company) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Company substantially concurrently with any purchase by the Company of an instrument described in clause (i) of this definition.
“Permitted Exchange” means any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).
“Permitted Intellectual Property Liens” means Liens described in clauses (c), (d), (l), (p), (s), or (v) of the definition of “Permitted Liens”.
“Permitted Investment” means:
(a)any Investment in a PPA Company; provided that, with respect to any such Investment made on or after the Second Supplemental Indenture Date and prior to the Qualified Capital Raise the amount of such Investment, when aggregated with all other Investments in PPA Companies during such period, shall not exceed $25,000,000 in the aggregate unless the Holders of a majority in aggregate principal amount of the Notes shall have consented thereto in writing;
(b)any Investment in a Guarantor;
(c)any Investment in a Pledged Foreign Subsidiary; provided that, with respect to any such Investment made on or after the Second Supplemental Indenture Date and prior to the Qualified Capital Raise the amount of such Investment, when aggregated with all other Investments in Pledged Foreign Subsidiaries during such period, shall not exceed $25,000,000 in the aggregate unless the Holders of a majority in aggregate principal amount of the Notes shall have consented thereto in writing;
(d)    any Investment in any Subsidiary of the Company made (i) at any time following the Qualified Capital Raise; provided that, on the date of such Investment (the “Calculation Date”), the Investment Collateral Value on the last day of each of the four most recently ended fiscal quarters (with the last of such four fiscal quarters being the most recent quarter for which the Financial Statement Availability Date has occurred) (each such last day, a “Determination Date”) preceding the Calculation Date exceeds the Threshold Amount as of the Calculation Date, or (ii) with the written consent of the Holders of a majority in aggregate principal amount of the Notes.
The Holders hereby agree that they will not charge the Company any fee in connection with providing consent to any Investment as contemplated by this definition.
“Permitted Liens” means:
(a)Liens on Intellectual Property and the proceeds thereof securing Pari passu Obligations;
(b)Liens to secure Capital Lease Obligations and purchase money debt (and other Obligations related thereto), provided that, in each case, any such Lien may not extend to any Property of the Company or any Subsidiary of the Company, other than the Property acquired, constructed, improved or leased with the proceeds of such Indebtedness and any additions, parts, attachments, fixtures, leasehold improvements, proceeds, improvements or accessions related thereto;
(c)Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Subsidiary of the Company if the same shall not at the time be delinquent for more than 30 days or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor, such contest has the effect of preventing forfeiture or sale of the property or assets subject to any such lien;
(d)Liens imposed by law or arising by operation of law, including without limitation, landlords’, mailmen’s, suppliers’, vendors’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, on the Property of the Company or any Subsidiary of the Company arising in the ordinary course of business and for payment obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;
(e)Liens on the Property of the Company or any Subsidiary of the Company incurred in the ordinary course of business to secure performance of obligations with respect to letters of credit, bank guarantees, statutory or regulatory requirements, performance or return-of-money bonds, surety or appeal bonds, or other obligations of a like nature and Incurred in the ordinary course of business;

(f)    Liens on Property at the time the Company or any Subsidiary of the Company acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary of the Company; provided, however, that any such Lien may not extend to any other Property of the Company or any Subsidiary of the Company; provided further, however, that such Liens shall not have been incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Subsidiary of the Company;
(g)    Liens on the Property of a Person existing at the time such Person becomes a Subsidiary of the Company; provided, however, that any such Lien may not extend to any other Property of the Company or any other Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company;
(h)    Liens Incurred or pledges or deposits made by the Company or any Subsidiary of the Company under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;
(i)    easements, building restrictions, zoning restrictions, minor survey exceptions, easements or reservations of rights of others for licenses, rights of way and similar purposes and such other encumbrances or charges against real Property as do not materially interfere with the Company’s use of the real Property;
(j)    Liens existing on the Issue Date;
(k)    Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clauses (f), (g) and (j) of this definition; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to an amount greater than the sum of:
(1)the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens; and
(2)an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing;
(l)    judgment Liens with respect to judgments, decrees or orders not giving rise to a Default or Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgments, decrees or orders shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(m)Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit, bank guarantees or banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(n)Liens securing obligations of the Company under Hedging Obligations incurred in the ordinary course of business;
(o)Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business;
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(q)Liens securing other Indebtedness or other obligations not exceeding $10.0 million at any time outstanding;
(r)Liens securing the Indenture Obligations in respect of the Notes and Notes Guarantees;
(s)(i) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, (ii) any interest or title of a lessor under any leases or subleases entered into by the Company or any of its Subsidiaries in the ordinary course of business, and (iii) any interest of co-sponsors, co-owners or co-developers of intellectual property;
(t)Liens (i) of a collection bank on items in the course of collection,
(ii) attaching to commodity trading accounts or other brokerage accounts in the ordinary course of business, (iii) in favor of banking institutions by law or contract encumbering deposits which are customary in the banking industry and (iv) Liens securing cash management obligations arising in the ordinary course of business;
(u)customary Liens in favor of trustees, collateral agents and escrow agents securing obligations owing to such Persons in such capacities;
(v)options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures;
(w)Liens arising from UCC financing statements regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;
(x)Liens arising by law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(y)deposits as security and liens securing surety and appeal bonds, letters of credit and similar obligations in connection with contested taxes or contested import or customs duties; and
(z)Liens on the Delaware Property securing Indebtedness or other obligations.
“Permitted Priority Liens” means (i) Liens that are not for the benefit of the Holders in their capacities as such and that are pari passu with the Liens granted pursuant to the Security Documents and (ii) Liens incurred pursuant to clauses (b), (c), (d), (e), (f), (g), (h), (j) (other than Liens pursuant to the Loan and Security Agreement, dated as of March 30, 2012, by and between Silicon Valley Bank and Bloom Energy Corporation), (k), (l), (m), (p), (x) or (y) of the definition of “Permitted Liens” to the extent such Liens have priority over the Liens granted pursuant to the Security Agreement by operation of law.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.
“Physical Notes” means permanent certificated Notes in registered form issued in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof; provided, that after a PIK Payment, Physical Notes means permanent certificated Notes in registered form issued in minimum denominations of $1.00 principal amount and integral multiples of $1.00 in excess thereof.
“PIK Interest” shall have the meaning specified in Section 2.03(c)(i). “PIK Notes” shall have the meaning specified in Section 2.03(c)(ii). “PIK Payment” shall have the meaning specified in Section 2.03(c)(ii).
“Pledged Foreign Subsidiary” means a (i) Foreign Subsidiary of the Company (which Foreign Subsidiary is not owned directly or indirectly by another Foreign Subsidiary of the Company) or (ii) Foreign Subsidiary of any Guarantor (which Foreign Subsidiary is not owned directly or indirectly by another Foreign Subsidiary of the Company), in each case with respect to which 65% of each class of its voting equity interests and all of its non-voting equity interests is pledged pursuant to the Security Documents.
“PPA Company” means (i) an Affiliate of the Company that is the project entity (including, for the avoidance of doubt, any parent company of such project entity whose assets consist solely of 100% of the Capital Stock of such project entity) in a bona fide power purchase agreement program involving one or more third party investors and having a structure (including capital structure) that is materially consistent with that used in the Company’s past practice (as the same may be modified in good faith by the Company to take into account changes in tax law or industry practice), including the incurrence of only Indebtedness that is non recourse to the assets of the Company and its Restricted Subsidiaries and is secured only by the assets of such project entity, (ii) a Wholly Owned Subsidiary of the Company whose assets consist solely of the Capital Stock of one or more project entities described in clause (i) above, or (iii) a Wholly-

Owned Subsidiary of the Company whose total assets as of any date of determination are less than $100,000 and whose total revenues for the most recently ended twelve-month period do not exceed $50,000 and who are formed for the purpose of (A) bidding on potential transactions and, if secured, financing, developing and/or operating such transactions in a fashion similar to the Company’s other power purchase agreement projects, or (B) bidding on awards under federal, state or local incentive programs and passing the benefits of such programs on to the Company or the owner or offtaker of the applicable fuel cell assets.
“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.
“Premises” shall have the meaning specified in Section 4.16.
“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.
“Provisional Redemption” shall have the meaning specified in Section 13.01. “Provisional Redemption Date” shall have the meaning specified in Section 13.01. “Provisional Redemption Price” shall have the meaning specified in Section 13.01.
“Qualified Capital Raise” means the first firmly underwritten registered public offering of Common Stock the net proceeds (after deduction of underwriting discounts and commissions and offering expenses) to the Company from which, when aggregated with the net proceeds (after deduction of underwriting discounts and commissions and offering expenses) to the Company from any and all prior firmly underwritten registered public offerings of Common Stock, exceed $250.0 million.
“Qualified IPO” means the first firmly underwritten registered public offering of Common Stock that results in aggregate gross proceeds to the Company of at least $75.0 million, and after which the Common Stock is listed for trading or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).
“Qualified IPO Price” means the price per share at which the shares of Common Stock are sold to the public pursuant to the Qualified IPO.
“Receivables” means, with respect to the 2020 Released Servicing Agreements and 2020 Released Servicing Payments (as applicable), all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) Instruments, (v) General Intangibles, and (vi) to the extent not otherwise included in the foregoing, all other rights to payment, whether or not earned by performance or for services rendered or to be rendered, regardless of how classified under the UCC, in each case with respect to the foregoing clauses (i) through (vi), to the extent representing or evidencing

2020 Released Servicing Payments or the contractual right to receive 2020 Released Servicing Payments.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).
“Redemption Conversion Period” shall have the meaning specified in Section 14.04(a).
“Redemption Date” shall mean a date of redemption pursuant to Section 4.22(c), an Optional Redemption Date, a Provisional Redemption Date or a Change of Control Redemption Date, as the case may be.
“Redemption Notice Date” shall have the meaning specified in Section 13.04(a).
“Redemption Price” shall mean the redemption price pursuant to Section 4.22(a) or Section 4.22(b), Optional Redemption Price, Provisional Redemption Price or the Change of Control Redemption Price, as the case may be.
“Reference Property” shall have the meaning specified in Section 14.08(a).
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Registration Rights Agreement” means the Eighth Amended and Restated Registration Rights Agreement, dated as of June 30, 2011, by and between the Company and the investors listed on the signature pages thereto, as such agreement may be amended, modified or supplemented from time to time.
“Regular Record Date,” with respect to any Interest Payment Date, means the December 15, January 15, February 15, March 15, April 15, May 15, June 15, July 15,
August 15, September 15, October 15 and November 15 (whether or not such day is a Business Day) immediately preceding the applicable January 1, February 1, March 1, April 1, May 1, June 1, July 1, August 1, September 1, October 1, November 1 or December 1 Interest Payment Date, respectively.
“Release Percentage” means, with respect to each 2020 Financing Transaction, the ratio of (a) the aggregate principal amount of the Indebtedness incurred (excluding any committed or uncommitted incremental facilities thereunder) pursuant to such 2020 Financing Transaction to (b) 150 million, expressed as a percentage; provided that, if at any time the face amount of the 2020 Secured Notes issued is equal to or greater than 70.0 million, the Release Percentage with respect to such issuance shall be deemed to be 100%.

“Relevant Stock Exchange”, with respect to the Common Stock (or any other security for which a closing sale price must be determined) means The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market, or if the Common Stock (or such other security) is not then listed or admitted for trading on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market, the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or admitted for trading.
“Replacement Servicing Agreement” means an agreement entered into by the Company or any Subsidiary of the Company after the Effective Date to provide servicing, warranty or operations and maintenance services (or similar) in replacement of any Existing Servicing Agreements.
“Requisite Stockholder Approval” shall have the meaning specified in Section 14.13.
“Resale Restriction Termination Date” shall have the meaning specified in Section 2.05(c).
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or any other officer of the Trustee to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.
“Restricted Investment” means an Investment by the Company in any of its Affiliates other than a Permitted Investment.
“Restricted Securities” shall have the meaning specified in Section 2.05(c).
“Restriction Agreement” means a restriction agreement in the form of Exhibit B hereto that is executed by each Holder on the Issue Date and that must be executed by a transferee of Notes and delivered to the Company prior to taking possession of Notes if possession of Notes is to occur prior to the Lock-up Release Date.
“Revenue Notes” means up to $150 million in aggregate principal amount of senior secured notes, if any, to be issued by the Company on or following the date hereof pursuant to that certain Note Purchase Agreement, dated as of June 29, 2017, by and among the Company, the guarantors party thereto and the investors listed on Schedule II thereto.
“Rule 144” means Rule 144 as promulgated under the Securities Act (or any successor rule).
“Rule 144A” means Rule 144A as promulgated under the Securities Act (or any successor rule).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the Relevant Stock Exchange on which the Common Stock is then listed or admitted for trading. If the Common Stock is not listed or admitted for trading on a Relevant Stock Exchange, “Scheduled Trading Day” means a Business Day.
“Second Supplemental Indenture Date” means June 29, 2017.
“Securities Account Investment Property” means, with respect to a Person, all of such Person’s right, title, and interest in and to any and all “investment property”, as defined in the UCC, including, all (a) securities, whether certificated or uncertificated, (b) security entitlements and (c) securities accounts; together with all other units, rights, or other equivalent evidences of ownership (howsoever designated) issued by any Person.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” means that certain security agreement, dated as of the Issue Date, by and among the Company, the other grantors from time to time party thereto and the Collateral Agent, as amended by the First Amendment to Security Agreement dated as of June 29, 2017, the Second Amendment to Security Agreement dated as of July 7, 2017, and the Third Amendment to Security Agreement, and as further amended, supplemented, modified or replaced in accordance with this Indenture and its terms.
“Security Documents” means all security agreements (including the Security Agreement), intercreditor agreements (including the Intercreditor Agreement), pledge agreements, collateral assignments, Mortgages, collateral agency agreements, debentures, Deposit Account Control Agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien upon Collateral for the benefit of the Holders to secure the Indenture Obligations, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of this Indenture.
“Series G Preferred Stock” means the Company’s Series G Preferred Stock.
“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act; provided, that, in the case of a Subsidiary of the Company that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) of the definition thereof, such Subsidiary shall not be a Significant Subsidiary unless the Subsidiary’s income or loss from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $5.0 million.
“Significant Investment” means an Investment or series of related Investments, taken together, valued at more than 50% of the Collateral Value that is in excess of the then-applicable Threshold Amount.
“Specified Corporate Event” shall have the meaning specified in Section 14.08(a).

“Specified Repurchase Date” shall mean shall have the meaning specified in Section 15.01(a).
“Specified Repurchase Date Notice” shall have the meaning specified in Section 15.07(a)(i).
“Specified Repurchase Date Price” shall have the meaning specified in Section 15.01(a).
“Specified Repurchase Date Right Notice” shall mean shall have the meaning specified in Section 15.01(b).
“Spin-Off” shall have the meaning specified in Section 14.05(c).
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Stock Price” shall have the meaning specified in Section 14.04(c).
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
“Successor Company” shall have the meaning specified in Section 11.01(a).
“Support Agreement” means that certain Amendment Support Agreement, dated March 31, 2020, entered into between the Company and the investor parties thereto.
“Third Amendment to Security Agreement” means that certain Third Amendment to Security Agreement, dated as of the date hereof, among the Company, the Guarantors party thereto, and the Collateral Agent.
“Threshold Amount” means, as of any date of determination, 200% of the principal amount of and accrued and unpaid interest on the outstanding Notes.
“Trading Day” means a day on which (i) trading in the Common Stock (or any other security for which a closing sale price must be determined) generally occurs on a Relevant Stock Exchange and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided, that, if the

Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.
“Transaction Price” means the per share amount of consideration received by the holders of Common Stock in a Change of Control. If the consideration is paid in property other than in cash, the value of such consideration, on a per share basis, shall be the fair market value of such property, determined as follows:
(a)    for securities not subject to investment letters or similar restrictions on free marketability,
(1)if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction;
(2)if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or
(3)if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors of the Company; and
(b)    for securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate), the valuation methodology shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Company) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.
Within two Business Days after the “Change of Control Effective Date,” the Company shall deliver to Holders, the Trustee and the Conversion Agent (if other than the Trustee) the Transaction Price and a schedule and reasonable explanation of the calculation thereof (the “Transaction Price Notice”). To the extent Holders of at least the Minimum Principal Amount of the Notes then outstanding (such holders, the “Disputing Holders”) dispute the Transaction Price calculation in writing to the Company (with a copy to the Trustee and the Conversion Agent (if other than the Trustee)) on or before the 20th Business Day after receipt of the Transaction Price Notice, the Transaction Price shall be mutually determined by the Company and the Disputing Holders, and if the Company and the Disputing Holders are unable to reach agreement, the Transaction Price shall be determined by an independent nationally recognized investment bank selected by the Company and the Disputing Holders and delivered to the Trustee and the Conversion Agent on or prior to the 40th Business Day following the Change of Control Effective Date.
“Transaction Price Notice” shall have the meaning specified in the definition of Transaction Price.

“transfer” shall have the meaning specified in Section 2.05(c).
“Treasury Rate” means, as of any Optional Redemption Date, the yield to maturity, as of such Optional Redemption Date, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days before such Optional Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the Maturity Date; provided, however, that if such period is less than one (1) year, then the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.
“Trigger Event” shall have the meaning specified in Section 14.05(c).
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the Issue Date, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.
“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.
“UCC” means the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue or perfection of security interests.
“unit of Reference Property” shall have the meaning specified in Section 14.08(a). “Valuation Period” shall have the meaning specified in Section 14.05(c).
“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BE <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for such purpose).
“VWAP Market Price” means, for each share of Common Stock, as of the applicable Conversion Date pursuant to Section 14.13, the arithmetic average of the VWAP per share of Common Stock for each of the five consecutive full Trading Days ending on the Trading Day immediately preceding the applicable Conversion Date with respect to such distribution, appropriately adjusted to take into account the occurrence during such period of any event described in Section 14.04.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, 100% of the Capital Stock of which is owned by such Person (other than directors’ qualifying shares or shares required by applicable law to be held by third persons).
Section 1.02 References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to any of Section 4.10 and Section 6.04 and PIK Interest if, in such context, PIK Interest is, was or would be payable pursuant to Section 2.03(c). Unless the context otherwise requires, any express mention of Additional Interest or PIK Interest, as applicable, in any provision hereof shall not be construed as excluding Additional Interest or PIK Interest, as applicable, in those provisions hereof where such express mention is not made.
ARTICLE 2.
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES
Section 2.01 Designation and Amount. The Notes shall be designated as the “10.0% Convertible Senior Secured Notes due 2021.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to $290,000,000, subject to any PIK Payments permitted by this Indenture that are or were made pursuant to Section 2.03(c)(i) and Section 2.10 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.
Section 2.02 Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the form set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Company, the Guarantors, if any, and the Trustee, by their execution and delivery of this Indenture (or, with respect to the Guarantors, if any, a supplemental indenture to this Indenture substantially in the form of Exhibit C hereto), expressly agree to such terms and provisions and to be bound thereby.
Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject pursuant to this Indenture or any applicable law.
Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as any Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject pursuant to this Indenture or any applicable law.
Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect repurchases, cancellations, conversions, transfers, exchanges or issuances of any Additional Notes (to the extent such issuances are fungible with the Notes represented by such Global Note for U.S. federal income tax and securities law purposes) or any PIK Notes or PIK Payments permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon written instructions given by the Holder of such Notes or the Company in accordance with this Indenture. Payment of principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price and redemption price, if applicable) of, and accrued and unpaid Cash Interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.
Section 2.03 Date and Denomination of Notes; Payments of Interest and Defaulted Amounts.
(a)The Notes shall be issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof; provided that after a PIK Payment, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months or, in the case of a partial month, the number of days elapsed over a 30-day month and shall be compounded monthly on the last day of each month. The Company shall pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.
(b)The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. The principal amount of any Note (x) in the case of any Physical Note, shall be payable at the office or agency of the Company maintained for such purposes in the continental United States of America, which shall initially be the Corporate Trust Office of the Trustee and (y) in the case of any Global Note, shall be payable by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Company through the Paying Agent, shall pay Cash Interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their address as it appears in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each such Holder or, upon application by such a Holder to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.
(c)
(i)Interest will be payable, at the Company’s election (made by delivering a notice to the Trustee and the Holders prior to the beginning of the related Interest Period), (1) entirely in cash (“Cash Interest”) or (2) entirely in kind (“PIK Interest”). In the absence of an interest payment election as set forth in the immediately preceding sentence, interest on the Notes will be payable in PIK Interest in the manner described in clause (2) of the immediately preceding sentence. The interest payment on the Notes to be made on January 1, 2016 will be payable in the form of PIK Interest. Notwithstanding anything to the contrary in this Indenture or the Notes, all interest payments with an Interest Payment Date on or after April 20, 2020 will be payable solely in the form of Cash Interest (and, for the avoidance of doubt, will not be payable in the form of PIK Interest).
(ii)At all times, PIK Interest on the Notes will be payable (1) with respect to Physical Notes, by issuing additional Notes under this Indenture on the same terms and conditions as the Notes, except interest will accrue on such additional Notes from the applicable Interest Payment Date that such additional Notes are required to be issued under this Indenture (the “PIK Notes”) (each payment of PIK Interest pursuant to clause (1) or (2) of this Section 2.03(c)(ii), a “PIK Payment”), in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded to the nearest whole dollar, with amounts of $0.50 or more being rounded up), and the Trustee will, upon receipt of a Company Order, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Regular Record Date, as shown in the register of the Note Registrar; and (2) with respect to Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee on the relevant Regular Record Date, by increasing the principal amount of the outstanding Global Note or Notes (or by issuing a new Global Note, if required pursuant to the applicable procedures of the Depositary) by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded to the nearest whole dollar, with amounts of $0.50 or more being rounded up) as provided in a Company Order by the Company to the Trustee, and the Trustee, at the Company’s written direction, shall record such increase in such Global Note or Notes. Following an increase in the principal amount of any outstanding Global Notes as a result of a PIK Payment, such Global Note will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will be governed by, and subject to the terms, provisions and conditions of, this Indenture and will have the same rights and benefits as the Initial Notes. Any certificated PIK Note will be issued with the description “PIK” on the face of such PIK Note.

(iii) Notwithstanding anything to the contrary in this Section 2.03(c), the payment of accrued interest shall be made solely in cash, (A) in connection with any redemption or repurchase of Notes as described under Section 13.01, Section 13.03, Section 15.01, Section 15.02 and Section 15.03, (1) with respect to all Notes, if the related redemption date, Specified Repurchase Date, Fundamental Change Repurchase Date or Change of Control Repurchase Date, as applicable, is after a Regular Record Date and on or prior to the Scheduled Trading Day immediately following the date on which the corresponding interest payment is made or (2) solely with respect to the Notes to be repurchased or redeemed, if the related Redemption Date, Specified Repurchase Date, Fundamental Change Repurchase Date or Change of Control Repurchase Date, as applicable, is on any other date, (B) with respect to all Notes, if any Notes are surrendered for conversion after the close of business on a Regular Record Date for the payment of interest and on or prior to the related Interest Payment Date and (C) on the final Interest Payment Date.
(d)    Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, such relevant payment date, and such Defaulted Amounts together with such interest thereon shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:
(i)    The Company may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 calendar days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Amounts which shall be not more than 15 calendar days and not less than 10 calendar days prior to the date of the proposed payment, and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such special record date and in such notice, instruct the Trustee, in the name and at the expense of the Company, to deliver notice of the proposed payment of such Defaulted Amounts and the special record date therefor to each Holder not less than 10 calendar days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so delivered, such Defaulted Amounts shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(d).

(ii)The Company may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
(iii)The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the Defaulted Amounts, or with respect to the nature, extent, or calculation of the amount of the Defaulted Amounts owed, or with respect to the method employed in such calculation of the Defaulted Amounts.
Section 2.04 Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Company by the manual or facsimile signature of any Officer.
At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes.
Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually by an authorized signatory of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 18.10), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.
In case any Officer of the Company who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Company, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Company, although at the date of the execution of this Indenture any such person was not such an Officer.
Section 2.05 Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary.
(a)    The Company shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.
Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this
Section 2.05, the Company shall execute, and the Trustee, upon receipt of any items required to be delivered hereunder, shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.
Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.
All Notes presented or surrendered for registration of transfer or for exchange, repurchase or conversion (other than in connection with a Change of Control prior to the Qualified IPO) shall (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and the Trustee and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.
No service charge shall be imposed on the Holder by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.
None of the Company, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion (in each case, other than in connection with a Change of Control prior to the Qualified IPO), (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 15 or (iii) any Notes entitled to be redeemed by the Company in accordance with Article 13 (except in the case of Notes to be redeemed in part, the portion thereof not to be redeemed).
All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(b)With respect to Notes issued prior to the date hereof, the Notes shall be initially issued as Physical Notes registered in the name of each Holder (or nominee thereof), and each such Note shall be issued in the aggregate principal amount specified in the Company Order that is delivered to the Trustee on the Issue Date. The Company and the Guarantors shall use commercially reasonable efforts to cause the Notes to be eligible for book-entry settlement with the Depositary and deposit one or more registered global notes representing the Notes in global form without interest coupons (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary as promptly as practicable following the Lock-up Release Date, including effecting the placement of notations of guarantee in the form of Exhibit D attached hereto on each Note entitled to the benefits of one or more Note Guarantees. The Company shall notify the Holders and the Trustee in writing promptly following such eligibility and deposit, and after such time Physical Notes may be presented to the Trustee by Holders thereof in exchange for a beneficial interest representing an equivalent principal amount in a Global Note as described below. Each Global Note shall bear the legend required on a Global Note set forth in Exhibit A hereto. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor. At such time as any Physical Note has been converted, repurchased, exchanged or transferred (and, in the case of a transfer, another Note has been issued to the transferee or the transferee has received a beneficial interest in a Global Note), other than a conversion, repurchase, exchange or transfer in part, such Physical Note shall be, upon receipt thereof, cancelled by the Trustee in accordance with its applicable procedures. The exchange of a Physical Note for a Global Note shall follow the procedures set forth in the penultimate paragraph of Section 2.05(c). In the case of any such exchange, if a Global Note is outstanding prior to such exchange, the aggregate principal amount of such Global Note will be increased, pursuant to standing procedures between the Trustee and the Depositary, by an amount equal to the aggregate principal amount of Physical Notes so exchanged. If no Global Note is outstanding prior to such exchange, the Company will execute and deliver to the Trustee or any authenticating agent a Global Note representing an aggregate principal amount equal to the aggregate principal amount of Physical Notes so exchanged and bearing a restrictive legend if required under Section 2.05(c), together with a Company Order for authentication thereof and delivery to the Depositary or the Custodian, and any Officer’s Certificate or Opinion of Counsel regarding such authentication and delivery required by the Trustee under Section 18.05, and upon receipt of such documents, the Trustee will promptly authenticate the Global Note and deliver it to the Depositary or the Custodian. The Company agrees to make any non-substantive changes to the terms of the Notes reasonably requested or required by the Trustee or the Depositary such that the Notes will be eligible for settlement through the Depositary. With respect to any Global Notes, any transfer and exchange of beneficial interests in such Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor.
(c)Every Note that bears or is required under this Section 2.05(c) to bear the legend set forth in this Section 2.05(c) (together with any Common Stock issued upon conversion of the Notes that is required to bear the legend set forth in Section 2.05(d), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(c) (including those contained in the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(c) and Section 2.05(d), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.
(i)    Until the date (the “Resale Restriction Termination Date”) that is the later of (x) the date that is one year after the last date of original issuance of a Note, or such shorter period of time as permitted by Rule 144 or any successor provision thereto, and (y) such other date as may be required by applicable law, any certificate evidencing such Note (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 2.05(d), if applicable) shall bear a legend in substantially the following form (unless such Notes have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company in writing, with notice thereof to the Trustee):
THE OFFER AND SALE OF THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT; AND

(2)	AGREES FOR THE BENEFIT OF THE BLOOM ENERGY CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D)	PURSUANT TO RULE 144 UNDER THE SECURITIES ACT; OR 41

(E)	PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (2)(C), (D) OR (E) ABOVE, THE COMPANY, THE TRUSTEE AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.
No transfer of any Note prior to the Resale Restriction Termination Date will be registered by the Note Registrar unless the applicable box on the Form of Assignment and Transfer has been checked. For avoidance of doubt, the Resale Restriction Termination Date has occurred with respect to the Notes issued on the Issue Date and at any other time prior to the date hereof.
Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms such that they may be transferred without volume or manner of sale limits under Rule 144 and any applicable state securities laws, (ii) that has been transferred pursuant to, and in accordance with, a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, and such that such Note is no longer a “restricted security” as defined under Rule 144 may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section 2.05(c) and shall not be assigned a restricted CUSIP number. The Company shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clause (i) through (iii) of the immediately preceding sentence have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the restrictive legend specified in this Section 2.05(c) and shall not be assigned a restricted CUSIP number. If the Holder of a Physical Note that bears such a restrictive legend and is no longer required to bear such restrictive legend under this Section 2.05(c) surrenders such Note to the Note Registrar for exchange, the Note Registrar shall promptly so notify the Company in writing, and the Company shall promptly execute a Physical Note in the name of such Holder that does not bear such a restrictive legend, of like tenor and aggregate principal amount, and shall deliver such executed Physical Note to the Trustee, along with a Company Order and an Opinion of Counsel and an Officer’s Certificate, for authentication and delivery of such Physical Note, and the Trustee shall promptly authenticate such Physical Note and deliver it to such Holder or otherwise in accordance with such Holder’s instructions, and the Trustee shall promptly thereafter cancel the Physical Note bearing such restrictive legend. The Company shall promptly notify the Trustee upon the occurrence of the Resale Restriction Termination Date and promptly after a registration statement, if any, with respect to the Notes or any Common Stock issued upon conversion of the

Notes has been declared effective under the Securities Act. The Company shall complete any exchange process for the removal of a restrictive legend required by this Section 2.05(c) in accordance with the terms of this Indenture, the applicable procedures of the Depositary (in the case of a Global Note) and applicable securities laws.
Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note or a portion thereof for one or more Physical Notes in accordance with the second immediately succeeding paragraph.
The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note, if any. Unless the Depositary is unwilling or unable to act as depositary for any issued and authenticated Global Note, any issued and authenticated Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the
Depositary, and deposited with the Trustee as Custodian. The Trustee shall have no liability or responsibility for the action or inaction of the Depositary or any other clearing agency.
If after the issuance and authentication of a Global Note (i) the Depositary notifies the Company that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 calendar days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 calendar days or (iii) an Event of Default with respect to the Notes has occurred and is continuing and a beneficial owner of any Note requests that its beneficial interest therein be exchanged for a Physical Note, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate, an Opinion of Counsel and a Company Order for the authentication and delivery of Notes, shall authenticate and deliver (x) in the case of clause (iii), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes shall be canceled.
Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.05(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee in writing. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.
At such time as all interests in a Global Note have been converted, canceled, repurchased or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.
None of the Company, the Trustee, the Collateral Agent, the Paying Agent or any agent of the Company, the Trustee, the Collateral Agent or the Paying Agent shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), when Physical Notes are presented to the Note Registrar with a written request: (x) to register the transfer of such Physical Notes; or (y) to exchange such Physical Notes for an equal principal amount of Physical Notes of other authorized denominations or for an equal principal amount of a Global Note, the Note Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Physical Notes surrendered for transfer or exchange: (i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Note Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and (ii) so long as such Notes bear a restrictive legend, such Notes may only be transferred or exchanged in accordance with such restrictive legend and the Form of Assignment and Transfer, and if such Physical Notes are being transferred pursuant to an exemption from registration under the Securities Act, (1) a certification to that effect (in the Form of Assignment and Transfer, if applicable) and (2) if the Company or the Trustee so requests and to the extent contemplated by such restrictive legend, an Opinion of Counsel in form and substance reasonably satisfactory to the Company as to the compliance with the restrictions set forth in the legend thereon. In addition, prior to the Lock-up Release Date, in addition to the other requirements described herein, each transferee of Notes shall execute and deliver to the Company a Restriction Agreement prior to taking possession of the Notes. Neither the Trustee nor the Conversion agent shall have any duty to determine whether the Lock-Up Release Date has occurred or whether any transferee of the Notes has delivered a Restriction Agreement to the Company.
The Trustee and the Collateral Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants of the Depositary or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Neither the Trustee nor any agent of the Trustee shall have any responsibility or liability for any action taken or not taken by the Depositary.

(d)    Legends on the Common Stock:
(i)    Until the Resale Restriction Termination Date, any stock certificate representing Common Stock issued upon conversion of a Note that bears the legend set forth in Section 2.05(c) shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to, and in accordance with, a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of a Note that has transferred pursuant to, and in accordance with, a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Trustee and any transfer agent for the Common Stock):
THE OFFER AND SALE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE
TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT; AND

(2)	AGREES FOR THE BENEFIT OF THE BLOOM ENERGY CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D)	PURSUANT TO RULE 144 UNDER THE SECURITIES ACT; OR

(E)	PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (2)(C), (D) OR (E) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE

THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.
(ii)Any such Common Stock (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to, and in accordance with, a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this
Section 2.05(d).
(iii)Until the Lock-up Release Date, any stock certificate representing Common Stock issued upon conversion of a Note (other than in connection with a Change of Control prior to the Qualified IPO) shall bear a legend in substantially the following form:
THIS SECURITY MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF PRIOR TO THE DAY THAT IS ON OR AFTER THE EARLIEST TO OCCUR OF (1) THE DAY THAT IS 180 DAYS FOLLOWING THE DATE OF THE FINAL PROSPECTUS FOR THE QUALIFIED IPO, (2) IF ALL EXECUTIVE OFFICERS, DIRECTORS AND SHAREHOLDERS OF MORE THAN 1% OF THE COMMON EQUITY OF THE COMPANY ENTER INTO CUSTOMARY LOCK-UP AGREEMENTS WITH THE APPLICABLE UNDERWRITERS IN CONNECTION WITH THE QUALIFIED IPO, THE EARLIEST DAY ON WHICH ANY SUCH LOCK-UP AGREEMENTS EXPIRE, (3) IF LESS THAN ALL EXECUTIVE OFFICERS, DIRECTORS AND SHAREHOLDERS OF MORE THAN 1% OF THE COMMON EQUITY OF THE COMPANY ENTER INTO CUSTOMARY LOCK-UP AGREEMENTS WITH THE APPLICABLE UNDERWRITERS IN CONNECTION WITH THE QUALIFIED IPO, THE DAY THAT THE QUALIFIED IPO IS CONSUMMATED AND (4) SUCH DATE ON WHICH THE LOCK-UP AGREEMENTS OTHERWISE TERMINATE OR EXPIRE. “QUALIFIED IPO” MEANS A FIRMLY UNDERWRITTEN REGISTERED PUBLIC OFFERING OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE, OF THE COMPANY (THE “COMMON STOCK”) THAT RESULTS IN AGGREGATE GROSS PROCEEDS TO THE COMPANY OF AT LEAST $150.0 MILLION, AND AFTER WHICH THE COMMON STOCK IS LISTED FOR TRADING OR QUOTED ON THE NEW YORK STOCK EXCHANGE, THE NASDAQ GLOBAL SELECT MARKET OR THE NASDAQ GLOBAL MARKET (OR ANY OF THEIR RESPECTIVE SUCCESSORS).

(e)    Notwithstanding the foregoing, the Company shall, upon a Holder’s request, remove the foregoing legend on any stock certificate representing Common Stock issued upon conversion of a Note prior to the Lock-up Release Date to the extent contemplated in the lock-up agreement, if any, such Holder enters into pursuant to its Restriction Agreement. Any Note or Common Stock issued upon the conversion or exchange of a Note that is repurchased or owned by any Affiliate of the Company (or any Person who was an Affiliate of the Company at any time during the three months preceding) may not be resold by such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Stock, as the case may be, no longer being a “restricted security” (as defined under Rule 144). The Company shall cause any Note that is repurchased or owned by it to be surrendered to the Trustee for cancellation in accordance with Section 2.08.
Section 2.06 Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Company in its discretion may execute, and upon receipt of a Company Order the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to hold each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.
The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require. No service charge shall be imposed on the Holder by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for repurchase in accordance with Article 15 or redemption in accordance with Article 13 or is about to be converted in accordance with Article 14 shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to hold each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent or Conversion Agent evidence of their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, conversion or repurchase of negotiable instruments or other securities without their surrender.
Section 2.07 Temporary Notes. Pending the preparation of Physical Notes, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon receipt of a Company Order, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Company. Every such temporary Note shall be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Company shall execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 4.02 and the Trustee or such authenticating agent shall, upon receipt of a Company Order, authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes. Such exchange shall be made by the Company at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.
Section 2.08 Cancellation of Notes Paid, Converted, Etc. The Company shall cause all Notes surrendered for the purpose of payment, redemption, repurchase, registration of transfer or exchange or conversion, if surrendered to any Person other than the Trustee (including any of the Company’s agents, Subsidiaries or Affiliates), to be surrendered to the Trustee for cancellation. All Notes delivered to the Trustee shall be canceled promptly by it in accordance with its customary procedures, and, except for Notes surrendered for registration of transfer or exchange, no Notes shall be authenticated in exchange thereof except as expressly permitted by any of the provisions of this Indenture. The Trustee shall dispose of canceled Notes in accordance with its customary procedures and, after such cancellation, shall deliver a certificate of such cancellation to the Company, at the Company’s written request in a Company Order.
Section 2.09 CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in all notices issued to Holders as a convenience to such Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.
Section 2.10 Additional Notes; Repurchases. The Company may, without the consent of the Holders and notwithstanding Section 2.01, reopen this Indenture and issue Additional Notes hereunder with the same terms as the Notes initially issued hereunder (except for any differences in issue date, issue price and interest accrued, if any) in an aggregate principal amount that, when taken together with the Initial Notes and all other Additional Notes (for the avoidance of doubt, not including any PIK Notes), in each case, then outstanding, does not exceed $290,000,000; provided that if any such Additional Notes are not fungible with any other Notes that are then outstanding for U.S. federal income tax or for securities law purposes, such Additional Notes shall have a separate or no CUSIP number. Prior to the issuance of any such Additional Notes, the Company shall deliver to the Trustee a Company Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to provide, in addition to those matters required by Section 18.05, that the Additional Notes have been duly authorized by the Company and are enforceable against the Company in accordance with their terms, subject to customary exceptions, including for bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law, and such other items as the Trustee may reasonably request. In addition, the Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company shall cause any Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation in accordance with
Section 2.08, and such Notes shall no longer be considered outstanding hereunder upon their repurchase
Section 2.11 Special Provisions for Affiliate Notes. Notwithstanding anything to the contrary in this Indenture:
(a)each Note that is an Affiliate Note will be issued only in the form of one or more Physical Notes, and no such Physical Notes may be exchanged for a beneficial interest in a Global Note unless and until the Notes represented thereby cease to be Affiliate Notes;
(b)each Note that is an Affiliate Note will bear a legend substantially in the form set forth in Section 2.05(c)(i) for so long as such Note continues to constitute an Affiliate Note;
(c)each share of Common Stock that is an Affiliate Share will bear a legend substantially in the form set forth in Section 2.05(d)(i) for so long as such share continues to constitute an Affiliate Share;

(d)each Affiliate Note will be identified by no CUSIP number or by a CUSIP number that is not the same as any CUSIP number assigned to any Note outstanding under this Indenture that is not an Affiliate Note;
(e)each Affiliate Share will be identified by no CUSIP number or by a CUSIP number that is not the same as any CUSIP number assigned to any share of Common Stock issued upon conversion of any Note that was not an Affiliate Note as of the time of such conversion; and
(f)Additional Interest will in no event accrue pursuant to Section 4.10 on any Note that is, or at any previous time was, an Affiliate Note or any Note issued in exchange of, or in substitution for, any Affiliate Note.
ARTICLE 3.
SATISFACTION AND DISCHARGE
Section 3.01 Satisfaction and Discharge. This Indenture and the Notes and the Note Guarantees, shall upon request of the Company contained in an Officer’s Certificate cease to be of further effect, and the Trustee, at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture and the Notes and the Note Guarantees, when (a) (i) all outstanding Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06 and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 4.04(d)) have been delivered to the Trustee for cancellation; or (ii) the Company has deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether on the Maturity Date, any Redemption Date, any Fundamental Change Repurchase Date, any Specified Repurchase Date, any Change of Control Repurchase Date, upon conversion or otherwise, cash or, solely to satisfy the Company’s Conversion Obligation or Change of Control Conversion Obligation, as the case may be, shares of Common Stock and cash in lieu of fractional shares sufficient to pay all of the outstanding Notes or satisfy all outstanding conversions, as the case may be, and pay all other sums due and payable under this Indenture by the Company (for the avoidance of doubt, the Company will deliver any shares of common stock to be paid with respect to satisfying outstanding conversions directly to the applicable Holders); and (b) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee and the Collateral Agent under Section 7.06 and Section 17.11 shall survive.
ARTICLE 4.
PARTICULAR COVENANTS OF THE COMPANY AND THE GUARANTORS
Section 4.01 Payment of Principal and Interest. The Company covenants and agrees that it will pay or cause to be paid the principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Provisional

Redemption Price and Change of Control Redemption Price, if applicable) of, and accrued and unpaid interest (whether Cash Interest or PIK Interest) on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes. PIK Interest will be considered paid on the date due if on such date (1) in the case of Physical Notes, PIK Notes in certificated form have been issued and authenticated in accordance with the terms of this Indenture and (2) in the case of Global Notes, the Company has directed the Trustee to increase the principal amount of the Notes then authenticated by the required amount (or, if required pursuant to the applicable procedures of the Depositary, authenticated additional Global Notes) in accordance with the terms of this Indenture.
Section 4.02 Maintenance of Office or Agency. The Company will maintain in the United States of America an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices in respect of the Notes and this Indenture may be delivered. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at or delivered to the Corporate Trust Office or the office or agency of the Trustee in the United States of America so designated by the Trustee as a place where Notes may be presented for payment or for registration or transfer.
The Company may also from time to time designate as co-Note Registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States of America for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.
The Company hereby initially designates the Trustee as the Paying Agent, Note Registrar, Custodian and Conversion Agent and the Corporate Trust Office as the office or agency in the United States of America where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase or for conversion and where notices and demands in respect of the Notes and this Indenture may be delivered.
Section 4.03 Appointments to Fill Vacancies in Trustee’s Capacity. The Company, whenever necessary to avoid or fill a vacancy in the capacity of Trustee, will appoint, in the manner provided in Section 7.09, a Trustee, so that there shall at all times be a Trustee hereunder.
Section 4.04 Provisions as to Paying Agent.
(a)    If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04(a):

(i)that it will hold all sums held by it as such agent for the payment of the principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Change of Control Redemption Price and Provisional Redemption Price, if applicable) of, and accrued and unpaid Cash Interest on, the Notes in trust for the benefit of the Holders of the Notes;
(ii)that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Change of Control Redemption Price and Provisional Redemption Price, if applicable) of, and accrued and unpaid Cash Interest on, the Notes when the same shall be due and payable; and
(iii)that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.
The Company shall, on or before each due date of the principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Change of Control Redemption Price and Provisional Redemption Price, if applicable) of, or accrued and unpaid Cash Interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Change of Control Redemption Price and Provisional Redemption Price, if applicable) or accrued and unpaid Cash Interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such date.
(b)If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Change of Control Redemption Price and Provisional Redemption Price, if applicable) of, and accrued and unpaid Cash Interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Change of Control Redemption Price and Provisional Redemption Price, if applicable) and accrued and unpaid Cash Interest so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Change of Control Redemption Price and Provisional Redemption Price, if applicable) of, or accrued and unpaid Cash Interest on, the Notes when the same shall become due and payable.
(c)Anything in Section 4.04(a) to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by Section 4.04(a), such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts.
(d)Any money or property deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Change of Control Redemption Price and Provisional Redemption Price, if applicable) of, accrued and unpaid Cash Interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Change of Control Redemption Price and Provisional Redemption Price, if applicable), Cash Interest or consideration due upon conversion has become due and payable shall, subject to applicable abandoned property laws, be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.
(e)Upon any Event of Default pursuant to Section 6.01(h) or Section 6.01(i), the Trustee shall automatically be the Paying Agent.
(f)In the event that the Paying Agent receives funds in advance of any due date hereunder, the Paying Agent shall be entitled to invest such funds in the U.S. Bank Money Market Deposit Account or any substantially similar successor account, any earnings on which shall be for the account of the Company.
Section 4.05 Existence. Subject to Article 11, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and, subject to Article 16, the Company and the Guarantors shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate, partnership or other existence of the Guarantors.
Section 4.06 Quarterly and Annual Reports and Rule 144A Information Requirement.
(a)    Prior to the consummation of the Qualified IPO, the Company shall prepare and deliver to the Trustee and the Holders of Notes the following information:
(i)    within 120 days after the end of each fiscal year of the Company:
(A)    annual consolidated financial statements and the notes thereto (which shall be audited if the Company prepares audited annual financial statements) of the Company in respect of its most recently completed fiscal year, which annual consolidated financial statements and notes thereto will include the Company’s consolidated balance sheet as at the end of such fiscal year and its consolidated statements of income, stockholders’ equity and changes in cash flow of the Company for such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied (and certified by independent public accountants if such financial statements and notes thereto are audited); and
(B)    the Company’s then-current consolidated capitalization table as of the end of such fiscal year; and
(ii)    within 45 days after the end of each of the Company’s first three fiscal quarters of each of the Company’s fiscal years beginning with the fiscal quarter ending March 31, 2016, unaudited consolidated financial statements and the notes thereto of the Company in respect of its most recently completed fiscal quarter, which consolidated financial statements and notes thereto will include an unaudited consolidated balance sheet as at the end of such fiscal quarter and an unaudited consolidated statement of income for such fiscal quarter, each prepared in accordance with generally accepted accounting principles consistently applied, and an unaudited consolidated statement of changes in cash flow for such fiscal quarter, which the Company shall use its reasonable best efforts to prepare in accordance with generally accepted accounting principles consistently applied.
By receiving such information, each Holder shall be deemed to agree that as a condition to receiving such information that such information is confidential and may not be used, reproduced, disclosed or disseminated to any other Person (other than its directors, members, partners, officers, employees, accountants, attorneys and other agents having a need to know the contents of such information and who are bound by confidentiality obligations at least as restrictive as those set forth in this paragraph) unless such information (1) has been made available to the public generally by the Company, (2) was in the Holder’s possession before receipt of such information pursuant to this Section 4.06(a), (3) is or becomes a matter of public knowledge through no action or inaction of such Holder that is prohibited by this paragraph, (4) is disclosed by the Company to a third party without a duty of confidentiality on such third party, (5) is required to be disclosed by such Holder (or its directors, members, partners, officers, employees, accountants, attorneys or other agents) under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise) or by order or request of any court or governmental or regulatory body to whose supervisory authority such Holder, its directors, members, partners, officers, employees, accountants, attorneys or other agents, as the case may be, is subject; provided that, to the extent such Holder is subject to such compulsion of law or order and to the extent lawfully permitted to do so and other than in respect of any disclosure of such information made to any banking, financial, securities or similar supervisory or regulatory or governmental authority exercising its supervisory, examination or audit functions over such Holder, prior to providing such information, such Holder promptly provides the Company with written notice and, if the Company fail to obtain a protective order or other appropriate remedy with respect to the disclosure of such information, such Holder will furnish only that portion of the information that is so required to be disclosed, (6) is disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of such Holder’s rights under this indenture or (7) is disclosed by such Holder with the Company’s prior written consent. Notwithstanding the foregoing, Holders of Notes shall be permitted to share any information that the Company delivers pursuant to this Section 4.06(a) with prospective purchasers of the Notes so long as any such prospective purchaser (1) is not a Competitor of the Company, as reasonably determined by the Company, and (2) agrees in writing to the Company to abide by the confidentiality provisions described in this Section 4.06(a).
(b)If, at any time, the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes or any shares of Common Stock issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, upon the written request of any Holder, beneficial owner or prospective purchaser of Notes or any shares of Common Stock issuable upon the conversion of the Notes, promptly furnish such Holder, beneficial owner or prospective purchaser the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of the Notes or such shares of Common Stock pursuant to Rule 144A, as such rule may be amended from time to time. The Company shall take such further action as any Holder or beneficial owner of the Notes or any shares of Common Stock issuable upon conversion of the Notes may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell the Notes or any shares of Common Stock issuable upon conversion of the Notes in accordance with Rule 144A, as such rule may be amended from time to time.
(c)On and after the consummation of the Company’s first firmly underwritten registered public offering of Common Stock, the Company shall file with the Trustee, within 15 calendar days after the same are required to be filed with the Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any successor rule under the Exchange Act), copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (excluding, for the avoidance of doubt, any documents or reports (or portions thereof) that are subject to confidential treatment and any correspondence with the Commission). Any such document or report that the Company files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be delivered and filed with the Trustee for purposes of this Section 4.06(c) at the time such documents are filed via the EDGAR system (or any successor thereto); provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR (or its successor).
(d)Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including the Company’s compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).
(e)Within ten (10) Business Days following the Financial Statement Availability Date for a fiscal quarter, the Company shall deliver to the Trustee, and the Trustee shall provide to Holders upon request, a statement setting forth in reasonable detail the Company’s calculation of Collateral Value as of the last day of such fiscal quarter. In addition, the Company shall deliver to each Holder of the Notes a statement setting forth in reasonable detail the Company’s calculation of Investment Collateral Value with respect to a Significant Investment (or one or more Investments, which taken together would constitute a Significant Investment, that were not previously reported pursuant to this Section 4.06(e)) no later than ten (10) Business Days following the Calculation Date for such Significant Investment.
Section 4.07 Stay, Extension and Usury Laws. Each of the Company and the Guarantors, if any, covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company or any Guarantor from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and each of the Company and the
Guarantors, if any, to the extent it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.
Section 4.08 Compliance Certificate; Statements as to Defaults. The Company shall deliver to the Trustee within 120 calendar days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2015) an Officer’s Certificate stating whether the signer thereof knows of any Default or Event of Default that occurred during the previous fiscal year and, if so, specifying each such Default or Event of Default, its status and what actions the Company is taking or proposing to take with respect thereto.
In addition, the Company shall deliver to the Trustee, as soon as possible, and in any event within 30 calendar days after becoming aware of any Event of Default or Default, written notice of such Event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof.
Section 4.09 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.
Section 4.10 Restrictive Legend.
(a)Promptly following the Resale Restriction Termination Date of any Note that is not an Affiliate Note, the Company shall use its commercially reasonable efforts to remove the restrictive legend on such Note and assign an unrestricted CUSIP number to such Note.
(b)If, and for so long as, the restrictive legend on any Note (other than Affiliate Note) has not been removed, any Note (other than Affiliate Note) is assigned a restricted CUSIP number or any Note (other than Affiliate Note) is not eligible for resale under Rule 144 under the Securities Act (without restrictions pursuant to U.S. securities laws or the terms of this Indenture or the Notes) by Holders other than Affiliates of the Company or Holders that were Affiliates of the Company at any time during the three months preceding as of the later of (i) the 375th day after the last date of original issuance of such Note (with any PIK Notes deemed to have been issued on the date the underlying Note was originally issued) (or, if such 375th day is after a Regular Record Date and on or before the next Interest Payment Date, the Business Day after such Interest Payment Date) and (ii) 5 Business Days following the consummation of the Company’s first firmly underwritten registered public offering of common stock, the Company shall pay Additional Interest on such Note at a rate equal to 0.50% per annum of the principal amount of such Note outstanding until the restrictive legend has been removed from such Note, such Note is assigned an unrestricted CUSIP number and such Note is eligible for resale under Rule 144 under the Securities Act (without restrictions pursuant to U.S. securities laws or the terms of this Indenture or such Note) as described above by Holders other than Affiliates of the Company (or Holders that were Affiliates of the Company at any time during the three months preceding).
(c)Additional Interest pursuant to Section 4.10(b) above will be payable in arrears on each Interest Payment Date following accrual in the same manner and to the same persons as regular interest on the Notes.
(d)Subject to the immediately succeeding sentence, Additional Interest that is payable in accordance with Section 4.10(b) shall be in addition to, and not in lieu of, any Additional Interest that may be payable as a result of the Company’s election pursuant to Section 6.04. However, in no event shall any Additional Interest (including any Additional Interest that may accrue as a result of the Company’s election pursuant to Section 6.04) accrue at a rate per year in excess of 0.50% per annum, regardless of the number of events or circumstances giving rise to the requirement to pay such Additional Interest.
(e)If Additional Interest is payable by the Company pursuant to Section 4.06 or Section 4.10(b), the Company shall deliver to the Trustee an Officer’s Certificate to that effect setting forth (i) an identification of the Notes in respect of which such Additional Interest is payable; (ii) the amount of such Additional Interest that is payable and (iii) the date on which such Additional Interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable, and the Trustee shall have no duty to verify the Company’s calculation of Additional Interest. If the Company has paid Additional Interest directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.
Section 4.11 Qualified IPO. The Company shall provide notice to Holders, the Trustee and the Conversion Agent (if other than the Trustee) of the consummation of the Qualified IPO no later than two Business Days following the consummation of the Qualified IPO.
Section 4.12 Lock-up Release Date. The Company shall notify Holders of the Notes (and use its commercially reasonable efforts to notify any person who previously received shares of Common Stock upon conversion of the notes other than in connection with a Change of Control prior to the Qualified IPO), the Trustee and the Conversion Agent (if other than the Trustee) of the occurrence of the Lock-up Release Date no later than two Business Days following the Lock-up Release Date.
Section 4.13 Limitation on Investments. Neither the Company nor any Guarantor shall, directly or indirectly, make any Restricted Investment.

Section 4.14 Maintenance of Collateral. If, as of the last day of any fiscal quarter of the Company, the Collateral Value does not equal or exceed the Threshold Amount as of such date, then the Company shall, solely to the extent assets not already pledged to secure the Notes are owned by one or more of its Subsidiaries that are not PPA Companies, Guarantors, Pledged Foreign Subsidiaries or Foreign Subsidiaries, and which assets would constitute Eligible Assets if such Subsidiary or Subsidiaries were Guarantors (“Available Eligible Assets”), promptly after the Financial Statement Availability Date in respect of such fiscal quarter, cause to be pledged to secure the Notes such Available Eligible Assets with a Book Value at least equal to the lesser of (i) the Book Value of all Available Eligible Assets and (ii) the amount sufficient to cause the Collateral Value to equal the Threshold Amount. Notwithstanding the foregoing, the Collateral Value as of September 30, 2015 will be deemed to be $381,849,290.
Section 4.15 Adjustment to Conversion Rate. Prior to the Qualified IPO, to the extent the Company (or any Subsidiary thereof) includes any price-based anti-dilution adjustment in an instrument governing convertible debt or preferred stock (“Other Instrument”) of the Company (or exchangeable debt of a Subsidiary of the Company that is exchangeable into Common Stock) issued in a bona fide financing transaction for the purpose of raising capital that results in an adjustment to the conversion price or conversion rate of such Other Instrument as a result of issuances of Capital Stock below the conversion price or conversion rate of such Other Instrument that is in any material respect more favorable to the holder of such instrument than the price-based anti-dilution adjustments included in Section 14.05 hereof are to the Holders, the Company shall promptly after the effectiveness of such instrument prepare a supplement to this Indenture granting any such price-based anti-dilution adjustment to the Holders of Notes; provided that notwithstanding the foregoing, no adjustment shall be made on account of any anti-dilution adjustment applicable to the Company’s preferred stock outstanding on the Issue Date (the “Existing Preferred Stock”) or any anti-dilution adjustments applicable to future series of preferred stock that is substantially similar to the anti-dilution provisions applicable to the Existing Preferred Stock, in each case, as such provisions of the Existing Preferred Stock exist on the Issue Date.
Section 4.16 Mortgages. With respect to any real property (other than Non-Material Real Property) that is owned in fee simple by the Company or any Guarantor (collectively, the “Premises”), the Company or such Guarantor shall use commercially reasonable efforts to, within 180 days of the later of (x) the Issue Date and (y) the acquisition thereof, as applicable:
(a)deliver to the Collateral Agent, as mortgagee, for the benefit of the Holders, fully executed counterparts of Mortgages, duly executed by the Company or the applicable Guarantor, as the case may be, and corresponding Uniform Commercial Code (or similar) fixture filings, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages and corresponding Uniform Commercial Code (or similar) fixture filings as may be necessary to create a valid, perfected Lien in favor of the Collateral Agent, subject to Permitted Liens, against the Premises purported to be covered thereby;
(b)deliver to the Collateral Agent, (i) mortgagee’s title insurance policies in favor of the Collateral Agent in an amount equal to 100% of the fair market value of the Premises purported to be covered by the related Mortgages, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens in favor of the Collateral Agent thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available and issued at ordinary rates, customary endorsements or such endorsements as the Collateral Agent may reasonably request (excluding endorsements related to mechanics lien coverage, creditors’ rights, environmental liens and survey matters (unless a satisfactory survey is made available) and shall be accompanied by evidence of the payment in full (or satisfactory arrangements for the payment in full)) of all premiums thereon and (ii) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurer to issue the title insurance policies and endorsements referenced herein with respect to each of the Premises;
(c)deliver to the Collateral Agent current (other than the Delaware Property) and future real property surveys of such Premises;
(d)deliver Opinions of Counsel to the Collateral Agent in the jurisdictions where such Premises are located that such Mortgage has been duly authorized, executed and delivered by the Company or such Guarantor, constitutes a legal, valid, binding and enforceable obligation of the Company or such Guarantor and creates a valid perfected Lien in favor of the Collateral Agent, subject to Permitted Liens, against the Premises purported to be covered thereby; and
(e)such other information, documentation, and certifications as may be reasonably required by the Collateral Agent or necessary in order to create valid, perfected and subsisting Liens in favor of the Collateral Agent, subject to Permitted Liens, against the Premises covered by the Mortgages.
Section 4.17 Additional Guarantors. The Company will cause each Subsidiary, other than any PPA Company or any Foreign Subsidiary, to, substantially concurrently with (i) the pledge by such Subsidiary pursuant to Section 4.14 or (ii) the guarantee by such Subsidiary of the Revenue Notes or any 2020 Financing Transaction debt facility, execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C attached hereto pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Company’s Obligations under the Indenture Documents on the terms set forth in this Indenture and the Security Documents until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
Section 4.18 Further Assurances. Subject to the limitations set forth herein and in the Security Documents, the Company and the Guarantors shall execute and deliver such further instruments and do such further acts as may be necessary, desirable or proper, or that the Trustee or Collateral Agent may reasonably request, to carry out more effectively the provisions of this Indenture.
The Company shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as shall be necessary or as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the Obligations intended to be secured by the Security Documents and (ii) file any such notice filings, financing statements or other agreements or instruments as may be necessary, proper or desirable, or that the Collateral Agent may reasonably request, to attach and perfect (and maintain the attachment, perfection and priority) the Liens created by the Security Documents, subject to Permitted Liens and the Intercreditor Agreement, in each case subject to the terms of, and to the extent required by, the Security Documents.
Section 4.19 Intercreditor Agreement. Upon the incurrence by the Company of any Pari passu Obligations, the Company shall deliver to the Trustee and the Collateral Agent a written request that the Collateral Agent execute and deliver the Intercreditor Agreement in the form set forth as Exhibit E, accompanied by an Officer’s Certificate and an Opinion of Counsel stating that the covenants and conditions precedent in this Indenture relating to the incurrence of such Pari passu Obligations and the execution and delivery of the Intercreditor Agreement have been satisfied and upon receipt of such document, the Collateral Agent shall execute and deliver such Intercreditor Agreement.
Section 4.20 Use of Proceeds of Revenue Notes. The Company shall not use, directly or indirectly, any of the net cash proceeds received by the Company from the issuance and sale of the Revenue Notes to make any Investment in any Subsidiary that is not a Guarantor. All of the net cash proceeds received by the Company from the issuance and sale of the Revenue Notes shall be deposited into a deposit account that is subject to a Deposit Account Control Agreement at the time of deposit upon or promptly after receipt thereof.
Section 4.21 Delaware Property Security. Within sixty (60) days after the Delaware Property Release Date, the Company shall deliver the Delaware Property Mortgage to the Trustee and file, register or record all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Holders to be filed, registered or recorded to create the Liens intended to be created by the Delaware Property Mortgage and perfect such Liens to the extent required by, and with the priority required by, the Delaware Property Mortgage.
Section 4.22    Repurchase or Redemption Upon Consummation of Certain
Transactions.
(a)    If the Company or any Guarantor (i) consummates any Equity Offering,
(ii) borrows, issues or otherwise incurs any Indebtedness for money borrowed (other than Excluded Debt), or (iii) sells or licenses any Intellectual Property in a transaction outside the ordinary course of business, in each case on or after the date hereof, the Company will apply an amount equal to the cash proceeds therefrom (net of any underwriting discount, OID, initial purchasers’ discount, private placement fees, upfront fees, commitment fees and legal expenses incurred in connection therewith) as follows: (1) first, to repurchase the Notes owned (beneficially or of record) by CPP Investments within five Business Days of the receipt of such cash proceeds, at a purchase price payable in cash equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date, plus the Applicable Premium (if the Applicable Premium is greater than zero), until $70.0 million in aggregate principal amount of Notes owned by CPP Investments have been redeemed (pursuant to any redemption provision of this Indenture) or repurchased on or after the date hereof (and, for avoidance of doubt, this clause (1) shall be of no further force or effect at any time after $70.0 million in aggregate principal amount of Notes owned by CPP Investments have been so redeemed or repurchased); and (2) second, 50% of the remaining amount will be applied to redeem the Notes pursuant to Section 4.22(c) at a redemption price payable in cash equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding the Redemption Date, plus the Applicable Premium (if the Applicable Premium is greater than zero), and 50% of the remaining amount may be used by the Company for any purpose and in any manner not otherwise prohibited by this Indenture. Notwithstanding the foregoing, if the Company offers to repurchase Notes owned by CPP Investments pursuant to clause (1) above but CPP Investments declines to consummate such repurchase for any reason, or if CPP Investments declines any redemption pursuant to Section 4.22(c), then for purposes of clause (1) above, such repurchase or redemption shall be deemed to have been made.
(b)If at least $70.0 million in aggregate principal amount of Indebtedness has been issued under any 2020 Financing Transaction debt facility, the Company will apply an amount equal to 100% of the cash proceeds (net of any underwriting discount, OID, initial purchasers’ discount, private placement fees, upfront fees, commitment fees and legal expenses incurred in connection therewith) from the next $80.0 million in aggregate principal amount of Indebtedness issued under the accordion, incremental facility or reopener provision, if any, of such 2020 Financing Transaction debt facility, to redeem the Notes pursuant to Section 4.22(c) at a redemption price payable in cash equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding the Redemption Date, plus the Applicable Premium (if the Applicable Premium is greater than zero).
(c)If the Company is required to redeem all or a portion of the Notes pursuant to Section 4.22(a) (excluding, for avoidance of doubt, repurchase of Notes from CPP Investments pursuant to clause (1) thereof) or 4.22(b), the Company shall follow the redemption procedures set forth in Section 13.03; provided that (i) the applicable notice of redemption shall state that any Holder (including, in the case of Global Notes, the beneficial owners thereof) may, by written notice to the Company within five Business Days of the redemption notice delivered by the Company pursuant to Section 13.03, decline their pro rata portion of the net cash proceeds being applied to make such redemption pursuant to the procedures stated in such redemption notice (which procedures may, at the Company’s option, require that any Holder (or beneficial owner) that does not decline their pro rata portion of such net cash proceeds must deliver their Notes (or beneficial interest therein) to the Trustee pursuant to the applicable procedures of the Depositary) and (ii) the Redemption Date shall be no later than the 15th Business Day following the consummation of the applicable transaction which results in the requirement to redeem the Notes pursuant to this Section 4.22(c) (and no more than 15 days’ notice of redemption will be required). The Company shall deliver a certification to the Trustee setting forth the procedures to be used in implementing the foregoing and a list of beneficial owners who have declined such net cash proceeds (and the participants at the Depositary through whom such beneficial owners hold the Notes), together with such information as shall be reasonably required by the Trustee or the Depositary to effect to the foregoing. For the avoidance of doubt, to the extent any redemption pursuant this 4.22(c) is conducted through DTC (whether through DTC redemption procedures or other DTC procedures used to implement the provisions of Section 4.22(a) or (b), as the case may be), such redemption shall be conducted in accordance with DTC’s applicable procedures. Any net cash proceeds that are declined by the Holders (or beneficial owners) may be used by the Company for any purpose and in any manner not otherwise prohibited by this Indenture. Any net cash proceeds that are declined by CPP Investments will be deemed to have been applied to repurchase Notes owned by CPP Investments pursuant to clause (1) above but CPP Investments declines to consummate such repurchase for any reason, then for purposes of clause (1) above, such repurchase shall be deemed to have been made.
Section 4.23    Limitation on Payments With Respect to Indebtedness. The Company shall not (i) make any cash payment on, or cash repurchase of, its outstanding 5% Convertible Notes, prior to the six-month anniversary of the date hereof or (ii) repay or prepay for cash the principal amount of any other Indebtedness (other than (i) a repayment of Existing Noteholder Debt from the proceeds of other Existing Noteholder Debt or (ii) Excluded Debt described in clause (iv) of the definition thereof incurred under a revolving line of credit), prior to the repayment of at least $70.0 million in aggregate principal amount of Notes owned (beneficially or of record) by CPP Investments. Notwithstanding the foregoing, if the Company offers to repurchase or redeem Notes owned by CPP Investments but CPP Investments declines to consummate such repurchase or redemption for any reason, then for purposes of clause (ii) above, such repurchase or redemption shall be deemed to have been made.
Section 4.24    Limitation on Restricted Payments. The Company shall not (i) declare or pay any cash dividend or make any cash distribution on account of the Company’s Capital Stock, or purchase or otherwise acquire or retire for cash or cash equivalents any of the Company’s Capital Stock, in each case other than in connection with a Permitted Bond Hedge or Warrant Transaction or (ii) make any Investment consisting of cash, cash equivalents or other assets in any Subsidiary that is not a Guarantor except pursuant to intercompany agreements that are in existence on the date hereof, which agreements may not be amended in a manner materially adverse to the Holders following the date hereof without the prior written consent of CPP Investments (or, if CPP Investments does not beneficially own any Notes (which shall be based solely on a certificate of CPP Investments upon which the Trustee may conclusively rely), without the prior written consent of Holders representing a majority in aggregate principal amount of the Notes).
Section 4.25    Limitation on Liens on, and Transfers of, Intellectual Property.
(a)The Company shall not (i) create, incur, assume or permit to exist any Lien (such Lien, the “Initial Lien”), other than Permitted Intellectual Property Liens, on any Intellectual Property of the Company or any of its Subsidiaries unless the Notes are equally and ratably secured thereby, and (ii) shall not transfer any Intellectual Property to any Subsidiary that is not a Guarantor.
(b)Notwithstanding the foregoing, any Lien to secure the Notes pursuant to Section 4.25(a)(i) shall be automatically and unconditionally released and discharged upon the release of the Initial Lien on such Intellectual Property (including any deemed release upon payment in full of all obligations secured by such Liens).
Section 4.26    Additional Information Rights. If the Company does not make payment in full of the outstanding principal amount of the Notes on or prior to the one-year anniversary of the date hereof, (i) CPP Investments, so long as its beneficially owns any Notes, or (ii) any beneficial owner or owners of at least 50% in aggregate principal amount of the Notes may receive, upon written request to the Company, any of the following information: (i) weekly or monthly cash balances, (ii) monthly unaudited financial statements and (iii) copies of all notices, minutes, consents, and other materials that it provides to the Board of Directors or any committee of the Board of Directors, at the same time and in the same manner as such information is delivered to the Board of Directors (collectively, “Board Materials”); provided that the Company shall have no obligation to provide any Board Materials or portion(s) thereof if the Company concludes, acting in good faith, that (i) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company or its affiliates and its counsel; (ii) such Board Materials or discussion relates to the Notes or to the Company's or its affiliates' relationship, contractual or otherwise, with any beneficial owner of the Notes or any actual or potential transactions between or involving the Company or its affiliates and any beneficial owner of the Notes or its affiliates; (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its affiliates is a party or otherwise bound; or (iv) such exclusion is necessary to protect competitively sensitive information of the Company or any of its affiliates. If less than $70.0 million in aggregate principal amount of Notes owned (beneficially or of record) by CPP Investments have been repurchased or redeemed (pursuant to any redemption provision of this Indenture) on or after the date hereof by September 1, 2020, the Company shall provide the following to CPP Investments to the extent requested in writing: (i) weekly or monthly cash balances, (ii) monthly unaudited financial statements and (iii) conference calls with senior management of the Company not more than once a calendar month.
The Trustee shall have no obligation to monitor the beneficial ownership of the Notes for purposes of the Company’s compliance with this Section 4.26.
Section 4.27    The Requisite Stockholder Approval. The Company will use its commercially reasonable efforts to obtain the Requisite Stockholder Approval, including by seeking such approval, if not previously obtained, at each future regular annual meeting of its stockholders and endorsing its approval in the related proxy materials.
ARTICLE 5.
LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE
Section 5.01 Lists of Holders. The Company covenants and agrees that it will furnish or cause to be furnished to the Trustee and the Paying Agent, semi-annually, not more than 15 calendar days after each June 1 and December 1 in each year beginning with May 1, 2016, and at such other times as the Trustee may request in writing, within 30 calendar days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders as of a date not more than 15 calendar days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.
Section 5.02 Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.
ARTICLE 6.
DEFAULTS AND REMEDIES
Section 6.01 Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:
(a)default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 calendar days;
(b)default in the payment of principal of any Note when due and payable on the Maturity Date, upon any Redemption Date, any Specified Repurchase Date, any Fundamental Change Repurchase Date, any Change of Control Repurchase Date, upon declaration of acceleration or otherwise;
(c)failure by the Company to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a Holder’s conversion right where such failure continues for a period of three Business Days;
(d)failure by the Company to issue a Notice of Redemption in accordance with Section 13.04, a notice of a Change of Control in accordance with Section 14.01, a Fundamental Change Company Notice, a Specified Repurchase Date Right Notice or a Change of Control Company Notice in accordance with Section 15.01(b), Section 15.02(b) or Section 15.03(b), notice of a Make-Whole Fundamental Change in accordance with Section 14.04(b), notice of the consummation of the Qualified IPO in accordance with Section 4.11 or notice of the occurrence of the Lock-up Release Date in accordance with Section 4.12, in each case, when due, and such failure continues for two Business Days after the due date for such notice;
(e)failure by the Company or any Guarantor to comply with its obligations under Article 11 or Section 4.13, 4.22, 4.23, 4.24 or 4.25;
(f)failure by the Company or any Guarantor for 60 calendar days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company to comply with any other covenants and obligations of the Company or any Guarantor contained in the Indenture Documents (other than those covenants and obligations referred to in clauses (a) through (e) above);
(g)default by the Company, any Guarantor or any Significant Subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed of $15.0 million (or the foreign currency equivalent thereof) or more in the aggregate of the Company and/or any such Guarantor or Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable, (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and in the cases of clauses (i) and (ii) such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 calendar days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then outstanding determined in accordance with Section 18.03 has been received, or (iii) prior to the consummation of the Qualified IPO, entitling any creditor or creditors of the Company, any Guarantor or any Significant Subsidiary after expiration of any applicable cure period to accelerate such indebtedness;
(h)the Company, any Guarantor or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Guarantor or Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Guarantor or Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;
(i)an involuntary case or other proceeding shall be commenced against the Company or any Guarantor or Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Guarantor or Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Guarantor or Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive calendar days;
(j)any of the Guarantees by a Guarantor ceases to be in full force and effect or any of such Guarantees is declared by a court of competent jurisdiction to be null and void and unenforceable or any of such Guarantees is found by a court of competent jurisdiction to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture) and such event continues for ten (10) Business Days;
(k)(A) failure by the Company or any Guarantor to comply with any of its covenants or other obligations under any of the Security Documents for 15 calendar days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company, (B) any of the Security Documents shall cease for any reason to be in full force and effect (other than in accordance with its terms or the terms of this Indenture), or the Company or a Guarantor, in each case that is a party to any of the Security Documents shall so assert in writing, or (C) the Lien created by any of the Security Documents, shall cease to be, or shall be asserted in writing by the Company or any Guarantor not to be, perfected (to the extent required by this Indenture or the Security Agreement) and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted by this Indenture or by any of the Security Documents);

(l)K.R. Sridhar resigns from, is unable to perform as, or ceases to serve in his current position as Chief Executive Officer of the Company at any time, unless, in each case, such event is due to illness, incapacity or death;
(m)the Company has not redeemed, repurchased or otherwise repaid at least $70.0 million of Notes beneficially owned by CPP Investments on or before June 1, 2021, in the case of repurchase at a purchase price of 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to but excluding the date of repurchase, plus the Applicable Premium (if the Applicable Premium is greater than zero) (and in the case of redemption, at the applicable redemption price pursuant to the applicable provisions of this Indenture), such that CPP Investments has been repaid at least $70.0 million after the date hereof in respect of its Notes held as of the date hereof from all repurchases, redemptions or other repayments after the date hereof; or
(n)the Company fails to comply with its obligations pursuant to Section 4(h) of the Support Agreement.
For avoidance of doubt, (i) the conversion of any Notes by CPP Investments pursuant to the conversion provisions hereof or the transfer of any Notes by CPP Investments to another Person other than the Company shall not constitute a repayment of such Notes, (ii) it will not be an Event of Default pursuant to Section 6.01(m), and no breach, Default or Event of Default will arise as a result of any requirement herein that the Company has repurchased or redeemed at least $70.0 million of Notes beneficially owned by CPP Investments, if, in each case, it is not possible for the Company to repurchase such amount because CPP Investments has transferred Notes to another Person, converted such Notes pursuant to the conversion provisions hereof or the necessary amount of Notes are no longer held by CPP Investments for any other reason and (iii) the requirements herein to repay at least $70.0 million of Notes held by CPP Investments shall only apply to the extent such Notes are held by CPP Investments.
Section 6.02 Acceleration; Rescission and Annulment. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding determined in accordance with Section 8.04, in each case, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal amount of, and accrued and unpaid interest, if any, on all the Notes to be due and payable in cash immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company occurs and is continuing, 100% of the principal amount of, and accrued and unpaid interest, if any, on, all Notes shall automatically become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder.

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of the Notes shall have been so declared due and payable (or have become immediately due and payable), and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, if (1) the Company shall have paid or deposited with the Trustee a sum sufficient to pay all matured installments of accrued and unpaid interest upon the Notes and the principal of any and all Notes that shall have become due otherwise than by acceleration (with interest on such principal and, to the extent that such payment is enforceable under applicable law, on overdue installments of accrued and unpaid interest, at the rate borne by the Notes at such time) and amounts due to the Trustee pursuant to Section 7.06, (2) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (3) any and all existing Events of Default under this Indenture, other than the nonpayment of the principal of and accrued and unpaid interest, if any, on Notes that shall not have become due by their terms, shall have been remedied or waived pursuant to Section 6.09, then and in every such case (except as provided in the immediately succeeding sentence) the Holders of the Minimum Principal Amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price and Redemption Price, if applicable) of, or accrued and unpaid interest, if any, on, any Notes, (ii) a failure to repurchase any Notes when required under this Indenture, or (iii) a failure to pay or deliver, as the case may be, the consideration due upon conversion of the Notes.
Section 6.03 Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a) or (b) of Section 6.01 shall have occurred, the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Notes at such time, and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee hereunder. If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.
In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under Title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company or such other obligor, or in the event of any other judicial proceedings relative to the Company or such other obligor upon the Notes, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.03, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee hereunder; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, reasonable expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee hereunder, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, reasonable expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes.
In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.
In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to

Section 6.09 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Holders and the Trustee shall continue as though no such proceeding had been instituted.
Section 6.04 Additional Interest. Notwithstanding anything in this Indenture or in the Notes to the contrary, to the extent the Company elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06 shall (i) for the first 90 calendar days after the occurrence of such an Event of Default, consist exclusively of the right to receive Additional Interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for each day during such 90-calendar day period on which such an Event of Default is continuing and (ii) for the period from, and including, the 91st calendar day after the occurrence of such an Event of Default to, and including, the 180th calendar day after the occurrence of such an Event of Default, consist exclusively of the right to receive Additional Interest on the Notes at a rate equal to 0.50% per annum of the principal amount of Notes outstanding for each day during such additional 90-calendar day period on which such an Event of Default is continuing. Subject to the last paragraph of this Section 6.04, Additional Interest payable pursuant to this Section 6.04 shall be in addition to, not in lieu of, any Additional Interest payable pursuant to Section 4.10. If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 181st calendar day after such Event of Default (if the Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06 is not cured or waived prior to such 181st calendar day), the Notes shall be immediately subject to acceleration as provided in Section 6.02. The provisions of this Section 6.04 will not affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay Additional Interest following an Event of Default in accordance with this Section 6.04 or the Company elected to make such payment but does not pay the Additional Interest when due, the Notes shall be immediately subject to acceleration as provided in Section 6.02.
In order to elect to pay Additional Interest as the sole remedy during the first 180 calendar days after the occurrence of any Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06 described in the immediately preceding paragraph, the Company must notify all Holders of the Notes, the Trustee and the Paying Agent (if other than the Trustee) of such election prior to the beginning of such 180-calendar day period. Upon the failure to timely give such notice, the Notes shall be immediately subject to acceleration as provided in Section 6.02. Neither the Trustee nor the Paying Agent shall at any time be under any duty or responsibility to any Holder to determine the Additional Interest, or with respect to the nature, extent, or calculation of the amount of Additional Interest owed, or with respect to the method employed in such calculation of the Additional Interest.
In no event shall Additional Interest payable in the event the Company elects to pay Additional Interest in respect of an Event of Default relating to its failure to comply with its obligations under Section 4.06 as set forth in this Section 6.04 (together with Additional Interest payable under Section 4.10(b)) accrue at a rate in excess of 0.50% per annum, regardless of the number of events or circumstances giving rise to the requirement to pay such Additional Interest.
Section 6.05 Application of Monies Collected by Trustee. Subject to the terms of the Intercreditor Agreement, any monies or property collected by the Trustee pursuant to this Article 6 or by the Collateral Agent pursuant to the Security Documents, or any money or other property distributable in respect of the Company’s or the Guarantors’ obligations under the Indenture Documents after an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies or property, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:
First, to the payment of all amounts due the Trustee (in any capacity), the Collateral Agent and their respective agents hereunder;
Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of interest on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) upon such overdue payments at the rate borne by the Notes at such time, such payments to be made ratably to the Persons entitled thereto;
Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price, Redemption Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price and Redemption Price and any cash due upon conversion) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price and Redemption Price and any cash due upon conversion) and accrued and unpaid interest; and
Fourth, to the payment of the remainder, if any, to the Company or the applicable Guarantor, as the case may be.
Section 6.06 Proceedings by Holders. Except to enforce the right to receive payment of principal (including, if applicable, the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price and redemption price) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder shall have any right by virtue of or by availing of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:
(a)such Holder previously shall have given to the Trustee notice of an Event of Default and of the continuance thereof, as herein provided;
(b)Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;
(c)such Holders shall have offered to the Trustee such security or indemnity, in each case, satisfactory to the Trustee against all losses, liabilities and expenses to be incurred therein or thereby;
(d)the Trustee for 60 calendar days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and
(e)no direction that is inconsistent with such written request shall have been given to the Trustee by the Holders of the Minimum Principal Amount of the Notes then outstanding within such 60-calendar day period pursuant to Section 6.09, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein); it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders. For the protection and enforcement of this Section 6.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.
Notwithstanding any other provision of this Indenture and any provision of any Note, the right of any Holder to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price and Redemption Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to bring suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates against the Company shall not be impaired or affected without the consent of such Holder.
Section 6.07 Proceedings by Trustee. In case of an Event of Default, the Trustee may proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.
Section 6.08 Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.06, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.
Section 6.09 Direction of Proceedings and Waiver of Defaults by Holders. Subject to the Trustee’s right to receive indemnity or security satisfactory to it from the relevant Holders as described herein, the Holders of the Minimum Principal Amount of the Notes at the time outstanding determined in accordance with Section 8.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holder) or that would involve the Trustee in personal liability. The Holders of the Minimum Principal Amount of the Notes at the time outstanding determined in accordance with Section 8.04, by notice to the Trustee, may on behalf of the Holders of all of the Notes waive any past Default or Event of Default hereunder and its consequences except (1) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Fundamental Change Repurchase Price, any Specified Repurchase Date Price, Change of Control Repurchase Price and Redemption Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (2) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Notes, (3) a failure by the Company to repurchase any Notes when required under this Indenture, (4) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected or (5) a failure by the Company to redeem any Notes upon redemption of any Notes. Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
Section 6.10 Notice of Defaults. The Trustee shall, within 90 calendar days after it receives notice of the occurrence and continuance of a Default of which a Responsible Officer has actual knowledge, mail (or send electronically) to each Holder notice of all Defaults known to a Responsible Officer, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price and Redemption Price, if applicable), or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.
Section 6.11 Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, that the provisions of this
Section 6.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Fundamental Change Repurchase Price, Specified Repurchase Date Price, Change of Control Repurchase Price and Redemption Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the consideration due upon conversion, in accordance with the provisions of Article 14.
ARTICLE 7.
CONCERNING THE TRUSTEE
Section 7.01 Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee. In the event an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity satisfactory to the Trustee against all losses, liabilities and expenses that might be incurred by it in compliance with such request or direction. Prior to taking any action hereunder at the Company’s instruction, the Trustee shall be entitled to indemnification by the Company satisfactory to the Trustee against all losses, liabilities and expenses caused by taking or not taking such action.
No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:
(a)    prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred:
(i)the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)in the absence of bad faith and willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);
(b)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts;
(c)    the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than the Minimum Principal Amount of the Notes at the time outstanding determined as provided in Section 8.04 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;
(d)    whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section;
(e)    the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;

(f)if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred, unless a Responsible Officer of the Trustee had actual knowledge of such event;
(g)in the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company;
(h)in the event that the Trustee is also acting as Custodian, Note Registrar, Paying Agent, Conversion Agent, Collateral Agent or transfer agent hereunder, the rights, privileges, immunities, benefits and protections (including, without limitation, its right to be indemnified) afforded to the Trustee pursuant to this Article 7 shall also be afforded to such Custodian, Note Registrar, Paying Agent, Conversion Agent, Collateral Agent or transfer agent;
(i)the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder;
(j)the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;
(k)the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee indemnity satisfactory to the Trustee against all losses, liabilities and expenses which might be incurred by it in compliance with such request or direction;
(l)the Trustee makes no representation as to the validity or adequacy of the Notes;
(m)the Trustee is not accountable for the Company’s use or application of the proceeds from the Notes or for any funds received and disbursed in accordance with the Indenture;
(n)the Trustee shall not be liable for the obligations evidenced by the Notes;
(o)the Trustee, in its capacity as Trustee or Collateral Agent, as applicable, is hereby authorized and directed to execute and deliver each Indenture Document or Security Document to which it is a party, binding the Holders to the terms thereof;
(p)the Trustee is not responsible for any statement in the Notes other than its certificate of authentication; and

(q)    the Trustee shall have no obligation to monitor or confirm whether any purported beneficial holder of the Notes is a beneficial holder for any purpose under the Indenture Documents.
None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.
Section 7.02 Reliance on Documents, Opinions, Etc. Except as otherwise provided in Section 7.01:
(a)the Trustee and the Collateral Agent may conclusively rely and shall be fully protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, note, coupon, other evidence of indebtedness or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;
(b)any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company;
(c)the Trustee and Collateral Agent may consult with counsel of its selection and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;
(d)the Trustee and Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, other evidence of indebtedness or other paper or document, but the Trustee and Collateral Agent may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee and Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company and the Guarantors, personally or by agent or attorney at the expense of the Company and the Guarantors and shall incur no liability of any kind by reason of such inquiry or investigation;
(e)the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder;
(f)the Trustee and Collateral Agent may request that the Company and the Guarantors deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture; and
(g)the permissive rights of the Trustee and Collateral Agent enumerated herein shall not be construed as duties.

In no event shall the Trustee and Collateral Agent be liable for any consequential, special, indirect or punitive loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee and Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (1) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been given to the Trustee by the Company or by any Holder of the Notes at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
Section 7.03 No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee and Collateral Agent assume no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture.
Section 7.04 Trustee, Paying Agents, Conversion Agents, Collateral Agent or Note Registrar May Own Notes. The Trustee, any Paying Agent, any Conversion Agent, Collateral Agent or Note Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent, Collateral Agent or Note Registrar.
Section 7.05 Monies to Be Held in Trust. All monies received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed in writing from time to time by the Company and the Trustee.
Section 7.06 Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Company, and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity thereunder (including the reasonable compensation and the expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as shall have been caused by its gross negligence, willful misconduct or bad faith (in each case, as determined by a final order of a court of competent jurisdiction not subject to further appeal). The Company and the Guarantors also, jointly and severally, covenant to indemnify the Trustee (or any predecessor Trustee) in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its agents and any authenticating agent for, and to hold them harmless against, any loss, claim, damage, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred without gross negligence, willful misconduct or bad faith on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be (in each case, as determined by a final order of a court of competent jurisdiction not subject to further appeal), and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder, including the costs and expenses of defending themselves against any claim or liability (whether asserted by the Company, or any Holder or any other Person). The obligations of the Company and the Guarantors under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.04, funds held in trust herewith for the benefit of the Holders of particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company or any Guarantor. The obligation of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture and the earlier resignation or removal or the Trustee. The Company and the Guarantors need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee.
Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(h) or Section 6.01(i) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.
The provisions of this Section 7.06 shall survive the satisfaction and discharge or termination of this Indenture and the resignation or removal of the Trustee. “Trustee” for the purposes of this Section 7.06 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the gross negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.
Section 7.07 Officer’s Certificate as Evidence. Whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence, willful misconduct and bad faith (in each case, as determined by a final order of a court of competent jurisdiction not subject to further appeal) on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee, and such Officer’s Certificate, in the absence of gross negligence, willful misconduct and bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.
Section 7.08 Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least $50,000,000. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.
Section 7.09 Resignation or Removal of Trustee.
(a)The Trustee may at any time resign by giving written notice of such resignation to the Company and by delivering notice thereof to the Holders. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 60 calendar days after the delivery of such notice of resignation to the Holders, the resigning Trustee may, at the Company’s expense petition any court of competent jurisdiction for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the Issue Date) may, subject to the provisions of Section 6.11, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.
(b)In case at any time any of the following shall occur:
(i)the Trustee shall cease to be eligible in accordance with the provisions of Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder, or
(ii)the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Company may by a Board Resolution remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.11, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the Issue Date) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 60 calendar days after the delivery of such notice of resignation to the Holders, the resigning Trustee may, at the Company’s expense, petition any court of competent jurisdiction for the appointment of a successor trustee.

(c)The Holders of the Minimum Principal Amount of the Notes at the time outstanding, as determined in accordance with Section 8.04, may at any time remove the Trustee by so notifying the Trustee and the Company in writing not less than 30 days prior to the effective date of such removal and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten calendar days after notice to the Company of such nomination the Company objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided at the expense of the Company, may petition any court of competent jurisdiction for an appointment of a successor trustee.
(d)Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 7.09 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.10. The Trustee shall have no liability or responsibility for the action or inaction of any successor trustee.
Section 7.10 Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.09 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.
No successor trustee shall accept appointment as provided in this Section 7.10 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.08.
Upon acceptance of appointment by a successor trustee as provided in this Section 7.10, each of the Company and the successor trustee, at the written direction and at the expense of the Company shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders. If the Company fails to deliver such notice (or cause such notice to be delivered) within ten calendar days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Company.
Section 7.11 Succession by Merger, Etc. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.
In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.
Section 7.12 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company or any Guarantor (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer that the Company or any Guarantor has indicated to the Trustee should receive such application actually receives such application, unless any such officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.
ARTICLE 8.
CONCERNING THE HOLDERS
Section 8.01 Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen calendar days prior to the date of commencement of solicitation of such action.
Section 8.02 Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.
Section 8.03 Who Are Deemed Absolute Owners. The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Note Registrar) for the purpose of receiving payment of or on account of the principal of and (subject to Section 2.03) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes; and neither the Company nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes following an Event of Default, any Holder of a beneficial interest in a Global Note may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such Holder’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.
Section 8.04 Company-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, any Guarantor, by any Subsidiary thereof or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided, that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Company, any Guarantor, a Subsidiary thereof or a Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or a Subsidiary thereof. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.
Section 8.05 Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.
ARTICLE 9.
HOLDERS’ MEETINGS
Section 9.01 Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:
(a)to give any notice to the Company or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;
(b)to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;
(c)to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or
(d)to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.
Section 9.02 Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine in consultation with the Company or the Holders, as the case may be. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be delivered to Holders of such Notes. Such notice shall also be mailed to the Company. Such notices shall be delivered or mailed, as the case may be, not less than 20 nor more than 90 calendar days prior to the date fixed for the meeting.
Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Company and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.
Section 9.03 Call of Meetings by Company or Holders. In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed or delivered, as the case may be, the notice of such meeting within 20 calendar days after receipt of such request, then the Company or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by mailing or delivering, as the case may be, notice thereof as provided in Section 9.02.
Section 9.04 Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.
Section 9.05 Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.
The Trustee may, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.03, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of the Minimum Principal Amount of the Notes represented at the meeting and entitled to vote at the meeting.
Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Holders of the Minimum Principal Amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.
Section 9.06 Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was mailed or delivered, as the case may be, as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.
Any record so signed and verified shall be conclusive evidence of the matters therein stated.
Section 9.07 No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes.
Nothing contained in this Article 9 shall be deemed or construed to limit any Holder actions pursuant to the applicable procedures of the Depositary so long as the Notes are Global Notes.
ARTICLE 10.
SUPPLEMENTAL INDENTURES
Section 10.01 Supplemental Indentures Without Consent of Holders. The Company and the Trustee and/or the Collateral Agent, as the case may be, at the Company’s expense, may from time to time and at any time amend, supplement or waive any provision of the Indenture Documents without the consent of any Holder for one or more of the following purposes:
(a)to cure any ambiguity, omission, defect or inconsistency in a manner that does not adversely affect holders of the Notes;
(b)to provide for the assumption by a Successor Company of the obligations of the Company under this Indenture and the Notes pursuant to Article 11 or to provide for the assumption by a successor entity of the obligations of a Guarantor under this Indenture and its Note Guarantee pursuant to Article 16;
(c)to add guarantees with respect to the Notes;
(d)to release any Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the terms of the Indenture Documents;
(e)to add additional assets as Collateral or to enter into additional or supplemental Security Documents;
(f)to release Collateral in accordance with the terms of this Indenture and the Security Documents;
(g)to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Liens in favor of the Collateral Agent in the Collateral in accordance with the terms of this Indenture or the Security Documents;
(h)to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;
(i)to add to the covenants or Events of Default of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company under the Indenture;
(j)to make any change that does not adversely affect the rights of any Holder;
(k)to adjust the Conversion Rate as provided in Article 14;
(l)to provide for the issuance of Additional Notes and PIK Payments in accordance with the limitations set forth in this Indenture;
(m)to provide for the acceptance or appointment by a successor trustee or facilitate the administration of the trusts under this Indenture by more than one trustee;
(n)in connection with any Specified Corporate Event, to provide that the Notes are convertible into Reference Property, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.08;
(o)amend the provisions of this Indenture solely to facilitate (a) the deposit of one or more registered notes in global form with DTC, (b) the qualification of one or more Global Notes for settlement through the facilities of DTC and / or (c) the exchange of Physical Notes for beneficial interests representing an equivalent principal amount in a Global Note, registered in the name of DTC, or its nominee, in each case, in a manner that does not adversely affect Holders of the Notes; or

(p)	to supplement the Indenture in accordance with Section 4.15. 86

Upon the written request of the Company, the Trustee and/or the Collateral Agent, as the case may be, is hereby authorized to, and shall join with the Company in the execution of any such document reflecting the amendment, supplement or waiver to the applicable Indenture Document, to make any further appropriate agreements and stipulations that may be therein contained, except that the Trustee and/or the Collateral Agent shall not be obligated to, but may enter into any such amendment, supplement or waiver that affects the Trustee’s and/or Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise.
Any such document reflecting the amendment, supplement or waiver to the applicable Indenture Document authorized by the provisions of this Section 10.01 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.
Section 10.02 Supplemental Indentures with Consent of Holders. With the consent (evidenced as provided in Article 8) of the Holders of at least the Minimum Principal Amount of the Notes then outstanding (determined in accordance with Article 8 and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company and the Trustee and/or Collateral Agent, as the case may be, at the Company’s expense, may from time to time and at any time enter into amendments, supplements or waivers to the Indenture Documents for the purpose of adding any provisions to or changing in any manner, waiving or eliminating any of the provisions of the Indenture Documents or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each Holder of an outstanding Note affected, no such amendment, supplement or waiver shall:
(a)reduce the consideration due upon conversion of the Notes;
(b)reduce the rate of or extend the stated time for payment of interest on any Note;
(c)reduce the principal of or change the Maturity Date of any Note;
(d)except as set forth in Section 14.08, make any change that adversely affects the conversion rights of any Notes;
(e)reduce the Redemption Price, Fundamental Change Repurchase Price, Specified Repurchase Date Price or Change of Control Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;
(f)make any Note payable in currency other than that stated in the Note and in this Indenture;
(g)change the ranking of the Notes in a manner adverse to Holders;
(h)impair the right of any Holder to receive payment of principal and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(i)to release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
(j)make any change in this Article 10 that requires each Holder’s consent or in the waiver provisions in Section 6.02 or Section 6.09.
Upon the written request of the Company, and upon the filing with the Trustee and/or Collateral Agent, as the case may be, of evidence of the consent of Holders as aforesaid and subject to Section 10.05, the Trustee and/or the Collateral Agent shall join with the Company in the execution of such amendment, supplement or waiver to the Indenture Documents unless such amendment, supplement or waiver affects the Trustee’s and/or the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Collateral Agent may, but shall not be obligated to, enter into such amendment, supplement or waiver.
Holders do not need under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such Holders approve the substance thereof. After any such amendment, supplement or waiver becomes effective, the Company shall mail (or send electronically) to the Holders (with a copy to the Trustee) a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.
Section 10.03 Effect of Amendments, Supplements Or Waivers. Upon the execution of any amendment, supplement or waiver pursuant to the provisions of this Article 10, the applicable Indenture Document shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture Documents of the Trustee, the Collateral Agent, the Company, the Guarantors and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such amendment, supplement or waiver shall be and be deemed to be part of the terms and conditions of the applicable Indenture Document for any and all purposes.
Section 10.04 Notation on Notes. Notes authenticated and delivered after the execution of any amendment, supplement or waiver pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation as to any matter provided for in such amendment, supplement or waiver. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Board of Directors, to any modification of an Indenture Document contained in any such amendment, supplement or waiver may, at the Company’s expense, be prepared and executed by the Company, authenticated by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 18.10) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.
Section 10.05 Evidence of Compliance of Amendment, Supplement Or Waiver to Be Furnished Trustee. In addition to the documents required by Section 18.05, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any amendment, supplement or waiver executed pursuant hereto complies with the requirements of this Article 10, is permitted or authorized by this Indenture and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
ARTICLE 11.
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE
Section 11.01 Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 11.02, the Company shall not consolidate with or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the consolidated properties or assets of the Company and its Subsidiaries, taken as a whole, in one transaction or any series of transactions, to another Person, unless:
(a)the resulting, surviving or transferee Person (if other than the Company) (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;
(b)the Successor Company unconditionally assumes all of the Company’s obligations under the Notes and this Indenture (including, for the avoidance of doubt, the obligation to pay Additional Interest pursuant to Section 4.10) and applicable Security Documents pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee and/or the Collateral Agent;
(c)immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture; and
(d)in any transaction where the Company is not the surviving or transferee Person, the Company, the Successor Company or the transferee Person, as applicable, shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that the consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition and such supplemental indenture complies with this Indenture and all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
For purposes of this Section 11.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person that is not the Company or a Subsidiary of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, taken as a whole, shall be deemed to be the sale, conveyance, transfer or lease by the Company of all or substantially all of its consolidated properties and assets to another Person.
Section 11.02 Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition and upon the assumption by the Successor Company, by supplemental indenture, executed and delivered to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the consolidated properties or assets of the Company and its Subsidiaries, taken as a whole, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the Issue Date. In the event of any such consolidation, merger, sale, conveyance, assignment, transfer or other disposition (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Company” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.
In case of any such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.
ARTICLE 12.
IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS
Section 12.01 Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest on any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in this Indenture or in any supplemental indenture or in any Note or in any Note Guarantee, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Company, any Guarantor or of any successor entity of the Company or any Guarantor, either directly or through the Company, any Guarantor or any successor entity of the Company or any Guarantor, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes and the Note Guarantees.
ARTICLE 13.
REDEMPTION
Section 13.01 Provisional Redemption. Except as provided in this Article 13, the Notes are not subject to redemption at the Company’s option. On or after the date that is two calendar years after the consummation of the Qualified IPO, the Company may redeem, at its option, all or part of the Notes if the Last Reported Sale Price of the Common Stock has been at least 150% of the Qualified IPO Price then in effect for at least 20 Trading Days (whether or not consecutive) during a period of 30 consecutive Trading Days ending within three Trading Days immediately preceding the date on which the Company provides written notice of redemption (a “Provisional Redemption”) to the Holders of Notes on the redemption date specified in the Notice of Redemption in accordance with Section 13.04 (the “Provisional Redemption Date”). The Company shall redeem the Notes pursuant to a Provisional Redemption, if any, at a redemption price payable in cash equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Provisional Redemption Date (the “Provisional Redemption Price”). Neither the Trustee nor the Paying Agent shall have any responsibility to determine whether or not the condition to calling Notes for Provisional Redemption has been satisfied.
Section 13.02 Optional Redemption.
(a)Right of Optional Redemption. Subject to the terms of this Section 13.02, the Company has the right, at its election, to redeem all, or any portion in an authorized denomination, of the Notes, at any time and from time to time, on an Optional Redemption Date before the Maturity Date, for a cash purchase price equal to the Optional Redemption Price (any such redemption pursuant to this Section 13.02, an “Optional Redemption”).
(b)Optional Redemption Date. The “Optional Redemption Date” for any Optional Redemption will be a Business Day of the Company’s choosing that is no more than sixty (60), nor less than thirty (30), calendar days after the Redemption Notice Date for such Redemption.
(c)Optional Redemption Price. The “Optional Redemption Price” for any Note called for Optional Redemption is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Optional Redemption Date for such Optional Redemption plus the Applicable Premium (if the Applicable Premium is greater than zero); provided, however, that if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the close of business on such Regular Record Date will be entitled, notwithstanding such Optional Redemption, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Optional Redemption Date is before such Interest Payment Date); and (ii) the Optional Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Optional Redemption Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day and such Optional Redemption Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid on the next Business Day to Holders as of the close of business on the immediately preceding Regular Record Date; and (y) the Optional Redemption Price will include interest on Notes to be redeemed from, and including, such Interest Payment Date.

(d)    Payment of Applicable Premium upon Conversion. If a Holder converts any portion of a Note after receiving a Notice of Redemption related to an Optional Redemption, then such Holder will be entitled to receive, on or, at the Company’s election, before the Redemption Date for such Optional Redemption, the Applicable Premium that would have been payable, on such Optional Redemption Date, on such portion being converted notwithstanding such conversion.
Section 13.03 Change of Control Redemption. On or before the second Business Day after the effectiveness of a Change of Control Redemption Right Event, the Company shall provide the Change of Control Redemption Notice. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. If the Company elects to effect a Change of Control Redemption in such Change of Control Redemption Notice, subject to Holders’ rights pursuant to Section 14.01 and Section 15.03, the Company may redeem on a date that is no earlier than the later to occur of (i) the 36th Business Day following the Change of Control Effective Date and (ii) the Fundamental Change Repurchase Date, at its option, all or part of the Notes as to which the Holders have not made an election to (a) convert such Notes pursuant to Section 14.01 and 14.03 or (b) tender such Notes for repurchase pursuant to Sections 15.01 or 15.03 and Section 15.07 (a “Change of Control Redemption”) on a redemption date specified in the Notice of Redemption in accordance with Section 13.04 (the “Change of Control Redemption Date”). The Company shall redeem the Notes pursuant to a Change of Control Redemption at the Change of Control Redemption Price. Neither the Trustee nor the Paying Agent shall have any responsibility to determine whether or not the conditions to calling Notes for a Change of Control Redemption has been satisfied. For the avoidance of doubt, no Change of Control Redemption shall be effected with respect to any Holder’s Notes if such Holder has elected to convert such Notes in accordance with Section 14.01 or to tender such Notes for repurchase in accordance with Section 15.01 or 15.03.
Section 13.04 Redemption Procedures.
(a)    The Company shall provide not less than 30 nor more than 60 calendar days’ written notice before a Redemption Date relating to a Provisional Redemption under
Section 13.01, an Optional Redemption under 13.02 or a Change of Control Redemption under Section 13.03 to the Trustee, the Conversion Agent (if other than the Trustee), the Paying Agent (if other than the Trustee) and each Holder (each, a “Notice of Redemption” and the date of any such Notice of Redemption, the “Redemption Notice Date”) (in each case, with written notice to the Trustee no less than five calendar days (or such shorter period as agreed by the Trustee) prior to the sending of such redemption notice in the event the Trustee is engaged by the Company to send such notice or cause such notice to be sent, in each case, in the Company’s name and at the Company’s expense). The Redemption Date for a Provisional Redemption under Section 13.01, an Optional Redemption under 13.02 or a Change of Control Redemption under Section 13.03 must be a Business Day. Notwithstanding the foregoing, if the Company sets a Redemption Date between a Regular Record Date and the corresponding Interest Payment date, the Company will not pay accrued interest to any Holder of Notes to be redeemed, and will instead pay the full amount of the relevant interest payment in Cash Interest on such Interest Payment Date to the Holder of record on such a Regular Record Date.

(b)    The Notice of Redemption shall identify the Notes to be redeemed and shall state:
(i)the Redemption Date;
(ii)the Optional Redemption Price, Provisional Redemption Price or Change of Control Redemption Price, as the case may be;
(iii)the current Conversion Rate;
(iv)the name and address of the Paying Agent and Conversion Agent;
(v)that Holders who want to convert Notes must satisfy the requirements set forth in the Notes and Article 14 of this Indenture;
(vi)that Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price therefor, together with accrued but unpaid interest thereon;
(vii)if fewer than all the outstanding Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Notes to be redeemed;
(viii)that, unless the Company defaults in paying the Redemption Price, interest on Notes called for redemption will cease to accrue on and after the Redemption Date and the Notes called for redemption will cease to be outstanding; and
(ix)the CUSIP number of the Notes called for redemption.
(c)    If, in the case of a Provisional Redemption, Optional Redemption or Change of Control Redemption, the Company decides to redeem fewer than all of the outstanding Notes, the Notes to be redeemed will be selected according to DTC’s applicable procedures, in the case of Notes represented by a Global Note, or, in the case of Physical Notes, the Trustee shall select Notes to be redeemed in whole or in part, pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate. If the Trustee selects a portion of a Holder’s Notes for partial redemption and such Holder converts a portion of such Notes, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, the Company shall not be required to register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any such Note being redeemed in part.
(d)    No Notes may be redeemed if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a default by the Company in the payment of the redemption price with respect to such Notes).
Section 13.05 No Sinking Fund. The Company is not required to make sinking fund payments with respect to the Notes.

ARTICLE 14.
CONVERSION OF NOTES
Section 14.01 Conversion upon Change of Control prior to the Qualified IPO. Prior to the Qualified IPO, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof (or, if a PIK Payment has been made, if the portion to be converted is $1.00 principal amount or an integral multiple thereof )) of such Note on or after the time that is ten (10) Business Days prior to the anticipated effective date of a Change of Control until the close of business on the 35th Business Day following the actual date such Change of Control becomes effective (the “Change of Control Effective Date”), into shares of Common Stock (or, if such Holder exercises such conversion right following the effective date of such Change of Control, such Reference Property pursuant to Section 14.08 in lieu of such Common Stock), together with a cash payment in lieu of delivering any fractional share as set forth below under
Section 14.03(c), at a conversion rate equal to (a), if no PIK Payment has been made since the Issue Date, the greater of (i) the Change of Control Maximum Conversion Rate and (ii) the quotient (rounded to eight decimal places) of (A) $1,000 and (B) 80% of the Transaction Price per share of Common Stock in such transaction (such greater rate, the “Change of Control Conversion Rate”) per $1,000 principal amount of Notes or (b), if a PIK Payment has been made, the quotient of (i) the Change of Control Conversion Rate and (ii) $1,000, per $1.00 principal amount of Notes (subject, in each case, to, and in accordance with, the settlement provisions of Section 14.03, the “Change of Control Conversion Obligation”). The Company shall notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of any Change of Control prior to the Qualified IPO no later than fifteen (15) Business Days prior to the anticipated effective date of a Change of Control (or if such anticipated effective date is not known prior to such date, promptly following knowledge of such anticipated effective date but in any event no later than two (2) Business Days after the Change of Control Effective Date). In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. No failure of the Company to give the foregoing notice and no defect therein shall limit the Holders’ conversion rights or affect the validity of the proceedings for the conversion of the Notes pursuant to this Section 14.01. In the event such Change of Control is a Change of Control Redemption Right Event, the right of the Holders to elect to convert their Notes pursuant to this Section 14.01 shall continue until the later of (i) the applicable Change of Control Effective Date and (ii) the 10th Business Day after Holders receive the Change of Control Redemption Notice.
Section 14.02 Conversion on or after the earlier to occur of the Qualified IPO and September 1, 2020. Prior to the earlier of the Qualified IPO and September 1, 2020, the Notes may not be converted other than as provided above in Section 14.01 upon the occurrence of a Change of Control. Subject to and upon compliance with the provisions of this Article 14 (and, for the avoidance of doubt, subject to Section 13.02), each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof (or, if a PIK Payment has been made, if the portion to be converted is $1.00 or an integral multiple thereof)) of such Note on or after the earlier to occur of the Qualified IPO and September 1, 2020 until the close of business on the Business Day immediately preceding the Maturity Date at an initial conversion rate of (a), if no

PIK Payment has been made, 125.0000 (subject to adjustment as provided in this Article 14, the “Conversion Rate”) shares of Common Stock per $1,000 principal amount of Notes or (b), if a PIK Payment has been made, the quotient of (i) the Conversion Rate and (ii) $1,000, per $1.00 principal amount of Notes (subject, in each case, to, and in accordance with, the settlement provisions of Section 14.03, the “Conversion Obligation”); provided that if a Change of Control Effective Date occurs on or after September 1, 2020 and prior to the Qualified IPO, Holders’ option to convert their Notes on or after such Change of Control Effective Date and until the earlier to occur of the Qualified IPO and the close of business on the 35th Business Day after such Change of Control Effective Date shall be pursuant to Section 14.01 and not this Section 14.02.
Section 14.03 Conversion Procedure; Settlement Upon Conversion.
(a)Subject to Section 14.01, Section 14.02, this Section 14.03, Section 14.04(b) and Section 14.08(a), upon conversion of any Note pursuant to (i) Section 14.01, the Company shall deliver to the converting Holder shares of Common Stock, together with a cash payment in lieu of delivering any fractional share as set forth below under Section 14.03(c), at a conversion rate in accordance with Section 14.01 (as adjusted pursuant to Section 14.05, as applicable); or (ii) Section 14.02 (subject to the final proviso thereto), the Company shall deliver to the converting Holder shares of Common Stock, together with a cash payment in lieu of delivering any fractional share as set forth below under Section 14.03(c), at a conversion rate in accordance with Section 14.02 (as adjusted pursuant to Section 14.05, as applicable), in each case (i) and (ii), on the third Business Day following the relevant Conversion Date. A Holder may convert fewer than all of such Holder’s Notes.
(b)Before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time (allowing for sufficient time to comply) and, if required, (1) pay funds to the Conversion Agent equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.03(h) and (2) pay all transfer and similar taxes as set forth in Section 14.03(d) and Section 14.03(e); and (ii) in the case of a Physical Note, (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation or the Change of Control Conversion Obligation, as the case may be, to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay all transfer and similar taxes as set forth in Section 14.03(d) and Section 14.03(e) and (5) if required, pay funds to the Conversion Agent equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.03(h). The Trustee (and if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice, a Specified Repurchase Date Notice or a Change of

Control Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice, Specified Repurchase Date Notice or Change of Control Repurchase Notice in accordance with Section 15.04.
If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation or the Change of Control Conversion Obligation, as the case may be, with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.
(c)A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. On the third (3rd) Business Day immediately following the relevant Conversion Date, the Company shall issue or cause to be issued, and deliver to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the full number of shares of Common Stock to which such Holder shall be entitled in satisfaction of the Company’s Conversion Obligation or the Change of Control Conversion Obligation, as the case may be.
(d)[Reserved].
(e)If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests any such shares to be issued in a name other than the Holder’s name, in which case the Holder must pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.
(f)Except as provided in Section 14.05, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 14.
(g)Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.
(h)Subject to Sections 14.01 and 14.02, upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s settlement of the full Conversion Obligation or Change of Control Conversion Obligation, as applicable, shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but excluding, the relevant

Conversion Date. As a result, accrued and unpaid interest, if any, to, but excluding, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. For the avoidance of doubt, a Holder will be entitled to any Applicable Premium payable pursuant to Section 13.02 as a separate cash payment. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period beginning after the close of business on any Regular Record Date and ending at the open of business on the immediately following Interest Payment Date must be accompanied by cash funds equal to the amount of interest payable on the Notes so converted; provided that no such payment shall be required (1) for Notes surrendered for conversion after the close of business on the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Redemption Date that is after a Regular Record Date and on or prior to the Business Day immediately following the date on which the corresponding interest payment is made; (3) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; (4) if the Company has specified a Change of Control Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; (5) to the extent of any Defaulted Amounts, if any Defaulted Amounts exists at the time of conversion with respect to such Note; or (6) if the Specified Repurchase Date is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date. Therefore, for the avoidance of doubt, all Holders of record on the Regular Record Date immediately preceding the Maturity Date, any Specified Repurchase Date, any Fundamental Change Repurchase Date described in clause (3), any Change of Control Repurchase Date described in clause (4) and any Redemption Date described in clause (2) of the immediately preceding sentence shall receive the full interest payment due on the Maturity Date or other applicable Interest Payment Date regardless of whether their Notes have been converted or repurchased, as applicable, following such Regular Record Date.
(i)The Person in whose name the shares of Common Stock shall be issuable upon a conversion of Notes shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.
(j)The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon a conversion based on (A) if the Conversion Date occurs prior to the consummation of a Qualified IPO, the fair market value on the relevant Conversion Date of one share of Common Stock (as determined in good faith by the Board of Directors after consultation with a reputable independent investment bank, independent valuation firm or other qualified financial institution selected by the Company, except that to the extent Disputing Holders dispute such fair market values in writing to the Company (with a copy to the Trustee and the Conversion Agent (if other than the Trustee)) on or before the 20th Business Day after receipt of such good faith determination of the Board of Directors, such fair market values shall be mutually determined by the Company and the Disputing Holders, and if the Company and the

Disputing Holders are unable to reach agreement, such fair market values shall be determined by an independent nationally recognized investment bank selected by the Company and the Disputing Holders and delivered to the Trustee and the Conversion Agent (if other than the Trustee) within 30 Business Days following such Conversion Date) and (B) otherwise, the Last

Reported Sale Price of the Common Stock on the relevant Conversion Date. The Company shall pay such cash amount on or before the third (3rd) Business Day following the Conversion Date, or, if the fair market value of the Company’s Common Stock is in dispute pursuant to clause (A) of this Section 14.03(j), then the Company shall pay such cash amount to the applicable Holders on or before the third (3rd) Business Day following determination of such fair market value.
Section 14.04 Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change on or after the Qualified IPO or a Provisional Redemption.
(a)If, (i) on or after the Qualified IPO and prior to the Maturity Date, a Make-Whole Fundamental Change Effective Date occurs, or (ii) the Company calls the Notes for Provisional Redemption pursuant to Section 13.01 (excluding, for the avoidance of doubt, an Optional Redemption pursuant to Section 13.02), and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change or Provisional Redemption, the Company shall, under the circumstances described below, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described in this Section 14.04 conversion of Notes shall be deemed for these purposes to be “in connection with” (x) such Make-Whole Fundamental Change if the relevant Notice of Conversion for such Notes is received by the Conversion Agent from, and including, the Make-Whole Fundamental Change Effective Date up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the close of business on the 35th Trading Day immediately following the Make-Whole Fundamental Change Effective Date) or (y) such Provisional Redemption if the relevant Notice of Conversion for such Notes is received by the Conversion Agent on or after the date the Company sends a Notice of Redemption pursuant to Section 13.04 in respect of such Provisional Redemption and prior to the close of business on the Scheduled Trading Day immediately preceding the related Redemption Date (the “Redemption Conversion Period”) (any such period referred to in clause (x) or (y), the “Make-Whole Fundamental Change Period”).
(b)Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change on or after the Qualified IPO and prior to the Maturity Date or a Provisional Redemption pursuant to Section 13.01, the Company shall deliver shares of Common Stock, including the Additional Shares, in accordance with Section 14.03; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Notes following the Make-Whole Fundamental Change Effective Date, the Conversion Obligation shall be calculated based solely on the Stock Price for the transaction and shall be deemed to be an amount of cash per $1,000 (or if a PIK Payment has been made, $1.00) principal amount of converted Notes equal to the number of shares of Common Stock into which $1,000 (or if a PIK Payment has been made, $1.00) principal amount of the Notes would be convertible at the Conversion Rate (including any adjustment as described in this Section 14.04) (or if a PIK Payment has been made, the quotient of (1) the Conversion Rate (including any adjustment as described in this Section 14.04) and (2) $1,000), multiplied by such Stock Price. The Company shall notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of any

Make-Whole Fundamental Change Effective Date and issue a press release announcing such effective date no later than five Business Days after such Make-Whole Fundamental Change Effective Date. No failure of the Company to give the foregoing notice and no defect therein shall limit the Holders’ conversion rights or affect the validity of the Make-Whole Fundamental Change Effective Date pursuant to this Section 14.04(b).
(c)The number of Additional Shares, if any, by which the Conversion Rate shall be increased shall be determined by reference to the Make-Whole Table, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Make-Whole Fundamental Change Effective Date”) or the Redemption Notice Date, as applicable, and the price paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change or on the stock price on the Redemption Notice Date, as applicable (the “Stock Price”). If the holders of the Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. In the case of any other Make-Whole Fundamental Change, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Make-Whole Fundamental Change Effective Date. The Stock Price in connection with a Provisional Redemption shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Redemption Notice Date. In the event that a conversion in connection with a Provisional Redemption would also be deemed to be in connection with a Make-Whole Fundamental Change, a Holder of the Notes to be converted shall be entitled to a single increase to the Conversion Rate with respect to the first to occur of the applicable Redemption Notice Date or the Make-Whole Fundamental Change Effective Date of the applicable Make-Whole Fundamental Change, and the later event will be deemed not to have occurred for purposes of this Section 14.04. The Board of Directors shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date of the event occurs during such five consecutive Trading Day period.
(d)Within two Business Days following the consummation of the Qualified IPO, the Company shall deliver an Officer’s Certificate to the Trustee and a notice to the Holders setting forth the “Make-Whole Table” and related provisions (collectively with the Make-Whole Table, the “Make-Whole Provisions”). The Make-Whole Provisions will be consistent in all material respects with make-whole provisions that are customary for indentures governing convertible notes issued in market registered offerings as of the Issue Date, as determined in good faith by Morgan Stanley & Co. LLC in a commercially reasonable manner. Morgan Stanley & Co. LLC shall determine the Make-Whole Table consistent with the following methodology and inputs: maturity, coupon, conversion premium (as calculated using the relationship between the Qualified IPO Price and the adjusted conversion price), assuming L + 600 bps credit spread, 1.75% 5-year swap rate, 40% volatility and 0.25% borrow cost in the Kynex convertible bond model. On or after April 20, 2020, notwithstanding anything to the contrary in Section 14.04, this Indenture or the Notes, all Additional Shares, if any, by which the Conversion Rate shall be increased will be determined by reference to the Updated Make-Whole Table attached hereto as Exhibit G.

(e)    Nothing in this Section 14.04 shall prevent an adjustment to the Conversion Rate pursuant to Section 14.05 in respect of a Make-Whole Fundamental Change.
Section 14.05 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination, (y) a tender or exchange offer or (z) Qualified IPO, in each case, that would result in an adjustment to the Conversion Rate pursuant to Section 14.05(a) or Section 14.05(e) below), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 14.05, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder. The Conversion Rate, as adjusted pursuant to this Section 14.05, in effect immediately prior to the Qualified IPO is referred to as the “Maximum Initial Conversion Rate”. The Conversion Rate, as adjusted pursuant to this Section 14.05, in effect immediately prior to a Change of Control Effective Date is referred to as the “Change of Control Maximum Conversion Rate” in respect of any conversions that take place on or after such Change of Control Effective Date until the close of business on the 35th Business Day following such Change of Control Effective Date (for the avoidance of doubt, each Change of Control may have a different Change of Control Maximum Conversion Rate associated with it).
(a)    If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:
where,

CR0 =
the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR’ =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date, as applicable;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date, as applicable; and

OS’ =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this Section 14.05(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 14.05(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(b)    If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than (i) with respect to an issuance for which the announcement of such issuance occurs on or before the 10th Trading Day immediately following the Qualified IPO, the average of the fair market value on each applicable Trading Day of one share of Common Stock (as determined in good faith by the Board of Directors after consultation with a reputable independent investment bank, independent valuation firm or other qualified financial institution selected by the Company, except that to the extent Disputing Holders dispute such fair market values in writing to the Company (with a copy to the Trustee and the Conversion Agent (if other than the Trustee)) on or before the 20th Business Day after receipt of such good faith determination of the Board of Directors, such fair market values shall be mutually determined by the Company and the Disputing Holders, and if the Company and the Disputing Holders are unable to reach agreement, such fair market values shall be determined by an independent nationally recognized investment bank selected by the Company and the Disputing Holders and delivered to the Trustee and the Conversion Agent (if other than the Trustee) within 30 Business Days following such issuance) for the 10 consecutive Trading Day period ending on, and including the Trading Day immediately preceding the date of announcement of such issuance or (ii) with respect to an issuance for which the announcement of such issuance occurs after the 10th Trading Day immediately following the Qualified IPO, the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

CR’ =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;
X    =    the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y    =    the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by (i) with respect to an issuance for which the announcement of such issuance occurs on or before the 10th Trading Day immediately following the Qualified IPO, the average of the fair market value on each applicable Trading Day of one share of Common Stock (as determined in good faith by the Board of Directors after consultation with a reputable independent investment bank, independent valuation firm or other qualified financial institution selected by the Company, except that to the extent Disputing Holders dispute such fair market values in writing to the Company (with a copy to the Trustee and the Conversion Agent (if other than the Trustee)) on or before the 20th Business Day after receipt of such good faith determination of the Board of Directors, such fair market values shall be mutually determined by the Company and the Disputing Holders, and if the Company and the Disputing Holders are unable to reach agreement, such fair market values shall be determined by an independent nationally recognized investment bank selected by the Company and the Disputing Holders and delivered to the Trustee and the Conversion Agent (if other than the Trustee) within 30 Business Days following such issuance) over the 10 consecutive Trading Day period ending on, and including the Trading Day immediately preceding the date of announcement of such issuance and (ii) with respect to an issuance for which the announcement of such issuance occurs after the 10th Trading Day immediately following the Qualified IPO, the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.
Any increase made under this Section 14.05(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.
For purposes of this Section 14.05(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share that is less than such average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance or such average of the fair market value on each applicable Trading Day of one share of Common Stock over the 10 consecutive Trading Day period ending on, and including the Trading Day immediately preceding the date of announcement of such issuance, as the case may be, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.
(c)    If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire shares of its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 14.05(a), Section 14.05(b) or Section 14.05(e), (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 14.05(d), (iii) any dividends or distributions of Reference Property in exchange for Common Stock in connection with any transaction described in Section 14.08, (iv) except as otherwise provided in Section 14.12, rights issued pursuant to a shareholder rights plan adopted by the Company and (v) Spin-Offs as to which the provisions set forth below in this Section 14.05(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire shares of Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR’ =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0 =
(i) with respect to a distribution that has an Ex-Dividend Date that occurs on or before the 10th Trading Day immediately succeeding the Qualified IPO, the average of the fair market value on each applicable Trading Day of one share of Common Stock (as determined in good faith by the Board of Directors after consultation with a reputable independent investment bank, independent valuation firm or other qualified financial institution selected by the Company, except that to the extent Disputing Holders dispute such fair market values in writing to the Company (with a copy to the Trustee and the Conversion Agent (if other than the Trustee)) on or before the 20th Business Day after receipt of such good faith determination of the Board of Directors, such fair market values shall be mutually determined by the Company and the Disputing Holders, and if the Company and the Disputing Holders are unable to reach agreement, such fair market values shall be determined by an independent nationally recognized investment bank selected by the Company and the Disputing Holders and delivered to the Trustee and the Conversion Agent (if other than the Trustee) within 30 Business Days following such issuance) over the 10 consecutive Trading Day period ending on, and including the Trading Day immediately preceding the Ex-Dividend Date for such distribution or (ii) with respect to a distribution that has an Ex-Dividend

Date that occurs after the 10th Trading Day immediately succeeding the Qualified IPO, the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV =
the fair market value (as determined in good faith by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 14.05(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 (or if a PIK Payment has been made, $1.00) principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution (or if a PIK Payment has been made, the quotient of (1) the Conversion Rate then in effect on the Record Date for such distribution and (2) 1,000). If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 14.05(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.
With respect to an adjustment pursuant to this Section 14.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such Spin-Off;

CR’ =	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such Spin-Off;

FMV0 =
the average of the Last Reported Sale Prices of the shares of Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0 =
(i) with respect to a distribution that has an Ex-Dividend Date that occurs before the Qualified IPO, the average of the fair market value on each applicable Trading Day of one share of Common Stock (as determined in good faith by the Board of Directors after consultation with a reputable independent investment bank, independent valuation firm or other qualified financial institution selected by the Company, except that to the extent Disputing Holders dispute such fair market values in writing to the Company (with a copy to the Trustee and the Conversion Agent (if other than the Trustee)) on or before the 20th Business Day after receipt of such good faith determination of the Board of Directors, such fair market values shall be mutually determined by the Company and the Disputing Holders, and if the Company and the Disputing Holders are unable to reach agreement, such fair market values shall be determined by an independent nationally recognized investment bank selected by the Company and the Disputing Holders and delivered to the Trustee and the Conversion Agent (if other than the Trustee) within 30 Business Days following such issuance) over the Valuation Period or (ii) with respect to a distribution that has an Ex-Dividend Date that occurs on or after the Qualified IPO, the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall be determined by the Company on the last Trading Day of the Valuation Period, but shall be given effect at the open of business on the Ex-Dividend Date for such Spin-Off. Notwithstanding the foregoing, in respect of any conversion of Notes during the Valuation Period, references in the portion of this Section 14.05(c) related to Spin-Offs with respect to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, but excluding, the Conversion Date in determining the Conversion Rate. If the Ex-Dividend Date for the Spin-Off is less than 10 Trading Days prior to, and including, the end of the Observation Period in respect of any conversion of Notes, references in the preceding paragraph to 10 consecutive Trading Days will be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Observation Period. If such Spin-Off does not occur, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared, effective as of the date on which the Board of Directors determines not to consummate such Spin-Off.
For purposes of this Section 14.05(c) (and subject in all respects to Section 14.12), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common

Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.05(c) (and no adjustment to the Conversion Rate under this Section 14.05(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14.05(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 14.05(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated (or deemed to have expired or been terminated pursuant to the immediately preceding sentence) without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued (to the extent any adjustment to the Conversion Rate was made in connection with such issuance).
For purposes of Section 14.05(a), Section 14.05(b) and this Section 14.05(c), if any dividend or distribution to which this Section 14.05(c) is applicable also includes one or both of:
(A)a dividend or distribution of shares of Common Stock to which Section 14.05(a) is applicable (the “Clause A Distribution”); or
(B)a dividend or distribution of rights, options or warrants to which Section 14.05(b) is applicable (the “Clause B Distribution”), then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14.05(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 14.05(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 14.05(a) and Section 14.05(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 14.05(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 14.05(b).
(d)    If the Company makes any cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR’ =	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0 =
(i) with respect to a dividend or distribution that has an Ex-Dividend Date on or prior to the Qualified IPO, the fair market value of one share of Common Stock (as determined in good faith by the Board of Directors after consultation with a reputable independent investment bank, independent valuation firm or other qualified financial institution selected by the Company, except that to the extent Disputing Holders dispute such fair market values in writing to the Company (with a copy to the Trustee and the Conversion Agent (if other than the Trustee)) on or before the 20th Business Day after receipt of such good faith determination of the Board of Directors, such fair market values shall be mutually determined by the Company and the Disputing Holders, and if the Company and the Disputing Holders are unable to reach agreement, such fair market values shall be determined by an independent nationally recognized investment bank selected by the Company and the Disputing Holders and delivered to the Trustee and the Conversion Agent (if other than the Trustee) within 30 Business Days following such issuance) on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution or (ii) with respect to a dividend or distribution that has an Ex-Dividend Date after the Qualified IPO, the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C    =    the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.
Any increase made under this Section 14.05(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 (or if a PIK Payment has been made, $1.00) principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution (or if a PIK Payment has been made, the quotient of (1) the Conversion Rate in effect on the Record Date for such cash dividend or distribution and (2) 1,000).
(e)    If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock, other than an odd lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds (i) with respect to a tender or exchange offer for which the last date on which tenders or exchanges may be made occurs prior to the Trading Day immediately preceding the Qualified IPO, the fair market value of one share of Common Stock (as determined in good faith by the Board of Directors after consultation with a reputable independent investment bank, independent valuation firm or other qualified financial institution selected by the Company, except that to the extent Disputing Holders dispute such fair market values in writing to the Company (with a copy to the Trustee and the Conversion Agent (if other than the Trustee)) on or before the 20th Business Day after receipt of such good faith determination of the Board of Directors, such fair market values shall be mutually determined by the Company and the Disputing Holders, and if the Company and the Disputing Holders are unable to reach agreement, such fair market values shall be determined by an independent nationally recognized investment bank selected by the Company and the Disputing Holders and delivered to the Trustee and the Conversion Agent (if other than the Trustee) within 30 Business Days following such issuance) on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer or (ii) with respect to a tender or exchange offer for which the last date on which tenders of exchanges may be made occurs on or after the Trading Day immediately preceding the Qualified IPO, the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Trading Day next succeeding the date such tender or exchange offer expires;

CR’ =	the Conversion Rate in effect immediately after the open of business on the Trading Day next succeeding the date such tender or exchange offer expires;
AC    =    the aggregate value of all cash and any other consideration (as determined by the
Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 =
the number of shares of Common Stock outstanding immediately prior to the open of business on the date such tender or exchange offer is consummated (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS’ =
the number of shares of Common Stock outstanding immediately after the open of business on the date such tender or exchange offer is consummated (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP’ =
(i) with respect to a tender or exchange offer for which the last date on which tenders or exchanges may be made occurs prior to the Trading Day immediately preceding the Qualified IPO, the average of the fair market value of one share of Common Stock (as determined in good faith by the Board of Directors after consultation with a reputable independent investment bank, independent valuation firm or other qualified financial institution selected by the Company, except that to the extent Disputing Holders dispute such fair market values in writing to the Company (with a copy to the Trustee and the Conversion Agent (if other than the Trustee)) on or before the 20th Business Day after receipt of such good faith determination of the Board of Directors, such fair market values shall be mutually determined by the Company and the Disputing Holders, and if the Company and the Disputing Holders are unable to reach agreement, such fair market values shall be determined by an independent nationally recognized investment bank selected by the Company and the Disputing Holders and delivered to the Trustee and the Conversion Agent (if other than the Trustee) within 30 Business Days following such issuance) over the 10 consecutive Trading Day period ending on, and including on the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires or (ii) with respect to a tender or exchange offer for which the last date on which tenders of exchanges may be made occurs on or after the Trading Day immediately preceding the Qualified IPO, the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 14.05(e) shall be determined at the close of business on the 10th Trading Day immediately following, and including, the Trading

Day next succeeding the date such tender or exchange offer expires, but shall be given effect at the open of business on the Trading Day next succeeding the date such tender or exchange offer expires. Notwithstanding the foregoing, in respect of any conversion of Notes within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references in this Section 14.05(e) with respect to “10 consecutive Trading Days” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date of such tender or exchange offer and the Conversion Date in determining the Conversion Rate. In addition, if the Trading Day next succeeding the expiration date for such tender or exchange offer is less than 10 Trading Days prior to, and including, the end of the Observation Period (if applicable) in respect of any conversion of Notes, references in the preceding paragraph to “10 consecutive Trading Days” shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the expiration date for such tender or exchange offer to, and including, the last Trading Day of such Observation Period. For the avoidance of doubt, no adjustment pursuant to this
Section 14.05(e) shall be made if such adjustment would result in a decrease in the Conversion Rate.
If the Company is obligated to purchase shares of the Common Stock pursuant to any such tender or exchange offer described in this Section 14.05(e) but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the applicable Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.
(f)[Reserved].
(g)Notwithstanding this Section 14.05 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.03(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 14.05, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
(h)Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.
(i)In addition to those adjustments required by clauses (a), (b), (c), (d), and (e) of this Section 14.05, and to the extent permitted by applicable law and subject to the applicable listing standards of the Relevant Stock Exchange on which the Common Stock is then listed or admitted for trading, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable listing standards of the Relevant Stock Exchange on which the Common Stock is then listed or admitted for trading, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note a notice of the increase at least 15 calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.
(j)    Notwithstanding anything to the contrary in this Article 14, the Conversion Rate shall not be adjusted:
(i)upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
(ii)upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;
(iii)except as set forth in Section 14.05(b) or Section 14.05(c), upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection;
(iv)solely for a change in the par value (or lack of par value) of the Common Stock;
(v)upon the repurchase of any shares of the Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the kind described in Section 14.05(e); or
(vi)for accrued and unpaid interest, if any.
All calculations and other determinations under this Article 14 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.
(k)    Notwithstanding anything in this Article 14 to the contrary, the Company shall not be required to adjust the Conversion Rate unless the adjustment would result in a change of at least 1% in the then effective Conversion Rate. However, the Company shall carry forward any adjustments to the Conversion Rate that are less than 1% of the Conversion Rate and make all such carried-forward adjustments (i) when the cumulative net effect of all adjustments not yet made will result in a change of at least 1% of the Conversion Rate or (ii) regardless of whether the adjustment (or such cumulative net effect) is less than 1%, (a) on the Conversion Date for any Notes, (b) upon the occurrence of any Change of Control that occurs prior to the Qualified IPO, (c) upon the occurrence of any Make-Whole Fundamental Change or Fundamental Change that occurs on or after the Qualified IPO or (d) upon the Company’s issuance of any Notice of Redemption.
(l)Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(m)For purposes of this Section 14.05, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
Section 14.06 Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices or the Transaction Price over a span of multiple days (including, if applicable, the period for determining the Stock Price for purposes of a Make-Whole Fundamental Change), the Board of Directors shall make appropriate adjustments (to the extent no corresponding adjustment is otherwise made pursuant to Section 14.05) to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date, Record Date or expiration date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices or the Transaction Price are to be calculated.
Section 14.07 Shares to Be Reserved. The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming that at the time of computation of such number of shares, all such Notes would be converted by a single Holder).
Section 14.08 Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.
(a)    Subject to Section 13.03, Section 14.01, Section 15.01, Section 15.02 and Section 15.03, in the case of:

(i)any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),
(ii)any consolidation, merger, combination or similar transaction involving the Company,
(iii)any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or
(iv)any statutory share exchange,
in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (each, a “Specified Corporate Event”), then the Company or the Successor Company, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(n) without the consent of the Holders providing that, at and after the effective time of such Specified Corporate Event, the right to convert each $1,000 principal amount of Notes (or if a PIK Payment has been made, each $1.00 principal amount of Notes) shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock into which $1,000 (or if a PIK Payment has been made, $1.00) principal amount of the Notes is convertible at the Conversion Rate immediately prior to such Specified Corporate Event (which will be the applicable Change of Control Maximum Conversion Rate if such Specified Corporate Event is also a Change of Control) (or if a PIK Payment has been made, the quotient of (1) the Conversion Rate (which will be the applicable Change of Control Maximum Conversion Rate if such Specified Corporate Event is also a Change of Control) immediately prior to such Specified Corporate Event and (2) 1,000) would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon the occurrence of such Specified Corporate Event.
If the Specified Corporate Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Specified Corporate Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Specified Corporate Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes (or if a PIK Payment has been made, the consideration due upon conversion of each $1.00 principal amount of Notes) shall be solely cash in an amount equal to (1) if no PIK Payment has been made, the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.04) or (2) if a PIK Payment has been made, the quotient of (a) the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.04) and (b) 1,000, in each case, multiplied by the price paid per share of Common Stock in such Specified Corporate Event and (B) the Company shall satisfy the Conversion Obligation by paying such cash amount to converting Holders on the third Business Day immediately following the relevant Conversion Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.
If the Reference Property in respect of any such transaction includes shares of Common Equity, such supplemental indenture described in the second immediately preceding paragraph providing that the Notes will be convertible into reference property shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as practicable to the adjustments provided for in this Article 14. If, in the case of any Specified Corporate Event, the Reference Property includes shares of stock, securities or other property or assets (other than cash and/or cash equivalents) of a Person that is a party to the transaction other than the Company or the Successor Company, as the case may be, in such Specified Corporate Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the repurchase rights set forth in Article 15.
(b)When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 14.08, the Company shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Specified Corporate Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such supplemental indenture have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.
(c)None of the foregoing provisions shall affect the right of a Holder to convert its
Notes into shares of Common Stock, as set forth in Section 14.01, Section 14.02 and
Section 14.03, prior to the effective date of such Specified Corporate Event.
(d)The above provisions of this Section shall similarly apply to successive Specified Corporate Events.
Section 14.09 Certain Covenants.
(a)    The Company covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b)The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.
(c)The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.
Section 14.10 Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained herein. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.08 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 14.08 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate and an Opinion of Counsel (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor the
Conversion Agent shall be responsible for determining whether any event contemplated by Section 14.01 or 14.02 has occurred that makes the Notes eligible for conversion until the Company has delivered to the Trustee and the Conversion Agent the notices referred to in Section 14.01 or 14.02 or 14.11, as the case may be, with respect to the commencement of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely, and the Company agrees to deliver such notices to the Trustee and the Conversion Agent immediately after the occurrence of any such event or at such other times as shall be provided for in Section 14.01, Section 14.02 and Section 14.11.
Section 14.11 Notice to Holders Prior to Certain Actions. In case of any:

(a)action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 14.05 or Section 14.12;
(b)Specified Corporate Event; or
(c)voluntary or involuntary dissolution, liquidation or winding-up of the Company;
then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture) and to the extent applicable, the Company shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be delivered to each Holder, a notice stating the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company no later than the earlier of the date notice of such date is required to be provided under Rule 10b-17 of the Exchange Act or applicable rules of the Relevant Stock Exchange and such date is publicly announced by the Company. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Specified Corporate Event, dissolution, liquidation or winding-up.
Section 14.12 Shareholder Rights Plans. If the Company has a shareholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 14.05(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.
Section 14.13 Cash Settlement of Conversions to Satisfy Stock Exchange Listing Requirements. Notwithstanding anything to the contrary in this Indenture or the Notes, if the issuance or delivery of any share of Common Stock otherwise issuable or deliverable, pursuant to this Article 14, upon conversion of any Note (or portion thereof) would require the approval of the stockholders of the Company under the applicable listing standards of the New York Stock Exchange (each such stockholder approval, collectively, the “Requisite Stockholder Approval”), and such stockholder approval has not been obtained as of the Conversion Date for such conversion, then, in lieu of issuing or delivering such share of Common Stock, the Company will instead deliver an amount of cash equal to the VWAP Market Price per share of Common Stock on such Conversion Date.
ARTICLE 15.
REPURCHASE OF NOTES AT OPTION OF HOLDERS
Section 15.01 Repurchase at the Option of Holders on the Specified Repurchase Date.

(a)If the Qualified IPO has not occurred before December 15, 2019, each Holder will have the right, at such Holder’s option, after such date to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof so long as the amount of such Holder’s Notes submitted for repurchase equals $1,000 or an integral multiple of $1,000 (or if a PIK Payment has been made, $1.00 or an integral multiple of $1.00) in excess thereof, on the 90th calendar day (or earlier, if the Company and such Holder agree) (any such date of required repurchase, a “Specified Repurchase Date”) after such Holder has properly delivered and not withdrawn a Specified Repurchase Date Notice, at a repurchase price to be paid in cash in an amount equal to 110% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Specified Repurchase Date (the “Specified Repurchase Date Price”). If the Specified Repurchase Date Price with respect to a Note for which a Holder has properly delivered and not withdrawn a Specified Repurchase Date Notice is not paid on the related Specified Repurchase Date, interest shall accrue on the principal amount of, and interest on, such Note at an interest rate of 8.00% per year. For the avoidance of doubt, the occurrence of any transaction described in Section 14.08, a result of which the Notes become convertible into shares of common stock that are listed or quoted on any Permitted Exchange or will be listed or quoted on any Permitted Exchange following such transaction, shall not affect any Holder’s right to have the Company repurchase for cash such Holder’s Notes pursuant to this Section 15.01.
(b)On or before November 15, 2019, the Company shall provide to all Holders of Notes, the Trustee, the Paying Agent (in the case of a Paying Agent other than the Trustee) and to beneficial owners of Notes as required by applicable law, a written notice (the “Specified Repurchase Date Right Notice”) of the repurchase right of the Holders that will arise under Section 15.01(a) if the Qualified IPO is not consummated on or before December 15, 2019. The Specified Repurchase Date Right Notice shall:
(i)describe the repurchase right of the Holders under Section 15.01(a) of this Indenture;
(ii)explain that such repurchase right will not arise until after December 15, 2019 and only if the Qualified IPO has not been consummated by such date;
(iii)the Specified Repurchase Date Price;
(iv)the name and address of the Paying Agent; and
(v)the procedures that Holders must follow to require the Company to repurchase their Notes.
No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 15.01.
At the Company’s written request (with written notice to the Trustee no less than five (5) calendar days (or such shorter period as agreed by the Trustee) prior to the sending of such notice), the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Specified Repurchase Date Right Notice shall be prepared by the Company.
Section 15.02 Repurchase at Option of Holders Upon a Fundamental Change on or after the Qualified IPO.
(a)If a Fundamental Change occurs at any time on or after the Qualified IPO and prior to the Maturity Date, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 (or if a PIK Payment has been made, $1.00) or an integral multiple thereof, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be paid in cash in an amount equal to 100% of the principal amount of Notes to be repurchased pursuant to this Section 15.02.
(b)On or before the 20th calendar day after the occurrence of the effective date of a Fundamental Change, the Company shall provide to all Holders of Notes, the Trustee and the Conversion Agent (if other than the Trustee) and the Paying Agent (in the case of a Paying Agent other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Each Fundamental Change Company Notice shall specify:
(i)the events causing the Fundamental Change;
(ii)the date of the Fundamental Change;
(iii)the last date on which a Holder may exercise the repurchase right pursuant to this Article 15;
(iv)the Fundamental Change Repurchase Price;
(v)the Fundamental Change Repurchase Date;
(vi)the name and address of the Paying Agent and the Conversion Agent, if applicable;
(vii)if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(viii)that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and
(ix)the procedures that Holders must follow to require the Company to repurchase their Notes.
No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 15.02.
At the Company’s written request delivered at least five (5) Business Days (or such shorter time as the Trustee may agree) prior to the date of the sending of such notice, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.
Simultaneously with providing such notice, the Company shall publish the information on the Company’s website or through such other public medium as the Company may use at that time.
Section 15.03 Repurchase at Option of Holders Upon a Change of Control Prior to the Qualified IPO.
(a)    If a Change of Control occurs at any time prior to the Qualified IPO, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 (or if a PIK Payment has been made, $1.00) or an integral multiple thereof, on the date (the “Change of Control Repurchase Date”) that is the later of the Change of Control Effective Date and the 10th Business Day after such Holder receives the Change of Control Company Notice at a repurchase price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Change of Control Repurchase Date (the “Change of Control Repurchase Price”), unless the Change of Control Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date, and the Change of Control Repurchase Price shall be paid in cash in an amount equal to 100% of the principal amount of Notes to be repurchased pursuant to this Section 15.03; provided that in the event such Change of Control is a Change of Control Redemption Right Event, (i) the right of each Holder to elect to require the Company to repurchase such Holder’s Notes pursuant to this Section 15.03 shall continue until the later of (A) the applicable Change of Control Effective Date and (B) the 10th Business Day after Holders receive the Change of Control Redemption Notice, and (ii) the Change of Control Repurchase Date shall be the later of the applicable Change of Control Effective Date and the 10th Business Day after such Holder receives the Change of Control Redemption Notice, if such Holder elects to require the Company to effect a repurchase pursuant to this Section 15.03; provided, further, that the Company may postpone the

Change of Control Repurchase Date by one (1) Business Day if such Holder’s written election to require the Company to effect a repurchase pursuant to this Section 15.03 is made less than one (1) Business Day before such Change of Control Repurchase Date without giving effect to such postponement.
(b)    On or before the second Business Day after the effectiveness of a Change of Control prior to the Qualified IPO, the Company shall provide to all Holders of Notes, the Trustee and the Conversion Agent (if other than the Trustee) and the Paying Agent (in the case of a Paying Agent other than the Trustee) a notice (the “Change of Control Company Notice”) of the occurrence of the Change of Control and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Each Change of Control Company Notice shall specify:
(i)the events causing the Change of Control;
(ii)the date of the Change of Control;
(iii)the last date on which a Holder may exercise the repurchase right pursuant to this Article 15;
(iv)the Change of Control Repurchase Price;
(v)the Change of Control Repurchase Date;
(vi)whether or not the Change of Control constitutes a Change of Control Redemption Right Event affording the Company a redemption right pursuant to Section 13.03;
(vii)the name and address of the Paying Agent and the Conversion Agent, if applicable;
(viii)the Change of Control Conversion Rate and the date until which Holders may convert their Notes pursuant to Section 14.01;
(ix)the Transaction Price Notice;
(x)that the Notes with respect to which a Change of Control Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Change of Control Repurchase Notice in accordance with the terms of this Indenture; and
(xi)the procedures that Holders must follow to require the Company to repurchase their Notes.
No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 15.02.

At the Company’s written request delivered at least five (5) Business Days (or such shorter time as the Trustee may agree) prior to the date of the sending of such notice, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Change of Control Company Notice shall be prepared by the Company.
Simultaneously with providing such notice, the Company shall publish the information on the Company’s website or through such other public medium as the Company may use at that time.
Section 15.04 Withdrawal of Fundamental Change Repurchase Notice, Specified Repurchase Date Notice or Change of Control Repurchase Notice. (a) Holders of Physical Notes may withdraw (in whole or in part) a Fundamental Change Repurchase Notice, a Specified Repurchase Date Notice or Change of Control Repurchase Notice by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent in accordance with this Section 15.04 at any time prior to the Fundamental Change Repurchase Expiration Time, the close of business on the Business Day immediately preceding the Specified Repurchase Date that relates to such Specified Repurchase Date Notice, or the Change of Control Repurchase Expiration Time, as applicable, specifying:
(i)the principal amount of the Notes with respect to which such notice of withdrawal is being submitted,
(ii)if Physical Notes have been issued, the certificate number(s) of the Note(s) in respect of which such notice of withdrawal is being submitted, and
(iii)the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, Specified Repurchase Date Notice or the Change of Control Repurchase Notice, as the case may be, which portion must be in principal amounts of $1,000 (or if a PIK Payment has been made, $1.00) or an integral multiple thereof;
If the Notes are Global Notes, Holders must withdraw the Notes they have elected to require the Company to repurchase in accordance with appropriate procedures of the Depositary.
Section 15.05 Deposit of Fundamental Change Repurchase Price, Specified Repurchase Date Price and Change of Control Repurchase Price.
(a)    The Company will deposit with the Trustee (or other Paying Agent appointed by the Company, or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 4.04(a)) on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, Specified Repurchase Date or Change of Control Repurchase Date, as applicable, an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price, Specified Repurchase Date Price or Change of Control Repurchase Price, as applicable. Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Company), payment for Notes surrendered for repurchase (and not validly withdrawn in accordance with Section 15.04) will be made on the later of (i) the Specified Repurchase Date (provided the Holder has satisfied the conditions in Section 15.01), the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 15.02) or the Change of Control Repurchase Date (provided the Holder has satisfied the conditions in Section 15.03), as applicable, and (ii) the delivery of such Notes to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof or the time of book-entry transfer, in the manner required by Section 15.07 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price, the Specified Repurchase Date Price or Change of Control Repurchase Price, as applicable.
(b)If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Specified Repurchase Date or Change of Control Repurchase Date, as applicable, the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, such Specified Repurchase Date or such Change of Control Repurchase Date, as applicable, then, with respect to the Notes that have been properly surrendered for repurchase and not validly withdrawn in accordance with Section 15.04, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price, the Specified Repurchase Date Price and the Change of Control Repurchase Price (and default interest specified in this Indenture on overdue amounts, if any), as the case may be, and, if the Fundamental Change Repurchase Date, the Specified Repurchase Date or Change of Control Repurchase Date falls after a Regular Record Date but on or prior to the related Interest Payment Date, the right of the Holder of record on such Regular Record Date to receive the related interest payment).
(c)Upon surrender of a Physical Note that is to be repurchased in part pursuant to Section 15.01, Section 15.02 or Section 15.03, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Note surrendered.
Section 15.06 Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer pursuant to a Fundamental Change Repurchase Company Notice, a Specified Repurchase Date Right Notice or Change of Control Repurchase Company Notice, as applicable, the Company will, if required:
(a)comply with any tender offer rules under the Exchange Act that may then be applicable;
(b)file a Schedule TO or any other required schedule under the Exchange Act; and
(c)otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes,

in each case, so as to permit the rights and obligations under this Article 15 to be exercised in the time and in the manner specified in this Article 15; provided that to the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to the Company’s obligations to purchase the Notes upon a Fundamental Change, on a Specified Repurchase Date or upon a Change of Control, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.
Section 15.07 Repurchase Procedures.
(a)    Repurchases of Notes under Sections 15.01, 15.02 and 15.03, as applicable, shall be made, at the option of the Holder thereof, upon:
(i)delivery to the Paying Agent by a Holder of (x) a duly completed notice substantially in the form of the Form of Specified Repurchase Date Notice (the “Specified Repurchase Date Notice”), (y) a duly completed notice substantially in the form of the Form of Fundamental Change Repurchase Notice (the “Fundamental Change Repurchase Notice”) or (z) a duly completed notice substantially in the form of the Form of Change of Control Repurchase Notice (the “Change of Control Repurchase Notice”), if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case, on or before the close of business on the Business Day immediately preceding (x) with respect to a repurchase pursuant to Section 15.01, the consummation of the Qualified IPO, (y) with respect to a repurchase pursuant to Section 15.02, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Expiration Time”) or (z) with respect to a repurchase pursuant to Section 15.03, the Change of Control Repurchase Date (the “Change of Control Repurchase Expiration Time”), as applicable; and
(ii)delivery of the Notes, with respect to a repurchase pursuant to
Section 15.01, prior to the close of business on the Business Day immediately preceding the Qualified IPO, with respect to a repurchase pursuant to Section 15.02, prior to the Fundamental Change Repurchase Expiration Time or, with respect to a repurchase pursuant to Section 15.03, prior to the Change of Control Repurchase Expiration Time, as applicable, (x) if the Notes are Physical Notes, by physical delivery to the Paying Agent at any time after delivery of the Specified Repurchase Date Notice, the Fundamental Change Repurchase Notice or the Change of Control Repurchase Notice, as the case may be, (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or (y) if the Notes are Global Notes, by book-entry transfer of the Notes in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Specified Repurchase Date Price, the Fundamental Change Repurchase Price or the Change of Control Repurchase Price, as applicable, therefor.
(b)    The Fundamental Change Repurchase Notice, the Specified Repurchase Date Notice or the Change of Control Repurchase Notice, as applicable, in respect of any Notes to be repurchased shall state:

(i)in the case of Physical Notes, the certificate numbers of the Notes to be delivered for repurchase;
(ii)the portion of the principal amount of Notes to be repurchased, which must be $1,000 (or if a PIK Payment has been made, $1.00) or an integral multiple thereof; and
(iii)that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture.
If the Notes are Global Notes, Holders must tender their Notes in accordance with appropriate Depositary procedures.
(c)Notwithstanding anything herein to the contrary, any Holder electing to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof, as contemplated by this Article 15, shall have the right to withdraw, in whole or in part, such notice at any time prior to, with respect to a repurchase pursuant to Section 15.01, the close of business on the Business Day immediately preceding the related Specified Repurchase Date, with respect to a repurchase pursuant to Section 15.02, the Fundamental Change Repurchase Expiration Time or, with respect to a purchase pursuant to Section 15.03, the Change of Control Repurchase Expiration Time, by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 15.04 hereof, in the case of Physical Notes, and in accordance with appropriate Depositary procedures, in the case of Global Notes.
(d)The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice, Specified Repurchase Date Notice, Change of Control Repurchase Notice or notice of withdrawal thereof.
(e)Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change, Change of Control or on the Specified Repurchase Date, as applicable, if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price, Change of Control Repurchase Price or Specified Repurchase Date Price, as the case may be, with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price, Change of Control Repurchase Price or Specified Repurchase Date Price, as the case may be, with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the procedures of the Depositary shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice, Change of Control Repurchase Price or Specified Repurchase Date Notice with respect thereto shall be deemed to have been withdrawn.

ARTICLE 16.
GUARANTEES
Section 16.01 Note Guarantees. Subject to the limitations set forth in Section 16.06, the Guarantors hereby, jointly and severally, unconditionally and irrevocably Guarantee, as primary obligor and not merely as surety, to each Holder, the Trustee, the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder or thereunder, that: (a) the principal of and premium, if any, and interest, if any, on the Notes (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceedings), shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise, and interest on the overdue principal of and interest on premium, if any, and interest, if any, if lawful, and all other obligations of the Company to the Holders, the Trustee and the Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise. Failing payment when due, subject to any applicable grace period, of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, legality, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company or any Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives, to the fullest extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or another Guarantor, protest, notice and all demands whatsoever and covenant that the Note Guarantees shall not be discharged except by payment in full or conversion in full of the Notes in accordance with this Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company or any of the Guarantors, or any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law or other similar official acting in relation to either the Company or any of the Guarantors, any amount paid either to the Trustee or to such Holder, the Note Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 6 for the purposes of the Note Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantees. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Trustee or the Holders under the Note Guarantees.
Section 16.02 Execution and Delivery of Note Guarantee. Each Guarantor hereby agrees that its execution and delivery of this Indenture or, if applicable, any supplemental indenture substantially in the form of Exhibit C shall evidence its Note Guarantee set forth in Section 16.01 without the need for notation on the Notes.
Section 16.03 Guarantors may Consolidate, etc., on Certain Terms. Except as otherwise provided in Section 16.04, no Guarantor (other than a Guarantor whose Note Guarantee is to be released in accordance with Section 16.04) may sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets, in one transaction or any series of transactions to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:
(a)the Successor Company shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;
(b)immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture;
(c)the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the Obligations of that Guarantor under its Note Guarantee and the Indenture Documents pursuant to a supplemental indenture and applicable Security Documents in form satisfactory to the Trustee and/or the Collateral Agent; and
(d)in any transaction where such Guarantor is not the surviving or transferee Person, the Company, the Successor Company or the transferee Person, as applicable, shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and Opinion of Counsel, each stating that the consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition and such supplemental indenture complies with this Indenture and all conditions precedent provided for in this Indenture relating to such transaction have been complied with.
For purposes of this Section 16.03, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of a Guarantor to another Person that is not such Guarantor or a Subsidiary of such Guarantor, which properties and assets, if held by such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the consolidated properties and assets of such Guarantor and its Subsidiaries, taken as a whole, shall be deemed to be the sale, conveyance, transfer or lease by such Guarantor of all or substantially all of its consolidated properties and assets to another Person.
In case of any such consolidation, merger, sale or conveyance and, if required by this Indenture, upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for such

Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so evidenced will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter executed in accordance with the terms of this Indenture as though all of such Note Guarantees had been executed at the Issue Date.
Except as set forth in Articles 4 and 11, and notwithstanding Section 16.03(b), nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.
Section 16.04 Release of Note Guarantees. In the event of:
(a)the satisfaction and discharge of this Indenture in accordance with Article 3;
(b)a sale, disposition or other transfer of all or a portion of the Capital Stock of a Guarantor, including by way of merger, consolidation, amalgamation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor; or
(c)the liquidation or dissolution of any Guarantor,
such Guarantor (and any of its Subsidiaries that are Guarantors) shall be automatically and unconditionally released and relieved of any obligations under its Note Guarantee and the Indenture Documents. In the event that any Guarantor is not required to remain as a Guarantor for the Company to be in compliance with its obligations under Section 4.13 (treating for this purpose such release as an Investment) and Section 4.14 (on a pro forma basis to give effect to such release), such Guarantor shall be released upon delivery by the Company of an Officer’s Certificate to the Trustee to that effect. Upon delivery by the Company to the Trustee and the Collateral Agent of an Officer’s Certificate and an Opinion of Counsel to the effect that such satisfaction and discharge or such sale or other disposition, transfer (including by way of merger, consolidation, amalgamation or otherwise), liquidation or dissolution (in each case, to the extent applicable) permitted by this Indenture has occurred, or such Guarantor is not required to remain as a Guarantor for the Company to be in compliance with its obligations under Section 4.13 (treating for this purpose such release as an Investment) and Section 4.14 (on a pro forma basis to give effect to such release), the Trustee or the Collateral Agent, as applicable, shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Note Guarantee and the Indenture Documents.
Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest, if any, on the Notes and for the other obligations of any Guarantor under the Indenture Documents as provided in this Article 16.
Section 16.05 Limitation on Guarantor Liability. For purposes hereof, each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under its Note Guarantee, but shall be limited to the lesser of (a) the aggregate amount of the

Obligations of the Company under the Indenture Documents and (b) the amount, if any, which would not have (A) rendered such Guarantor “insolvent” (as such term is defined in the federal Bankruptcy Law and in the Debtor and Creditor Law of the State of New York), (B) left it with unreasonably small capital at the time its Note Guarantee was entered into, or at the time such Guarantor incurred liability thereunder, after giving effect to the incurrence of existing Indebtedness immediately prior to such time or (C) left such Guarantor with debts beyond such Guarantor’s ability to pay as such debts mature; provided, that it shall be a presumption in any lawsuit or other proceeding in which such Guarantor is a party that the amount Guaranteed pursuant to its Note Guarantee is the amount set forth in subsection (a) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of such Guarantor, otherwise proves in such a lawsuit or other proceeding that the aggregate liability of such Guarantor is limited to the amount set forth in subsection (b) above. In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.
Section 16.06 “Trustee” to Include Paying Agent. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 16 shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 16 in place of the Trustee.
ARTICLE 17.
COLLATERAL AND SECURITY
Section 17.01 Security Documents. The due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Note Guarantees when and as the same shall be due and payable, subject to any applicable grace period, whether on an interest payment date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes and the performance of all other Obligations of the Company and the Guarantors to the Holders, the Collateral Agent or the Trustee under the Indenture Documents shall be secured by the Security Documents. The Security Documents shall provide for the grant by the Company and the Guarantors party thereto to the Collateral Agent of security interests in the Collateral subject to Permitted Liens and the terms of the Intercreditor Agreement.
Section 17.02 Recording and Opinions.
(a)    The Company shall, and shall cause each of the Guarantors to, at its sole cost and expense, take or cause to be taken such actions as may be required by the Security Documents, to perfect, maintain (with the priority required under the Security Documents), preserve and protect the valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral granted by the Security Documents in favor of the Collateral Agent for the benefit of the Holders as security for the Obligations contained in this Indenture, the Notes, any Note Guarantees and the Security Documents, superior to and prior to the rights of all third Persons (other than Permitted Priority Liens, third Persons holding Liens securing

Pari passu Obligations and as set forth in the Intercreditor Agreement), and subject to no other Liens (other than Permitted Liens); provided, that, notwithstanding anything to the contrary under this Indenture, the Security Agreement or any Indenture Document, the Company and the Guarantors shall not be required (A) to perfect the Security Interests and/or Liens granted by the Security Documents by any means other than by (1) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar filing office) of the jurisdiction of incorporation or formation of the Company or such Guarantor, (2) filings in United States government offices with respect to registered and applied for United States Intellectual Property owned by the Company or any Guarantor, (3) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of certificated securities, Chattel Paper, promissory notes or Instruments as required by the Security Agreement, (4) entry into Deposit Account Control Agreements (as defined in the Security Agreement) and securities account control agreements (in each case other than with respect to Excluded Deposit Accounts (as defined in the Security Agreement)) in accordance with Section 4.09 of the Security Agreement, and (5) entry into the Mortgages contemplated by Section 4.16 of this Indenture, (B) to perfect the security interest granted under the Security Documents in Letter-of-Credit Rights (as defined in the Security Agreement) other than pursuant to the filings under the Uniform Commercial Code and (C) to complete any filings or other action with respect to the perfection of the security interests, including of any Intellectual Property, created under the Security Documents in any jurisdiction outside of the United States other than the use of commercially reasonable efforts to obtain a perfected security interest in respect of any Capital Stock of a Material Pledged Foreign Subsidiary constituting Collateral in the jurisdiction of formation of such Material Pledged Foreign Subsidiary in accordance with Section 4.10 of the Security Agreement. The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to this Indenture, the Security Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.
(b)The Company shall furnish to the Collateral Agent, at such times as would be required by Section 314(b) of the Trust Indenture Act if this Indenture were qualified thereunder, commencing December 15, 2016, an Opinion of Counsel to the effect that, either (i) other than actions that have been taken, no further action was necessary to maintain the perfection of the security interest in the Collateral described in both the applicable UCC-1 financing statement and the Security Agreement and for which perfection under the UCC of the Company’s or applicable Guarantor’s jurisdiction of organization may occur by the filing of a UCC-1 financing statement with the appropriate filing office of the applicable party’s jurisdiction of organization or (ii) if any actions are so required to be taken, to specify such actions.
(c)The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and the Company will, and will cause each Guarantor to, do or cause to be done all such acts and things as may be required by the provisions of the Security Documents to assure and confirm to the Trustee that the Collateral Agent holds for the benefit of the Trustee and the Holders duly created, enforceable and perfected Liens to the extent required by this Indenture and the Security Documents, as from time to time constituted.
Section 17.03 Release of Collateral.

(a)Subject to the Intercreditor Agreement, the Liens of the Collateral Agent created by the Security Documents shall not at any time be released on all or any portion of the Collateral from the Liens created by the Security Documents unless such release is in accordance with the provisions of this Indenture and the applicable Security Documents.
(b)The release of any Collateral from the Liens created by the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture, the Security Documents and the Intercreditor Agreement. The Company and the Guarantors shall not be required to comply with Section 314(d) of the Trust Indenture Act in connection with any release of Collateral. For the avoidance of doubt, the automatic release of any current assets constituting Collateral in connection with the sale, lease or other similar disposition of such inventory of the Company and the Guarantors in the ordinary course of business shall not require delivery of any reports, certificates, opinions or other formal documentation.
(c)Notwithstanding anything to the contrary in any Indenture Documents, concurrently with any 2020 Financing Transaction, any Lien created by any Indenture Documents in respect of the 2020 Transaction Collateral applicable to such 2020 Financing Transaction shall be automatically released and the Trustee and/or the Collateral Agent shall concurrently with the consummation of such 2020 Financing Transaction (and the Holders party to this Indenture hereby authorize the Trustee and the Collateral Agent or any of them to), and upon notice by the Company to the Trustee or the Collateral Agent, take such action and execute any such documents as may be reasonably requested by the Company to evidence such release, including without limitation, any amendments to the UCC financing statements related thereto. Neither the Trustee nor the Collateral Agent have any duty to investigate the validity or sufficiency of any such request by the Company.
Section 17.04 Specified Releases of Collateral.
(a)    Collateral shall be released from the Liens created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Intercreditor Agreement or as provided in this Indenture. The Liens securing the Collateral shall be automatically released without the need for further action by any Person under any one or more of the following circumstances:
(i)in part, as to any property that is sold, transferred, disbursed or otherwise disposed of by the Company or any Guarantor (other than to the Company or any Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer, disbursement or disposition;
(ii)in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions in Section 10.02;
(iii)in whole with respect to the Collateral of any Guarantor, upon the release of the Note Guarantee of such Guarantor in accordance with this Indenture;
(iv)in whole or in part, as applicable, as to all or any portion of the Collateral which has been taken by eminent domain, condemnation or similar circumstances;

(v)upon the request of the Company pursuant to an Officer’s Certificate at any time after the Qualified Capital Raise, all Intellectual Property constituting Collateral; and
(vi)in part, in accordance with the applicable provisions of the Security Documents.
(b)    Upon the request of the Company pursuant to an Officer’s Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Security Documents, if any, have been met, and any instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver or acknowledge such instruments or releases (in form reasonably satisfactory to the Collateral Agent) reasonably requested by the Company in order to evidence the release from the Liens created by the Security Documents of any Collateral permitted to be released pursuant to this Indenture, the Security Documents or the Intercreditor Agreement, any such release to be made without any recourse, representation or warranty of the Collateral Agent.
Section 17.05 Release upon Satisfaction and Discharge or Amendment.
(a)    The Liens on all Collateral that secure the Notes and the Note Guarantees shall be automatically terminated and released without the need for further action by any Person:
(i)upon the full and final payment and performance of the Company’s and the Guarantors’ respective Obligations under this Indenture, the Notes and the Note Guarantees (other than contingent obligations that have yet to accrue);
(ii)upon satisfaction and discharge of this Indenture as described under Section 3.01; or
(iii)with the written consent of Holders at least (x) from September 20, 2016 through March 31, 2017, at least 75% in aggregate principal amount of the outstanding Notes and (y) on and after April 1, 2017, at least 66-2/3% in aggregate principal amount of the outstanding Notes.
(b)    Upon the request of the Company contained in an Officer’s Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Security Documents have been met, any instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release from the Liens created by the Security Documents of any Collateral permitted to be released pursuant to this Indenture, or the Security Documents, any such release to be made without any recourse, representation or warranty of the Collateral Agent and to be in a form reasonably acceptable to the Collateral Agent.
Section 17.06 Form and Sufficiency of Release and Subordination. In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell,

exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor to any Person other than the Company or a Guarantor, and the Company or such Guarantor requests, pursuant to an Officer’s Certificate and Opinion of Counsel confirming that all conditions precedent hereunder and under the Security Documents to the release of such Collateral have been met, that (a) the Trustee or Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Security Documents, or, (b) to the extent applicable to such Collateral, take all action that is necessary or reasonably requested by the Company in writing (in each case at the expense of the Company) to release and reconvey to the Company or such Guarantor, without recourse, such Collateral or deliver such Collateral in its possession to the Company or such Guarantor, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge (without any recourse, representation and warranty) and deliver to the Company or such Guarantor (in the form prepared by the Company at the Company’s sole expense) such an instrument (in form reasonably satisfactory to the Collateral Agent) promptly or take such other action so requested after satisfaction of the conditions set forth herein for delivery of any such release.
Section 17.07 Purchaser Protected. No purchaser or grantee of any property or rights purported to have been released from the Lien of this Indenture or of the Security Documents shall be bound to ascertain the authority of the Trustee or the Collateral Agent, as applicable, to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.
Section 17.08 Authorization of Actions to be Taken by the Collateral Agent Under the Security Documents. (a) Subject to the provisions of the applicable Security Documents, each Holder, by acceptance of the Notes, appoints U.S. Bank National Association as Collateral Agent consents to the terms of and agrees that the Collateral Agent shall, and the Collateral Agent is hereby authorized and directed to, execute and deliver the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, binding the Holders to the terms thereof, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Security Documents and whenever reference is made in this Indenture to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression or satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood in all cases that the Collateral Agent shall not be required to make or give and shall be fully protected in not making or giving any determination, consent, approval, request or direction without the written direction of the Holders of the Minimum Principal Amount of the then outstanding Notes, the Trustee or the Company, as applicable. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. Further, the Collateral Agent shall be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Collateral Agent security and indemnity satisfactory to the Collateral Agent against any loss, cost, liability or expense which might be incurred by the Collateral Agent in compliance with such direction or request and then only to the extent required by the terms of this Indenture.
(b)No provision of the Indenture Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders or the Trustee if it shall have reasonable grounds for believing that repayment of such funds is not assured to it. Notwithstanding anything to the contrary contained in the Indenture Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.
(c)So long as an Event of Default is not continuing, the Company may direct the Collateral Agent in writing in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement. During the continuance of an Event of Default, the Trustee, or the requisite Holders pursuant to Section 6.09, may, subject to the terms of the Intercreditor Agreement, direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement.
(d)The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee, a Holder or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee or the Holders of the Minimum Principal Amount of the Notes subject to this Article 17.
Section 17.09 Authorization of Receipt of Funds by the Trustee Under the Security Documents. The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreement and, to the extent not prohibited under the Intercreditor Agreement, to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of
Section 6.05 and the other provisions of this Indenture. Such funds shall be held on deposit by the Trustee without investment (unless otherwise provided in this Indenture), and the Trustee shall have no liability for interest or other compensation thereon.

Section 17.10 Action by the Collateral Agent. Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith and with reasonable care.
Neither the Trustee nor Collateral Agent shall be responsible for (i) the existence, genuineness or value of any of the Collateral; (ii) the validity, perfection, priority or enforceability of the Liens intended to be created by this Indenture or the Security Documents in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent (as determined by a final non-appealable order of a court of competent jurisdiction not subject to appeal)); (iii) the sufficiency of the Collateral; (iv) the validity of the title of the Company and the Guarantors to any of the Collateral; (v) insuring the Collateral; (vi) any action taken or omitted to be taken by it under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final nonappealable order of a court of competent jurisdiction) or (vii) any recital, statement, representation, warranty, covenant or agreement made by the Company or any Affiliate of the Company, or any officer or Affiliate thereof, contained in the Indenture Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, the Indenture Documents. The Company and the Guarantors shall be responsible for the maintenance of the Collateral and for the payment of taxes, charges or assessments upon the Collateral. For the avoidance of doubt, nothing herein shall require the Collateral Agent or the Trustee to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created and described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Indenture Document) and such responsibility shall be solely that of the Company. The Collateral Agent shall not be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Indenture Documents or to inspect the properties, books, or records of the Company or any of its Affiliates.
Section 17.11 Compensation and Indemnity.
(a)    The Company shall pay to the Collateral Agent from time to time compensation as shall be agreed to in writing by the Company and the Collateral Agent for its acceptance of this Indenture, the Intercreditor Agreement, the Security Documents and services hereunder. The Company shall reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and reasonable and documented out-of-pocket expenses incurred or made by it in connection with Collateral Agent’s duties under the Indenture Documents, including the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel, except any disbursement, advance or expense as may be attributable to the Collateral Agent’s willful misconduct or gross negligence.
(b)The Company and the Guarantors shall, jointly and severally, indemnify the Collateral Agent and any predecessor Collateral Agent and each of their agents, employees, officers and directors for, and hold them harmless against, any and all losses, liabilities, claims, damages or expenses (including the fees and expenses of counsel to the Collateral Agent and any environmental liabilities) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Intercreditor Agreement and the Security Documents, including, without limitation (i) any claim relating to the grant to the Collateral Agent of any Lien in any property or assets of the Company or the Guarantors and (ii) the costs and expenses of enforcing this Indenture, the Intercreditor Agreement and the Security Documents against the Company and the Guarantors (including this Section 17.11) and defending itself against or investigating any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability, claim, damage or expense shall have been determined by a court of competent jurisdiction to have been attributable to its willful misconduct or gross negligence. The Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Company shall not relieve the Company or the Guarantors of their obligations hereunder, except to the extent the Company or the Guarantors are materially prejudiced thereby. At the Collateral Agent’s sole discretion, the Company and the Guarantors shall defend any claim or threatened claim asserted against the Collateral Agent, with counsel reasonably satisfactory to the Collateral Agent, and the Collateral Agent shall cooperate in the defense at the Company’s and the Guarantors’ expense. The Collateral Agent may have one separate U.S. counsel (and one separate foreign counsel in each applicable non-U.S. jurisdiction) and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel. The Company and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.
(c)The Collateral Agent shall be entitled to all rights, privileges, immunities and protections of the Trustee set forth in this Indenture whether or not expressly stated therein, including but not limited to the right to be compensated, reimbursed and indemnified under Section 7.06, in the acceptance, execution, delivery and performance of the Security Documents as though fully set forth therein. Notwithstanding any provision to the contrary contained elsewhere in the Indenture Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in the Indenture Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Company, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Indenture Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)    The obligations of the Company and the Guarantors under this Section 17.11 shall survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Collateral Agent.
Section 17.12 Post-Closing Collateral. To the extent the Company and the Guarantors are not able to execute and deliver all Security Documents required in connection with the creation and perfection of the Liens of the Collateral Agent on the Collateral (to the extent required by the Indenture Documents) on or prior to the Issue Date, the Company and the Guarantors will use their commercially reasonable efforts to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Indenture Documents, within the time period required by the Security Agreement.
ARTICLE 18.
MISCELLANEOUS PROVISIONS
Section 18.01 Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Indenture shall bind its successors and assigns whether so expressed or not.
Section 18.02 Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.
Section 18.03 Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company or any Guarantor shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company with the Trustee) to Bloom Energy Corporation, 4353 North First Street, San Jose, California 95134, Attention: General Counsel, or send electronically in.pdf format. Any notice, direction, request or demand hereunder to or upon the Trustee or Collateral Agent shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to the Corporate Trust Office, or sent electronically in.pdf format, whether sent by mail or electronically, upon actual receipt by the Trustee.
The Trustee and Collateral Agent, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.
Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the applicable procedures of the Depositary and shall be sufficiently given to it if so delivered within the time prescribed.

Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.
Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of repurchase) to a Holder (whether by mail or otherwise), such notice shall be sufficiently given (in the case of a Global Note) if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices or procedures at the Depositary.
Section 18.04 Governing Law; Jurisdiction. THIS INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Each of the Company and the Guarantors, if any, irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.
Each of the Company and the Guarantors, if any, irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 18.05 Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Company to the Trustee or the Collateral Agent to take any action under any of the provisions of this Indenture, the Company shall furnish to the Trustee or the Collateral Agent, as the case may be, an Officer’s Certificate and Opinion of Counsel stating that the conditions precedent and covenants, if any, provided for in this Indenture relating to such action have been satisfied.
Each Officer’s Certificate or Opinion of Counsel, provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee or Collateral Agent with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in
Section 4.08) shall include (i) a statement that the person signing such certificate or opinion has read such covenant or condition precedent and is familiar with the requested action and this Indenture; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate or opinion is based; (iii) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not the covenants and conditions precedent to such action have been satisfied; and (iv) a statement as to whether or not, in the opinion of such person, such covenants and conditions precedent have been satisfied.
Notwithstanding anything to the contrary in this Section 18.05, if any provision in this Indenture specifically provides that the Trustee or the Collateral Agent shall or may receive an Opinion of Counsel in connection with any action to be taken by the Trustee, the Collateral Agent or the Company hereunder, the Trustee or Collateral Agent, as the case may be, shall be entitled to such Opinion of Counsel.
Section 18.06 Legal Holidays. In any case where any Interest Payment Date, Fundamental Change Repurchase Date, Change of Control Repurchase Date, Specified Repurchase Date or Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue or be paid in respect of the delay.
Section 18.07 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to the Indenture Documents and the exercise of any right or remedy thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, and the Indenture Documents, the terms of the Intercreditor Agreement shall govern and control.
If any conflict or inconsistency exists between this Indenture, the Notes, and any Security Document (other than the Intercreditor Agreement), this Indenture shall govern.
Section 18.08 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.
Section 18.09 Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 18.10 Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 10.04 and Section 15.05 as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.
Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 18.10, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.
Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Company and shall mail notice of such appointment to all Holders as the names and addresses of such Holders appear on the Note Register.
The Company agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Company may terminate the authenticating agent, if it determines such authenticating agent’s fees to be unreasonable.
The provisions of Section 7.02, Section 7.03, Section 7.04, Section 7.06, Section 8.03 and this Section 18.10 shall be applicable to any authenticating agent.
If an authenticating agent is appointed pursuant to this Section 18.10, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:
,
as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.
By:
Authorized Signatory
Section 18.11 Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original

Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 18.12 Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.
Section 18.13 Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, IF ANY, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 18.14 Force Majeure. In no event shall the Trustee or Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 18.15 Calculations. The Company shall be responsible for making all calculations called for under the Notes and the Trustee (acting in any capacity) shall have no liability or responsibility for any calculation hereunder or any bid, quotation, data or information in connection therewith. These calculations include, but are not limited to, determinations of the Stock Price, Last Reported Sale Prices of the Common Stock, the Transaction Price, accrued interest payable on the Notes, determination of how whether interest shall be payable as PIK Interest or Cash Interest, Additional Interest, Book Value, the Collateral Value, the Investment Collateral Value, the Threshold Amount and the Conversion Rate (including the Change of Control Conversion Rate and the Maximum Initial Conversion Rate) of the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee, the Paying Agent and the Conversion Agent, and each of the Trustee, the Paying Agent and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder upon the written request of that Holder at the sole cost and expense of the Company.
Section 18.16 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the

Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.
BLOOM ENERGY CORPORATION
By: /s/ Shawn M. Soderberg
Name: Shawn M. Soderberg
Title: EVP, General Counsel and Secretary
RYE CREEK LLC, as Guarantor
By:    Bloom Energy Corporation, its sole member
By: /s/Shawn Soderberg
Name: Shawn M. Soderberg
Title: EVP, General Counsel and Secretary

[Bloom Energy — Signature Page to Indenture]

By: /s/Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title. Vice President
U.S. BANK NATIONAL ASSOCIATION, as
Trustee and Collateral Agent

[Bloom Energy — Signature Page to Indenture]

EXHIBIT A
[FORM OF FACE OF NOTE]
[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]
[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]
[THE SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), THIS NOTE AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:
(A)TO BLOOM ENERGY CORPORATION (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF;
(B)PURSUANT TO, AND IN ACCORDANCE WITH, A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT AT THE TIME OF SUCH TRANSFER;
(C)TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR TO A PERSON THAT YOU REASONABLY BELIEVE TO BE AN INSTITUTIONAL ACCREDITED INVESTOR AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT; OR
(D)UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).
A-1

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE LATER OF: (1) THE DATE THAT IS ONE YEAR AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE NOTES OR SUCH SHORTER PERIOD OF TIME PERMITTED BY RULE 144 OR ANY SUCCESSOR PROVISION THERETO; AND (2) SUCH OTHER DATE AS MAY BE REQUIRED BY APPLICABLE LAW.
WITH RESPECT TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (D), PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, THE COMPANY AND THE NOTE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

A-2

Bloom Energy Corporation
10.0% Convertible Senior Secured Note due 2021
[PIK]1
No. [    ]    [Initially]2 $[    ]
CUSIP No. [    ]
Bloom Energy Corporation, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby
promises to pay to [CEDE & CO.]3 [    ]4, or registered assigns, the principal sum [as set
forth in the “Schedule of Exchanges of Notes” attached hereto]5 [of $[    ]]6, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $1[ ],000,000 in aggregate at any time, [in accordance with the rules and procedures of the Depositary,] on December 1, 2021, and interest thereon as set forth below.
This Note shall bear interest at the Applicable Rate from April [ ], 2020, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date until December 1, 2021; provided that with respect to the first interest payment, this Note shall bear interest from April 1, 2020 to April [ ], 2020 at the rate of 6% per annum and from April [ ], 2020 to the first Interest Payment Date at the Applicable Rate. Interest is payable monthly in arrears on each January 1, February 1, March 1, April 1, May 1, June 1, July 1, August 1, September 1, October 1, November 1 and December 1,
commencing on [    ], to Holders of record at the close of business on the preceding December 15, January 15, February 15, March 15, April 15, May 15, June 15, July 15, August 15, September 15, October 15 and November 15 (whether or not such day is a Business Day), respectively. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months or, in the case of a partial month, the number of days elapsed over a 30-day month and shall be compounded monthly on the last day of each month.
Additional Interest will be payable as set forth in Section 4.10 and Section 6.04 of the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 4.10 and Section 6.04, and any express mention of the payment of
1 Insert on any certificated PIK Notes.
2 Include if a Global Note.
3 Include if a Global Note.
4 Include if a Physical Note.
5 Include if a Global Note.
6 Include if a Physical Note.
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Additional Interest in any provision therein shall not be construed as excluding Additional Interest in those provisions thereof where such express mention is not made.
Interest will be payable, at the election of the Company (made by delivering a notice to the Trustee prior to the beginning of the related Interest Period), (1) entirely in Cash Interest or (2) entirely in PIK Interest. In the absence of an interest payment election, interest on the Notes will be payable in PIK Interest. Notwithstanding anything to the contrary, the payment of accrued interest shall be made solely in cash, (A) in connection with any redemption or repurchase of Notes as described under Section 13.01, Section 13.02, Section 15.01, Section 15.02 and Section 15.03 of the Indenture, (1) with respect to all Notes, if the related Redemption Date, Specified Repurchase Date, Fundamental Change Repurchase Date or Change of Control Repurchase Date, as applicable, is after a Regular Record Date and on or prior to the Scheduled Trading Day immediately following the date on which the corresponding interest payment is made or (2) solely with respect to the Notes to be repurchased or redeemed, if the related Redemption Date, Specified Repurchase Date, Fundamental Change Repurchase Date or Change of Control Repurchase Date, as applicable, is on any other date, (B) with respect to all Notes, if any Notes are surrendered for conversion after the close of business on a Regular Record Date for the payment of interest and on or prior to the related Interest Payment Date and (C) on the final Interest Payment Date.
Following an increase in the principal amount of any outstanding Global Notes as a result of a PIK Payment, such Global Note will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date.
Any Defaulted Amounts shall accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Company, at its election, in accordance with Section 2.03(d) of the Indenture.
The Company shall pay the principal of and interest (other than PIK Interest) on this Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay the principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent, Note Registrar, Custodian and Conversion Agent in respect of the Notes and its agency in the continental United States of America as a place where Notes may be presented for payment, repurchase, or conversion or for registration of transfer and exchange.
At all times, PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant Regular Record Date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable
A-4

Interest Period (rounded to the nearest whole dollar, with amounts of $0.50 or more being rounded up), or by issuing a new Global Note, if required pursuant to the applicable procedures of the Depositary, in each case, as provided in writing by the Company in a Company Order to the Trustee, and the Trustee, at the written request of the Company, will record such increase in such Global Note and (y) with respect to Notes represented by Physical Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded to the nearest whole dollar, with amounts of $0.50 or more being rounded up), and the Trustee will, at the written request of the Company in a Company Order, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Regular Record Date, as shown in the register of the Note Registrar.
Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into shares of Common Stock on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York.
In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.
This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.
[Remainder of page intentionally left blank]

A-5

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

BLOOM ENERGY CORPORATION
By:
Name:
Title:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
U.S. BANK NATIONAL ASSOCIATION
as Trustee, certifies that this is one of the Notes described in the within-named Indenture.
By:
Authorized Signatory
Dated:

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[FORM OF REVERSE OF NOTE]
Bloom Energy Corporation
10.0% Convertible Senior Secured Note due 2021
This Note is one of a duly authorized issue of Notes of the Company, designated as its 10.0% Convertible Senior Secured Notes due 2021 (the “Notes”), limited to the aggregate principal amount of $290,000,000 (subject to additional amounts paid as PIK Interest) all issued or to be issued under and pursuant to an Indenture dated as of December 15, 2015 (the “Indenture”), between the Company and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), as amended and restated on April 20, 2020, to which Indenture and all other indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Additional Notes may be issued subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.
In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.
Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price, Change of Control Repurchase Price or the Specified Repurchase Date Price on the Fundamental Change Repurchase Date, Change of Control Repurchase Date or the Specified Repurchase Date, as applicable, and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.
The Indenture contains provisions permitting the Company, the Trustee and the Collateral Agent in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Holders of not less than the Minimum Principal Amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of the Minimum Principal Amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal (including the Fundamental Change Repurchase Price, Change of Control Repurchase Price or the Specified Repurchase Date Price, if applicable)
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of, accrued and unpaid interest on, and the consideration due upon conversion of, this Note at the place, at the respective times, at the rate and in the lawful money or shares of Common Stock, as the case may be, herein prescribed.
The Notes are issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof; provided that after a PIK Payment, the Notes shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.
The Notes are subject to redemption at the Company’s option, in whole or in part, on or after the date that is two calendar years after the consummation of the Qualified IPO if the Last Reported Sale Price of the Common Stock has been at least 150% of the Qualified IPO Price then in effect for at least 20 Trading Days (whether or not consecutive) during a period of 30 consecutive Trading Days ending within three Trading Days immediately preceding the date on which the Company provides written notice of redemption. The Notes are not subject to any sinking fund. In certain circumstances, the Notes are also redeemable at the Company’s option, in whole or in part, including in connection with a Change of Control at the Change of Control Redemption Price, as set forth in Article 13 of the Indenture.
On or after a Qualified IPO, and upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option and subject to the provisions of the Indenture, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 (or, if a PIK Payment has been made, in principal amounts of $1.00) or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.
If the Qualified IPO has not occurred before December 15, 2019, the Holder has the right, at such Holder’s option and subject to the provisions of the Indenture, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 (or, if a PIK Payment has been made, in principal amounts of $1.00) or integral multiples thereof) on the Specified Repurchase Date at a price equal to the Specified Repurchase Date Price.
If a Change of Control occurs at any time prior to the Qualified IPO, the Holder has the right, at such Holder’s option and subject to the provisions of the Indenture, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 (or, if a PIK Payment has been made, in principal amounts of $1.00) or integral multiples thereof) on the Change of Control Repurchase Date at a price equal to the Change of Control Repurchase Price.
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The Notes are convertible into Common Stock in accordance with the terms of the Indenture.
The payment of the principal of, premium, if any, and interest, if any, on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors, if any, to the extent set forth in and subject to the provisions of the Indenture.
Subject to the terms of the Intercreditor Agreement, if any, the Obligations of the Company and the Guarantors, if any, under the Notes and the Note Guarantees, if any, are secured by Liens on the Collateral pursuant to the terms of the Security Documents.

A-9

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM = as tenants in common
UNIF GIFT MIN ACT = Uniform Gifts to Minors Act
CUST = Custodian
TEN ENT = as tenants by the entireties
JT TEN = joint tenants with right of survivorship and not as tenants in common
Additional abbreviations may also be used though not in the above list.

A-10

SCHEDULE A7
SCHEDULE OF EXCHANGES OF NOTES
Bloom Energy Corporation
10.0% Convertible Senior Secured Notes due 2021
The initial principal amount of this Global Note is    DOLLARS
($[    ]). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note

Amount of
increase in
principal amount
of this Global
Note

Principal amount
of this Global
Note following
such decrease or
increase

Signature of authorized signatory of Trustee or Custodian

ATTACHMENT 1
[FORM OF NOTICE OF CONVERSION]
Bloom Energy Corporation
10.0% Convertible Senior Secured Notes due 2021

To:	Bloom Energy Corporation 4353 North First Street San Jose, California 95134
U.S. BANK NATIONAL ASSOCIATION
633 West Fifth Street, 24th Floor
Los Angeles, CA 90071
Attention: Bloom Energy Corporation Convertible Senior Secured Notes due 2021
The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount (or if a PIK Payment has been made, $1.00 principal amount) or an integral multiple thereof) below designated pursuant to:
☐ Section 14.01 [Only permitted prior to a Qualified IPO and for a period after a Change of Control specified in the Indenture]; or
☐ Section 14.02 [Only permitted on or after the earlier to occur of a Qualified IPO and September 1, 2020], in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or Preferred Stock, as the case may be, or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.03(d) and Section 14.03(e) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
Dated:
Signature(s)
1

Signature Guarantee
Signature(s) must be guaranteed
by an eligible Guarantor Institution
(banks, stock brokers, savings and
loan associations and credit unions)
with membership in an approved
signature guarantee medallion program
pursuant to Securities and Exchange
Commission Rule 17Ad-15 if shares
of Common Stock are to be issued, or
Notes are to be delivered, other than
to and in the name of the registered holder.
Fill in for registration of shares if
to be issued, and Notes if to
be delivered, other than to and in the
name of the registered holder:
(Name)
(Street Address)
(City, State and Zip Code)
Please print name and address
Principal amount to be converted (if less than all):
$    ,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.
Social Security or Other Taxpayer Identification Number
2

ATTACHMENT 2
[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]
Bloom Energy Corporation
10.0% Convertible Senior Secured Notes due 2021

To:	Bloom Energy Corporation 4353 North First Street San Jose, California 95134
U.S. BANK NATIONAL ASSOCIATION
633 West Fifth Street, 24th Floor
Los Angeles, CA 90071
Attention: Bloom Energy Corporation Convertible Senior Secured Notes due 2021
The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Bloom Energy Corporation (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.02 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount (or if a PIK Payment has been made, $1.00 principal amount) or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the Scheduled Trading Day immediately following the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:
Dated:
Signature(s)
Social Security or Other Taxpayer Identification Number
Principal amount to be repaid (if less than all):
$    ,000
1

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

2

ATTACHMENT 3
[FORM OF SPECIFIED REPURCHASE DATE NOTICE]

To:	Bloom Energy Corporation 4353 North First Street San Jose, California 95134
U.S. BANK NATIONAL ASSOCIATION
633 West Fifth Street, 24th Floor
Los Angeles, CA 90071
Attention: Bloom Energy Corporation Convertible Senior Secured Notes due 2021
The undersigned registered owner of this Note hereby acknowledges receipt of a Specified Repurchase Date Company Notice from Bloom Energy Corporation (the “Company”) and specifying the Specified Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount (or if a PIK Payment has been made, $1.00 principal amount) or an integral multiple thereof) below designated and accrued and unpaid interest, if any, thereon to, but excluding, such Specified Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:
Dated:
Signature(s)
Social Security or Other Taxpayer Identification Number
Principal amount to be repurchased by the
Company(if less than all): $    ,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.
1

ATTACHMENT 4
[FORM OF CHANGE OF CONTROL REPURCHASE NOTICE]
Bloom Energy Corporation
10.0% Convertible Senior Secured Notes due 2021

To:	Bloom Energy Corporation 4353 North First Street San Jose, California 95134
U.S. BANK NATIONAL ASSOCIATION
633 West Fifth Street, 24th Floor
Los Angeles, CA 90071
Attention: Bloom Energy Corporation Convertible Senior Secured Notes due 2021
The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Bloom Energy Corporation (the “Company”) as to the occurrence of a Change of Control with respect to the Company and specifying the Change of Control Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.03 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount (or if a PIK Payment has been made, $1.00 principal amount) or an integral multiple thereof) below designated, and (2) if such Change of Control Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the Scheduled Trading Day immediately following the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Change of Control Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:
Dated:
Signature(s)
Social Security or Other Taxpayer Identification Number
Principal amount to be repaid (if less than all):
$    ,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written
1

upon the face of the Note in every particular without alteration or enlargement or any change whatever.

2

ATTACHMENT 5
[FORM OF ASSIGNMENT AND TRANSFER]
Bloom Energy Corporation
10.0% Convertible Senior Secured Notes due 2021
For value received    hereby sell(s), assign(s) and transfer(s) unto
(Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.
In connection with any transfer of the within Note occurring prior to the Resale Restriction Termination Date, as defined in the Indenture governing such Note, the undersigned confirms that such Note is being transferred:
☐    To Bloom Energy Corporation or a subsidiary thereof; or
☐    Pursuant to, and in accordance with, a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or
☐    Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or
☐    Pursuant to any other available exemption from the registration requirements of the Securities Act of 1933, as amended (including, if available, the exemption provided by Rule 144 under the Securities Act of 1933, as amended).

1

Dated:
Signature(s)
Signature Guarantee
Signature(s) must be guaranteed by an
eligible Guarantor Institution (banks, stock
brokers, savings and loan associations and
credit unions) with membership in an approved
signature guarantee medallion program pursuant
to Securities and Exchange Commission
Rule 17Ad-15 if Notes are to be delivered, other
than to and in the name of the registered holder.
NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

2

EXHIBIT B
[FORM OF RESTRICTION AGREEMENT]
[DATE]
Via Facsimile: [ • ]
Bloom Energy Corporation
4353 North First Street
San Jose, California 95134
Ladies and Gentlemen:
In connection with the receipt by the undersigned (the “Investor”) of $[ • ] principal amount of 10.0% Convertible Senior Secured Notes due 2021 (the “Notes”) issued by Bloom Energy Corporation (the “Company”) pursuant to the terms of the Amended and Restated Indenture, dated April 20, 2020 (the “Indenture”), by and among the Company, the guarantors party thereto and U.S. Bank, National Association, as trustee and collateral agent, the Investor hereby acknowledges and agrees that, if all of the Company’s executive officers, directors and shareholders of more than 1% of the Common Equity of the Company enter into lock-up agreements (the “Lock-up Agreements”) with the applicable underwriters in connection with the filing of a registration statement including a prospectus setting forth an estimated offering price range with the Securities and Exchange Commission (the “SEC”) that is reasonably anticipated at the time of such filing to result in a Qualified IPO, upon the Company’s request, it will enter into a lock-up agreement with the underwriters of such Qualified IPO and upon such underwriters’ request, it will agree, effective no later than one week prior to the distribution of a preliminary prospectus in connection with the commencement of marketing activities in respect of such contemplated Qualified IPO, not to (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Equity of the Company or any securities convertible into or exercisable or exchangeable for Common Equity of the Company (whether such shares or any such securities are then owned by the Investor or are thereafter acquired) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Equity of the Company, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Equity or such other securities, in cash or otherwise, without the prior written consent of the Company or such underwriters, as the case may be; provided that such lock-up agreement shall not restrict the ability of such Holder of Notes to convert such Notes pursuant to the Indenture, is not more restrictive in any material respect than the Lock-up Agreements, and includes provisions for the pro rata release from such lock-up agreement entered into by the Investor of shares of Common Equity or other securities subject thereto upon the release of such shares or other securities from the Lock-up Agreements and contains provisions otherwise at least as favorable to such Investor as those contained in the Lock-up Agreements, in each case no less favorable than the lock-up provisions included in the Registration Rights Agreement as it exists on the Issue Date; provided, further that, (1) the pro rata release provision shall not apply (a) unless the underwriters have first waived more than 1%,
B-1

in the aggregate, of the Common Equity of the Company from such prohibitions or (b)(i) if the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this letter agreement, and (2) if the release or waiver is granted solely to allow a holder of Common Equity of the Company to participate as a selling stockholder in a follow-on public offering of such Common Equity of the Company pursuant to a registration statement that is filed with the SEC, the pro rata release provision shall apply only to the extent necessary to allow an Investor to participate in such follow-on offering with respect to securities sold by the Investor in such offering. The underwriters in connection with the Company’s Qualified IPO are intended third party beneficiaries of this letter agreement and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Investor agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this letter agreement until the end of lock-up period.
Defined terms used but not defined herein have the meaning assigned to them in the Indenture.
Sincerely,
[Investor]
By:
Name:
Title:
[For any Investor requiring a second signature line]
By:
Name:
Title:

B-2

EXHIBIT C
[FORM OF SUPPLEMENTAL INDENTURE]
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [ ˜ ], between (the “New Guarantor”), a direct or indirect subsidiary of Bloom Energy Corporation (or its successor), a Delaware corporation (the “Company”), the Company, and U.S. Bank National Association, as trustee and collateral agent under the Indenture referred to below (the “Trustee”).
W I T N E S E T H
WHEREAS, the Company and the Guarantors (as defined in the Indenture) have heretofore executed and delivered to the Trustee an Amended and Restated Indenture (as amended or supplemented, the “Indenture”), dated as of April 20, 2020, providing for the issuance of 10.0% Convertible Senior Secured Notes due 2021 (the “Notes”);
WHEREAS, the Company may cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Indenture Documents pursuant to a Note Guarantee on the terms and conditions set forth herein; and
WHEREAS, Section 10.01(h) of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may amend or supplement the Indenture Documents without the consent of any Holder to add Note Guarantees with respect to the Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 16 of the Indenture and to be bound by all other applicable provisions of the Indenture.
3.EFFECTIVENESS. This Supplemental Indenture shall be effective upon execution by the parties hereto. Upon effectiveness of this Supplemental Indenture, the New Guarantor will be a Guarantor under the Indenture.
4.RECITALS. The recitals contained herein shall be taken as the statements of the Company and the Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity of this Supplemental Indenture.
C-1

5.NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
6.COUNTERPARTS. The parties hereto may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.
7.EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.ACCEPTANCE BY THE TRUSTEE. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and the New Guarantor and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Supplemental Indenture and make no representation with respect thereto.
9.SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
10.RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
(signature pages follow)

E-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.
BLOOM ENERGY CORPORATION:
By:
Name:
Title:
[Insert Name of New Guarantor]
By:
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent
By:
Name:
Title:

E-3

EXHIBIT D

[Form of Notation of Guarantee]
Each Guarantor (capitalized terms used herein have the meanings given such terms in the Indenture referred to in the Note upon which this notation is endorsed) signing below hereby unconditionally, jointly and severally, guarantees (such guarantee being referred to herein as the “Guarantee”), to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, premium, if any, and interest (if such Note provides for the payment of interest) on the Notes to which this notation is affixed and all other amounts due and payable under the Indenture and the Notes to which this notation is affixed by the Company.
The terms of the Guarantee evidenced by this Notation of Guarantee include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb), as amended. For the avoidance of doubt, the terms of Article 16 of the Indenture are incorporated by reference into this Notation of Guarantee as if set forth herein.
The Guarantee evidenced by this Notation of Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which this Notation of Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.
The Guarantee evidenced by this Notation of Guarantee shall be governed by and construed in accordance with the laws of the State of New York.
The Guarantee evidenced by this Notation of Guarantee is subject to release upon the terms set forth in the Indenture.
[ ˜ ]
By:
Name:
Title:

E-1

EXHIBIT E
[FORM OF INTERCREDITOR AGREEMENT]
INTERCREDITOR AGREEMENT, dated as of [ • ], 20[ • ] (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among U.S. Bank National Association, in its capacity as collateral agent pursuant to the Indenture (as hereinafter defined) (in such capacity and together with any successors in such capacity, the “Notes Collateral Agent”), [ • ] (“Credit Collateral Agent”), and Bloom Energy Corporation, a Delaware corporation (the “Company”), and the other Grantors party hereto in respect of the acknowledgement hereto.
RECITALS
Reference is made to that certain Indenture, dated as of December [ • ], 2015 (as amended by the First Amendment to Security Agreement dated as of June 29, 2017, the Second Amendment to Security Agreement dated as of [ • ], 2020 and as further amended, modified, supplemented or restated and in effect from time to time, the “Indenture”, which term shall also include and refer to any additional issuance of notes under the Indenture) by and among the Company, each Notes Guarantor, U.S. Bank National Association, as trustee (together with its successors in such capacity, the “Trustee”) and the Notes Collateral Agent, pursuant to which the Company issued $[ • ],000,000 aggregate principal amount of its 10.0% Convertible Senior Secured Notes due 2021 (together with any additional notes issued under the Indenture, the “Senior Secured Notes”).
Reference is made to that certain Security Agreement, dated as of December [ • ], 2015 (as amended, modified, supplemented or restated and in effect from time to time, the “Notes Security Agreement”), among the Company, the Notes Guarantors from time to time party thereto and the Notes Collateral Agent pursuant to which the Company and such Notes Guarantors granted a security interest in their assets described therein to secure the Senior Secured Notes and the other Notes Obligations (as defined below).
Reference is made to that certain [Credit Agreement], dated as of [ • ] (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) among the Company, the lenders from time to time party thereto (the “Lenders”) and the Credit Collateral Agent pursuant to which the Lenders have made extensions of credit to the Company.
Reference is made to that certain [Security] Agreement, dated as of [ • ] (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement Security Agreement”), among the Company [, the other Grantors from time to time party thereto] and the Credit Collateral Agent pursuant to which the Company [and such Grantors] granted a security interest in the Credit Agreement Collateral described therein to secure the Credit Obligations (as defined below).
Each of the Credit Collateral Agent (on behalf of the Credit Agreement Secured Parties) and the Notes Collateral Agent (on behalf of the Notes Secured Parties) and, by their acknowledgment hereof, the Grantors, desire to agree to the relative priority of Liens on the Common Collateral and certain other rights, priorities and interests as provided herein.

AGREEMENT
NOW THEREFORE, or good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, he parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.
“Bailee Secured Party” has the meaning assigned to such term in Section 4.01. “Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.
“Collateral” shall mean all property now owned or hereafter acquired by any Grantor, whether real, personal or mixed, which constitutes Credit Agreement Collateral or Notes Collateral.
“Collateral Agent” shall mean the Credit Collateral Agent and the Notes Collateral Agent.
“Common Collateral” means, at any time, Intellectual Property (and proceeds (as defined in the Uniform Commercial Code) thereof) that constitutes Collateral in which a Lien is granted or purported to be granted both Secured Parties (including as a result of the agreements set forth in Section 4.01).

“Company” has the meaning assigned to such term in the preamble hereto.
“Control” means the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Agreement” has the meaning assigned to such term in the Recitals hereto.
“Credit Agreement Collateral” means all “Collateral” as defined in the Credit Agreement Security Agreement as in effect on the date hereof.
“Credit Agreement Secured Parties” means the Credit Collateral Agent and the Lenders [and any Affiliate of a Lender that has provided [Bank Products (as defined in the Credit Agreement) or Cash Management Services (as defined in the Credit Agreement).]
“Credit Agreement Security Agreement” has the meaning assigned to such term in the Recitals hereto.
“Credit Collateral Agent” has the meaning assigned to that term in the preamble to this Agreement and shall include any successor thereto.
“Credit Collateral Documents” means all “Security Documents” as defined in the Credit Agreement, and all other security agreements and other collateral documents executed and delivered in connection with the Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Credit Documents” means the Credit Agreement, the Credit Collateral Documents and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Grantor or any of its respective Subsidiaries or Affiliates, and delivered to the Credit Collateral Agent in connection with any of the foregoing or the Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Credit Obligations” means all obligations of every nature of each Grantor from time to time owed to any Credit Agreement Secured Party under any Credit Document [or under any agreement in respect of Bank Products or Cash Management Services], whether for principal, interest (including interest, fees and expenses which, but for the filing of a petition in bankruptcy with respect to such Grantor, would have accrued on any Credit Agreement Obligation, whether or not a claim is allowed against such Grantor for such interest, fees or expenses in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Credit Agreement Documents [or under any agreement in respect of Bank Products or Cash Management Services], as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the terms thereof and including, in any event, all “Obligations” (as defined in the Credit Agreement as in effect on the date hereof).
“Discharge” means, with respect to any Obligations, (a) payment in full in cash of the principal of and interest on (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding), and premium, if any, on, all Obligations outstanding under the applicable Secured Credit Documents, and (b) payment in full of all other Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid.
“Excess Credit Obligations” means any and all Credit Obligations that are in excess of $150.0 million.
“Grantors” means, at any time, the Company and each Subsidiary of the Company that, at such time, pursuant to the Credit Documents or the Notes Documents, as applicable, have granted a Lien on any of its assets to secure any Obligations.
“Impairment” has the meaning assigned to such term in Section 2.02. “Insolvency or Liquidation Proceeding” means:
(a)any case commenced by or against any Grantor under any Bankruptcy Law, any other proceeding for the reorganization, receivership, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or its assets or any similar case or proceeding relative to the Company or its creditors or its assets, as such, in each case whether or not voluntary;
(b)any liquidation, dissolution, marshalling of assets or liabilities, assignment for the benefit of creditors or other winding up of or relating to any Grantor or its assets, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency and whether or not in a court supervised proceeding; or
(c)any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.
“Intervening Creditor” has the meaning assigned to such term in Section 2.02. “Intervening Lien” has the meaning assigned to such term in Section 2.02.
“Lenders” has the meaning assigned to such term in the Recitals to this Agreement and shall include any successor thereto.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Notes Collateral” has the meaning assigned to that term in the Notes Security Agreement.
“Notes Collateral Agent” has the meaning assigned to that term in the preamble to this Agreement and shall include any successor thereto as well as any Person designated as the “Notes Collateral Agent” or “Collateral Agent” under the Indenture.
“Notes Credit Parties” means the Company and each Notes Guarantor.
“Notes Documents” means the Indenture, the Senior Secured Notes, the Notes Security Documents and those other ancillary agreements as to which the Notes Collateral Agent or any other Notes Secured Party is a party or a beneficiary (including any intercreditor or joinder agreements) and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Notes Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Notes Collateral Agent or the Trustee, in connection with any of the foregoing or any Notes Document, in each case as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time in accordance with the terms thereof.
“Notes Guarantor” has the meaning set forth in the Indenture.
“Notes Obligations” means all obligations outstanding under the Senior Secured Notes and the other Notes Documents, and shall, in any event, include all “Secured Obligations” (as defined in the Notes Security Agreement as in effect on the date hereof). “Notes Obligations” shall include all obligations of every nature of each Notes Credit Party from time to time owed to the Notes Collateral Agent, the Notes Secured Parties or any of them under any Notes
Document, whether for principal, interest (including interest, fees and expenses which, but for the filing of a petition in bankruptcy with respect to such Notes Credit Party, would have accrued on any Notes Obligation, whether or not a claim is allowed against such Notes Credit Party for such interest, fees or expenses in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Notes Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the terms thereof.

“Notes Secured Parties” means (i) so long as the Senior Secured Notes are outstanding, the Trustee and the holders of the Senior Secured Notes (including any additional Senior Secured Notes subsequently issued under and in compliance with the terms of the Indenture), (ii) the Notes Collateral Agent and (iii) the holders from time to time of any other Notes Obligations.
“Notes Security Agreement” has the meaning assigned to such term in the Recitals hereto.
“Notes Security Documents” means the Notes Security Agreement and all other “Security Documents” as defined in the Indenture and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Indenture, in each case as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time in accordance with the terms thereof.
“Obligations” means the Credit Obligations and/or the Notes Obligations, as applicable.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Proceeds” has the meaning assigned to such term in Section 2.01.
“Secured Parties” means, collectively, the Notes Secured Parties and the Credit Secured Parties.
“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
SECTION 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein,” “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles and Sections shall be construed to refer to Articles, and Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.
LIEN PRIORITIES; PROCEEDS
SECTION 2.01.    Relative Priorities.
(a)Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Credit Collateral Agent or the Lenders in respect of all or any portion of the Collateral or of any Liens granted to the Notes Collateral Agent or the other Notes Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the Credit Collateral Agent or the Notes Collateral Agent (or Lenders or Notes Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the Credit Documents or the Notes Documents, (iv) whether the Credit Collateral Agent or the Notes Collateral Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the Credit Collateral Agent or the Lenders or the Notes Collateral Agent or the Notes Secured Parties securing any of the Credit Agreement Obligations or Notes Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Grantor other than the Notes Obligations or the Credit Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vi) any other circumstance of any kind or nature whatsoever (but, in each case, subject to Section 2.01 and Section 2.02), each Secured Party agrees that Liens on any Common Collateral securing the Credit Obligations and the Notes Obligations shall be of equal priority.
(b)Each Secured Party agrees that, notwithstanding (x) any provision of any Credit Document or Notes Document to the contrary (but subject to Section 2.02) and (y) the date, time, method, manner or order of grant, attachment or perfection of any Lien on any Common Collateral securing any Credit Obligation or Notes Obligation, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or any Credit Document or Notes Document, or any other circumstance whatsoever (but, in each case, subject to Section 2.02), if (i) such Secured Party takes any action to enforce rights or exercise remedies in respect of any Common Collateral (including any such action referred to in Section 3.01), or (ii) any distribution (whether in cash, securities or other property) is made in respect of any Common Collateral in any Insolvency or Liquidation Proceeding of the Company or any other Grantor, then the proceeds of any sale, collection or other liquidation of any Common Collateral obtained by such Secured Party on account of such enforcement of rights or exercise of remedies, and any such distributions or payments received by such Secured Party (all such proceeds, distributions and payments being collectively referred to as “Proceeds”), shall be applied as follows:
(i)    FIRST, to the payment of reasonable costs and expenses, including all amounts expended to preserve the value of the Common Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’

fees, incurred or made under any Credit Document or Notes Document by any Secured Party;
(ii)SECOND, subject to Section 2.02, to the payment in full of all other Credit Obligations (other than Excess Credit Obligations) and Notes Obligations secured by a Lien on such Common Collateral at the time due and payable (the amounts so applied to be distributed, as among such Credit Obligations and Notes Obligations ratably in accordance with the amounts of the Credit Obligations (other than Excess Credit Obligations) and Notes Obligations outstanding on the date of such application);
(iii)THIRD, after payment in full of the Credit Obligations (other than Excess Credit Obligations) and Notes Obligations, to the payment in full of the Excess Credit Obligations in accordance with the applicable Credit Documents;
(iv)FOURTH, after payment in full of all the Excess Credit Obligations, to the Company or its successors or assigns, as their interests may appear, or as a court of competent jurisdiction may direct.
(c)It is acknowledged that the Credit Obligations and the Notes Obligations may, subject to the limitations set forth in the then extant Credit Documents or Notes Documents, as applicable, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01 or the provisions of this Agreement defining the relative rights of the Secured Parties.
(d)Neither Collateral Agent shall be required to marshal any present or future collateral security (including, but not limited to, the Common Collateral) for, or other assurances of payment of, the Credit Obligations or the Notes Obligations, as applicable, or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent it may lawfully do so, each Grantor agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of any Secured Party’s rights and remedies under any Secured Credit Document, and to the extent it lawfully may, each Grantor hereby irrevocably waives the benefit of such laws.
(e)The Credit Collateral Agent, for and on behalf of itself and the Lenders, acknowledges and agrees that, prior hereto, Notes Collateral Agent, for the benefit of itself and the Notes Secured Parties, has been granted Liens upon all of the Common Collateral in which the Credit Collateral Agent has also been granted Liens and the Credit Collateral Agent hereby consents thereto. The Notes Collateral Agent, for and on behalf of itself and the Notes Secured Parties, acknowledges and agrees that, concurrently herewith, the Credit Collateral Agent, for the benefit of itself and the Credit Secured Parties, has been granted Liens upon all of the Common Collateral in which the Notes Collateral Agent has been granted Liens and the Notes Collateral Agent hereby consents thereto.
SECTION 2.02.    Impairments. It is the intention of the parties hereto that each Secured Party bears the risk of any determination by a court of competent jurisdiction that (i) any Obligations held by such Secured Party are unenforceable under applicable law or are subordinated to any other obligations, (ii) such Secured Party does not have a Lien on any of the Common Collateral and/or (iii) any Person (other than any Secured Party) has a Lien on any Common Collateral that is senior in priority to the Lien of such Secured Party on such Common Collateral, but junior to the Lien of the other Secured Party on such Common Collateral (any such Lien being referred to as an “Intervening Lien”, and any such Person being referred to as an “Intervening Creditor”) (any condition with respect to Obligations of such Secured Party being referred to as an “Impairment”). In the event an Impairment exists with respect to the Obligations of any Secured Party, the results of such Impairment shall be borne solely by such Secured Party, and the rights of such Secured Party (including the right to receive distributions in respect of Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the results of such Impairment are borne solely by such Secured Party. In furtherance of the foregoing, in the event Obligations of any Secured Party shall be subject to an Impairment in the form of an Intervening Lien of any Intervening Creditor, the value of any Common Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted solely from the Common Collateral or Proceeds to be distributed in respect of Obligations owing to such Secured Party.
SECTION 2.03.    Payment Over. Each Secured Party agrees that if such Secured Party shall at any time obtain possession of any Common Collateral or receive any Proceeds (other than as a result of any application of Proceeds pursuant to Section 2.01), (i) such Secured Party shall promptly inform the other Secured Parties thereof, (ii) such Secured Party shall hold such Common Collateral or Proceeds for the benefit of the other Secured Parties pursuant to Section 2.01 and (iii) in the case of any such Proceeds, such Proceeds shall be applied in accordance with Section 2.01 as promptly as practicable.
SECTION 2.04.    Determinations with Respect to Amounts of Obligations and Liens. Whenever any Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Obligations, or the Common Collateral subject to any Lien securing the Obligations (and whether such Lien constitutes a valid and perfected Lien), it may request that such information be furnished to it in writing by the other Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided that if, notwithstanding the request of any Collateral Agent, the other Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, such Collateral Agent shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of an officer of the Company. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Company, any Collateral Agent or any other Person as a result of such determination or any action taken or not taken pursuant thereto.
SECTION 2.05.    Exculpatory Provisions. No Collateral Agent shall be liable for any action taken or omitted to be taken by such Collateral Agent with respect to any Common Collateral in accordance with the provisions of this Agreement.

ARTICLE III.
RIGHTS AND REMEDIES; MATTERS RELATING TO COMMON COLLATERAL
SECTION 3.01.    Exercise of Rights and Remedies.
(a)Subject to paragraph (b) of this Section, Section 2.01 and Section 4.01, nothing in this Agreement shall affect the ability of any Secured Party (i) to enforce any rights and exercise any remedies with respect to any Common Collateral available under any Credit Document, any Notes Document or applicable law, including any right of set-off and any determinations regarding the release of Liens on, or any sale, transfer or other disposition of, any Common Collateral, or any other rights or remedies available to a secured creditor under the Uniform Commercial Code of any jurisdiction, the Bankruptcy Code or any other Bankruptcy Law or (ii) to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding). Subject to paragraph (b) of this Section and Section 4.01, any such exercise of rights and remedies by any Secured Party may be made in such order and in such manner as such Secured Party may, subject to the provisions of the applicable Credit Documents or Notes Documents, determine in its sole discretion. In addition, (A) in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, each Secured Party may file a proof of claim or statement of interest with respect to the applicable obligations thereto, (B) in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, each Secured Party may file any necessary or appropriate responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of Secured Party, (C) each Secured Party may file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of any Grantor arising under any Insolvency or Liquidation Proceeding or applicable nonbankruptcy law, and (D) each Secured Party may vote on any plan of reorganization in any Insolvency or Liquidation Proceeding of any Grantor, in each case (A) through (D) above to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement.
(b)Notwithstanding paragraph (a) of this Section:
(i)each Collateral Agent shall remain subject to, and bound by, all covenants or agreements made herein by such Collateral Agent;
(ii)each Collateral Agent agrees that, prior to the commencement of any enforcement of rights or any exercise of remedies with respect to any Common Collateral by such Collateral Agent, such Collateral Agent shall provide prior written notice thereof to the other Collateral Agent, such notice to be provided as far in advance of such commencement as reasonably practicable, and shall regularly inform the other Collateral Agent of developments in connection with such enforcement or exercise; and
(iii)subject to the terms and conditions of the applicable Credit Documents or Notes Documents, each Collateral Agent agrees that it shall cooperate in a commercially reasonable manner with the other Collateral Agent in any enforcement of rights or any exercise of remedies with respect to any Common Collateral.

SECTION 3.02.    Prohibition on Contesting Liens. Each Secured Party agrees that it will not, and each Secured Party hereby waives any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any other Secured Party in all or any part of the Common Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Secured Party to enforce this Agreement.
SECTION 3.03.    Prohibition on Challenging this Agreement. Each Collateral Agent agrees that it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent to enforce this Agreement.
SECTION 3.04.    Release of Liens. The parties hereto agree and acknowledge that the release of Liens on any Common Collateral securing Obligations, whether in connection with a sale, transfer or other disposition of such Common Collateral or otherwise, shall be governed by and subject to the Credit Documents or the Notes Documents, as applicable, and that nothing in this Agreement shall be deemed to amend or affect the terms of the Credit Documents or the Notes Documents with respect thereto; provided that if, at any time any Common Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent upon such Common Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens on the Common Collateral of the Collateral Agent enforcing its remedies in connection with such foreclosure are released and discharged; provided, that any proceeds of any Common Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof. Each Collateral Agent agrees to execute and deliver (at the sole cost and expense of the Company) all such authorizations and other instruments as shall reasonably be requested by the other Collateral Agent to evidence and confirm any release of Common Collateral provided for in this Section.
ARTICLE IV.
COLLATERAL
SECTION 4.01.    Bailment for Perfection of Security Interests.
(a)    Each Collateral Agent agrees that if it shall at any time hold a Lien on any Common Collateral that can be perfected by the possession or control of such Common Collateral or of any deposit, securities or other account in which such Common Collateral is held, and if such Common Collateral or any such account is in fact in the possession or under the control of such Collateral Agent, or of agents or bailees of such Collateral Agent (such Common Collateral being referred to herein as the “Controlled Common Collateral”), such Collateral Agent shall, solely for the purpose of perfecting the Liens of the other Collateral Agent granted on such Common Collateral under the Credit Documents or the Notes Documents, as applicable, and subject to the terms and conditions of this Article, also hold such Controlled Common Collateral as gratuitous bailee for the other Collateral Agent (any Collateral Agent that shall be holding any Controlled Common Collateral as gratuitous bailee being referred to herein as the “Bailee Secured Party”). In furtherance of the foregoing, each Collateral Agent appoints each Bailee Secured Party as such Collateral Agent’s gratuitous bailee hereunder with respect to any Controlled Common Collateral that such Bailee Secured Party possesses or controls at any time solely for the purpose of perfecting a Lien on such Controlled Common Collateral.
(b)In furtherance of the foregoing, the Company hereby grants a security interest in the Controlled Common Collateral to each Collateral Agent that possesses or controls Controlled Common Collateral as permitted in Section 4.01 for the benefit of the other Collateral Agent.
(c)The obligations and responsibilities of any Bailee Secured Party to the other Collateral Agent under this Article shall be limited solely to holding or controlling the applicable Controlled Common Collateral as gratuitous bailee and sub-agent in accordance with this Article.
ARTICLE V.
OTHER AGREEMENTS
SECTION 5.01.    Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the Obligations previously made shall be rescinded for any reason whatsoever (including an order or judgment for disgorgement of a preference or other avoidance action under the Bankruptcy Code, or any similar law), then the terms and conditions of this Agreement shall be fully applicable thereto until all the Obligations shall again have been satisfied in full.
SECTION 5.02.    Notice of Acceptance and Other Waivers.
(a)All Credit Obligations at any time made or incurred by any Grantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, hereby waives notice of acceptance, or proof of reliance by the Credit Collateral Agent or any Lender of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Credit Obligations. All Notes Obligations at any time made or incurred by any Grantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Credit Collateral Agent, on behalf of itself and the Lenders, hereby waives notice of acceptance, or proof of reliance, by the Notes Collateral Agent or any other Notes Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Notes Obligations.
(b)None of the Credit Collateral Agent, any Lender, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Notes Collateral Agent, any other Notes Secured Party, or any of their respective Affiliates for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Credit Collateral Agent or any Lender honors (or fails to honor) a request by the Company for an extension of credit pursuant to the Credit Agreement or any of the other Credit Documents, whether the Credit Collateral Agent or any Lender has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Indenture or any other Notes Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Credit Collateral Agent or any Lender otherwise should exercise any of its contractual rights or remedies under any Credit Documents (subject to the express terms and conditions hereof), neither the Credit Collateral Agent nor any Lender shall have any liability whatsoever to the Notes Collateral Agent or any other Notes Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Credit Collateral Agent and the Lenders shall be entitled to manage and supervise their loans and extensions of credit under the Credit Agreement and any of the other Credit Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Notes Collateral Agent or any of the Notes Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. The Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that neither the Credit Collateral Agent nor any Lender shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or any Proceeds thereof, pursuant to the Credit Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.
(c)    None of the Notes Collateral Agent, any other Notes Secured Party or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the Credit Collateral Agent, any Lender, or any of their respective Affiliates for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Notes Collateral Agent or any other Notes Secured Party honors (or fails to honor) a request by any Grantor for an extension of credit pursuant to the Indenture or any of the other Notes Documents, whether the Notes Collateral Agent or any other Notes Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Credit Agreement or any other Credit Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Notes Collateral Agent or any other Notes Secured Party otherwise should exercise any of its contractual rights or remedies under the Notes Documents (subject to the express terms and conditions hereof), neither the Notes Collateral Agent nor any other Notes Secured Party shall have any liability whatsoever to the Credit Collateral Agent or any Lender as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Notes Collateral Agent and the other Notes Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Notes Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Credit Collateral Agent or any Lender has in the Collateral, except as otherwise expressly set forth in this Agreement. The Credit Collateral Agent, on behalf of itself and the Lenders, agrees that none of the Notes Collateral Agent or the other Notes Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or any Proceeds thereof, pursuant to the Notes Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.
SECTION 5.03.    Modifications to Credit Documents and Notes Documents.
(a)    The Notes Collateral Agent, on behalf of itself and the other Notes
Secured Parties, hereby agrees that, without affecting the obligations of the Notes Collateral Agent and the other Notes Secured Parties hereunder, the Credit Collateral Agent and the Lenders may, at any time and from time to time, in their sole discretion without the consent of or notice to the Notes Collateral Agent or any other Notes Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Notes Collateral Agent or any other Notes Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Credit Documents in any manner whatsoever (other than in a manner which would have the effect of contravening the terms of this Agreement) including, without limitation, to:
(i)change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Credit Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Credit Obligations or any of the Credit Documents;
(ii)retain or obtain a Lien on any property of any Person to secure any of the Credit Obligations, and in connection therewith to enter into any additional Credit Documents;
(iii)amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Credit Obligations;
(iv)release its Lien on any Collateral or other property;
(v)exercise or refrain from exercising any rights against any Grantor, or any other Person;
(vi)retain or obtain the primary or secondary obligation of any other Person with respect to any of the Credit Obligations; and

(vii)otherwise manage and supervise the Credit Obligations as the Credit Collateral Agent shall deem appropriate.

(b)    The Credit Collateral Agent, on behalf of itself and the Lenders, hereby agrees that, without affecting the obligations of the Credit Collateral Agent and the Lenders hereunder, the Notes Collateral Agent and the Notes Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Credit Collateral Agent or any Lender (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Credit Collateral Agent or any Lender or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Notes Documents in any manner whatsoever (other than in a manner which would have the effect of contravening the terms of this Agreement), including, without limitation, to:
(i)change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Notes Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Notes Obligations or any of the Notes Documents;
(ii)retain or obtain a Lien on any property of any Person to secure any of the Notes Obligations, and in connection therewith to enter into any additional Notes Documents;
(iii)amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Notes Obligations;
(iv)release its Lien on any Collateral or other property;
(v)exercise or refrain from exercising any rights against any Grantor, or any other Person;
(vi)retain or obtain the primary or secondary obligation of any other Person with respect to any of the Notes Obligations; and
(vii)otherwise manage and supervise the Notes Obligations as the Notes Collateral Agent shall deem appropriate.
SECTION 5.04.    Reorganization Modifications. In the event the Obligations are modified pursuant to applicable law, including Section 1129 of the Bankruptcy Code, any reference to the Obligations or the Credit Documents or Notes Documents, as applicable, shall refer to such obligations or such documents as so modified.
SECTION 5.05.    Further Assurances. Each Collateral Agent agrees that it will execute, or will cause to be executed, such reasonable further documents, agreements and instruments, and take all such reasonable further actions, as may be required under any applicable law, or which any Collateral Agent may reasonably request, to effectuate the terms of this Agreement.

ARTICLE VI.
NO RELIANCE; NO LIABILITY
SECTION 6.01.    No Warranties or Liability.
(a)Each Collateral Agent acknowledges and agrees that the other Collateral Agent has not made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Credit Documents or Notes Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. Each Collateral Agent will be entitled to manage and supervise their loans and other extensions of credit in the manner set forth in their Credit Documents or Notes Documents, as applicable. No Collateral Agent shall, by reason of this Agreement, any Credit Document, any Notes Document or any other document, have a fiduciary relationship or other implied duties in respect of any other Collateral Agent.
(b)No Collateral Agent shall have any express or implied duty to the other Collateral Agent to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a default or an Event of Default under any Secured Credit Document (other than, in each case, this Agreement), regardless of any knowledge thereof that they may have or be charged with.
ARTICLE VII.
MISCELLANEOUS
SECTION 7.01.    Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Company or any Collateral Agent under this Agreement shall be in writing and faxed, mailed or delivered to such party to the facsimile number or its address set forth below (or to such other facsimile number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective when sent by Federal Express or other overnight service of recognized standing, upon receipt; when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and when faxed, upon confirmation of receipt:

(a)	if to the Company at:
Bloom Energy Corporation
4353 North First Street
San Jose, California 95134
Attention: General Counsel
Telephone:
Facsimile:

(b)	if to the Credit Collateral Agent, to it at: E-16

[Name]
[address]
[address]
Attn:
Telephone:
Facsimile:
(c)if to the Notes Collateral Agent, to it at:
U.S. Bank National Association
633 West Fifth Street, 24th Floor
Los Angeles, CA 90071
Attn: Bradley Scarbrough
Facsimile: (213) 615-6197
Email: bradley.scarbrough@usbank.com
Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 7.02.    Waivers; Amendment.
(a)No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(b)Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by each Collateral Agent, and, only if the rights or duties of any Grantor are directly affected thereby, the Grantors.
SECTION 7.03.    Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 7.04.    Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding against the Company or any other Grantor, and the parties hereto acknowledge that this Agreement is intended to be and shall be enforceable as a “subordination” agreement under Bankruptcy Code Section 510(a). All references herein to the Company shall apply to any trustee for such Person and such Person as a debtor-in-possession.
SECTION 7.05.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 7.06.    Severability. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
SECTION 7.07.    Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
(b)Each Collateral Agent and the Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the City of New York, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that either Collateral Agent may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document or Notes Document against any Grantor or its properties in the courts of any jurisdiction.
(c)Each Collateral Agent and each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 7.08.    Construction. This Agreement is the result of negotiations among, and has been reviewed by, Secured Parties and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any Collateral Agent.
SECTION 7.09.    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. Except as expressly provided in this Agreement, none of the Company or any other creditor of any of the foregoing shall have any rights or obligations hereunder, and the Company may not rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.
SECTION 7.10.    Specific Performance. Each Collateral Agent may demand specific performance of this Agreement. Each Collateral Agent hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the other Collateral Agent.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
U.S. BANK NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent and not in any individual capacity
By:
Name:
Title:
[_____________], as Credit Collateral Agent
By:
Name:
Title:

ACKNOWLEDGMENT

Each Grantor hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Credit Collateral Agent, the Lenders, the Notes Collateral Agent, and the Notes Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Grantor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement and that the Credit Documents and Notes Documents remain in full force and effect as written. Without limitation to the foregoing, each Grantor agrees to take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Credit Collateral Agent or the Notes Collateral Agent (or any of their respective agents or representatives) may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement, including to cause any Person that becomes a Grantor after the date of the Intercreditor Agreement to execute and deliver to the Credit Collateral Agent and the Notes Collateral an acknowledgement in the form of this Acknowledgement on the date that such Person becomes a Grantor.
BLOOM ENERGY CORPORATION
By:
Name:
Title:
[name]
By:
Name:
Title:

EXHIBIT G
Number of Additional Shares
Stock Price

Date	$5.33	$5.50	$5.75	$6.00	$6.50	$7.00	$7.50	$8.00
4/20/2020	62.6172	56.8181	48.9129	41.6666	28.8461	17.8570	8.3332	0.0000
6/1/2020	62.6172	56.8181	48.9129	41.6666	28.8461	17.8570	8.3332	0.0000
9/1/2020	62.6172	56.8181	48.9129	41.6666	28.8461	17.8570	8.3332	0.0000
12/1/2020	62.6172	56.8181	48.9129	41.6666	28.8461	17.8570	8.3332	0.0000
3/1/2021	62.6172	56.8181	48.9129	41.6666	28.8461	17.8570	8.3332	0.0000
9/1/2021	62.6172	56.8181	48.9129	41.6666	28.8461	17.8570	8.3332	0.0000
9/1/2021	62.6172	56.8181	48.9129	41.6666	28.8461	17.8570	8.3332	0.0000
12/1/2021	62.6172	56.8181	48.9129	41.6666	28.8461	17.8570	8.3332	0.0000